                                            Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-23075




                                      LOGO
                                 160 RIO ROBLES
                               SAN JOSE, CA 95134

                                                                  March 21, 1997

Dear Shareholder:

     As most of you are aware, KLA Instruments Corporation ("KLA") has entered into an agreement to combine with Tencor Instruments ("Tencor") in a strategic business combination (the "Merger"). At our Special Meeting on April 30, 1997, you will be asked to consider and vote upon (i) the issuance of shares of the Common Stock, par value $0.001 per share, of KLA (the "KLA Common Stock") to the shareholders of Tencor pursuant to an Agreement and Plan of Reorganization, dated as of January 14, 1997 (the "Reorganization Agreement"), among KLA, Tencor and Tiger Acquisition Corp., a wholly-owned subsidiary of KLA ("Merger Sub");
(ii) the amendment to the Restated Certificate of Incorporation of KLA (the "Certificate") to change the corporate name of KLA to "KLA-Tencor Corporation" (the "Combined Company") subject to and contingent upon consummation of the Merger; and (iii) the amendment to the Certificate to increase the number of authorized shares of KLA Common Stock by 175 million shares to 250 million shares and to eliminate the designation of a class of Junior Common Stock. Each of the foregoing proposals is described more fully in the accompanying Joint Proxy Statement/Prospectus.

     Pursuant to the Reorganization Agreement, the Board of Directors of the Combined Company following the Merger will be increased to twelve members, seven of whom will be the current directors of KLA, and five of whom will be current directors of Tencor. The designees of Tencor will be James W. Bagley, Richard J. Elkus, Jr., Dean O. Morton, Jon D. Tompkins and Lida Urbanek.

     In addition, following the Merger, the principal executive officers of the Combined Company will be as follows: Kenneth Levy, currently Chairman of the Board and Chief Executive Officer of KLA, will be Chairman of the Board; Jon D. Tompkins, currently Chairman of the Board, President and Chief Executive Officer of Tencor, will be Chief Executive Officer; Kenneth L. Schroeder, currently President and Chief Operating Officer of KLA, will be President and Chief Operating Officer; and Graham Siddall, Ph.D., currently Executive Vice President and Chief Operating Officer of Tencor, will be Executive Vice President responsible for Wafer Inspection Operations.

     After careful consideration, the KLA Board of Directors has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and the proposed amendments to the Certificate, and has concluded that these matters are fair to and in the best interests of KLA and its shareholders. Your Board of Directors unanimously recommends a vote in favor of the issuance of the KLA Common Stock and proposed amendments to the Certificate.

     Following the Merger, based on the shares of Tencor Common Stock and KLA Common Stock outstanding as of March 7, 1997, and the one-for-one exchange ratio, the former shareholders of Tencor will hold approximately 37.7% of the common stock of the Combined Company, and the shareholders of KLA prior to the Merger will hold approximately 62.3% of the common stock of the Combined Company.

     All shareholders are invited to attend the Special Meeting in person. The issuance of the shares of common stock by KLA in the Merger requires the affirmative vote of a majority of the total votes cast in person or by proxy regarding such proposal and the amendments of the Certificate each require the affirmative vote of the holders of a majority of the outstanding shares of KLA Common Stock.

     Shareholders are urged to review carefully the information contained in the accompanying Joint Proxy Statement/Prospectus, including in particular the information under the captions "Risk Factors," "KLA Special
Meeting -- Recommendations of KLA Board of Directors," "Approval of the Merger and Related Transactions -- Joint Reasons For the Merger," "-- KLA's Reasons For the Merger" and "-- Material Contacts and Board Deliberations" prior to making any voting decision in connection with their KLA Common Stock.

     Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          Kenneth Levy
                                          Chairman of the Board and
                                          Chief Executive Officer

                YOUR PROXY IS IMPORTANT -- PLEASE VOTE PROMPTLY

                          KLA INSTRUMENTS CORPORATION
                                 160 RIO ROBLES
                           SAN JOSE, CALIFORNIA 95134

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 30, 1997
                            ------------------------

TO THE SHAREHOLDERS OF KLA INSTRUMENTS CORPORATION:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "KLA Special Meeting") of KLA Instruments Corporation, a Delaware corporation ("KLA"), will be held on April 30, 1997 at 10:00 a.m., local time, at KLA's headquarters at 160 Rio Robles, San Jose, California 95134.

     At the KLA Special Meeting you will be asked to consider and vote upon the following matters:

          (1) the issuance of shares of the Common Stock, par value $0.001 per share, of KLA ("KLA Common Stock") to the shareholders of Tencor Instruments, a California corporation ("Tencor"), pursuant to an Agreement and Plan of Reorganization, dated as of January 14, 1997 (the "Reorganization Agreement"), among KLA, Tencor and Tiger Acquisition Corp., a wholly-owned subsidiary of KLA ("Merger Sub"), providing for the merger of Merger Sub with and into Tencor (the "Merger");

          (2) an amendment to the Restated Certificate of Incorporation of KLA (the "Certificate") to change the corporate name of KLA to "KLA-Tencor Corporation" (the "Combined Company") subject to and contingent upon consummation of the Merger;

          (3) an amendment to the Certificate to increase the number of authorized shares of KLA Common Stock by 175 million shares to 250 million shares and to eliminate the designation of a class of Junior Common Stock.

     Each of the foregoing proposals is described more fully in the accompanying Joint Proxy Statement/Prospectus.

     As a result of the Merger, each outstanding share of Common Stock, no par value per share, of Tencor ("Tencor Common Stock"), other than shares as to which dissenters' rights pursuant to the California Corporations Code have been exercised and shares owned by Merger Sub, KLA or any wholly-owned subsidiary of KLA, will be converted into the right to receive one share of KLA Common Stock, and each outstanding option or right to purchase Tencor Common Stock under Tencor's stock option plans will be assumed by KLA and will become an option or right to purchase the same number of shares of common stock of the Combined Company on the same terms and at the same exercise price per share. Following the Merger, based on the shares of Tencor Common Stock and KLA Common Stock outstanding as of March 7, 1997, and the one-for-one exchange ratio, the former holders of Tencor Common Stock will hold approximately 37.7% of the common stock of the Combined Company and the holders of KLA Common Stock prior to the Merger will hold approximately 62.3% of the common stock of the Combined Company.

     Shareholders of record at the close of business on March 7, 1997 are entitled to notice of, and to vote at, the KLA Special Meeting and any adjournments or postponements thereof, and are cordially invited to attend the KLA Special Meeting in person.

                                          For the Board of Directors

                                          Larry W. Sonsini
                                          Secretary

San Jose, California
March 21, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE KLA SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                  TENCOR LOGO
                              ONE TECHNOLOGY DRIVE

                               MILPITAS, CA 95035

                                                                  March 21, 1997

Dear Shareholder:

     Tencor Instruments ("Tencor") has entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with KLA Instruments Corporation, a Delaware corporation ("KLA"), providing for a strategic business combination of Tencor and KLA. Pursuant to the Reorganization Agreement, a special meeting of shareholders (the "Tencor Special Meeting") of Tencor will be held at Tencor's headquarters at One Technology Drive, Milpitas, California 95035 on April 30, 1997 at 10:00 a.m. local time.

     At the Tencor Special Meeting you will be asked to consider and vote upon the approval of the Reorganization Agreement and related Agreement of Merger which provides for the merger of Tencor with a wholly owned subsidiary of KLA (the "Merger"). Upon consummation of the Merger, Tencor will become a wholly owned subsidiary of KLA, and KLA will change its name to "KLA-Tencor Corporation" (the "Combined Company"). As a result of the Merger, each outstanding share of Tencor Common Stock will be converted into the right to receive one share of common stock of the Combined Company. The foregoing proposal is described more fully in the accompanying Joint Proxy Statement/Prospectus.

     After careful consideration, the Tencor Board of Directors has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has concluded they are fair to and in the best interests of Tencor and its shareholders. Your Board of Directors unanimously recommends a vote in favor of the Merger.

     Pursuant to the Reorganization Agreement, the Board of Directors of the Combined Company following the Merger will be increased to twelve members, seven of whom will be the current directors of KLA, and five of whom will be current directors of Tencor. The designees of Tencor will be James W. Bagley, Richard J. Elkus, Jr., Dean O. Morton, Jon D. Tompkins and Lida Urbanek.

     In addition, following the Merger, the principal executive officers of the Combined Company will be as follows: Kenneth Levy, currently Chairman of the Board and Chief Executive Officer of KLA, will be Chairman of the Board; Jon D. Tompkins, currently Chairman of the Board, President and Chief Executive Officer of Tencor, will be Chief Executive Officer; Kenneth L. Schroeder, currently President and Chief Operating Officer of KLA, will be President and Chief Operating Officer; and Graham Siddall, Ph.D., currently Executive Vice President and Chief Operating Officer of Tencor, will be Executive Vice President responsible for Wafer Inspection Operations.

     Following the Merger, based on the shares of Tencor Common Stock and KLA Common Stock outstanding as of March 7, 1997, and the one-for-one exchange ratio, the former shareholders of Tencor will own approximately 37.7% of the common stock of the Combined Company and the shareholders of KLA prior to the merger will own approximately 62.3% of the common stock of the Combined Company.

     In the materials accompanying this letter you will find a Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by the Tencor shareholders at the Tencor Special Meeting and a Proxy Card. The Joint Proxy Statement/Prospectus more fully describes the proposed transactions. Shareholders are urged to review carefully the information contained in the accompanying Joint Proxy Statement/Prospectus, in particular the information under the captions "Risk Factors," "Tencor Special Meeting -- Recommendations of Tencor Board of Directors," "Approval of the Merger and Related Transactions -- Joint Reasons For the Merger," "-- Tencor's Reasons For the Merger" and "-- Material Contacts and Board Deliberations" prior to voting on the proposal.

     All shareholders are cordially invited to attend the Tencor Special Meeting in person. If you attend the Tencor Special Meeting you may vote in person if you wish even though you have previously returned your proxy. Whether or not you plan to attend the Tencor Special Meeting it is important that your shares be represented and voted at the Tencor Special Meeting, regardless of the number you hold. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Tencor Common Stock. Therefore, please complete, sign and date, and return your proxy in the enclosed envelope.

                                          Sincerely,

                                          Jon D. Tompkins
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                YOUR PROXY IS IMPORTANT -- PLEASE VOTE PROMPTLY

                               TENCOR INSTRUMENTS
                              ONE TECHNOLOGY DRIVE
                           MILPITAS, CALIFORNIA 95035

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 30, 1997
                            ------------------------

TO THE SHAREHOLDERS OF TENCOR INSTRUMENTS:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Tencor Special Meeting") of Tencor Instruments, a California corporation ("Tencor"), will be held on April 30, 1997 at 10:00 a.m., local time, at Tencor's headquarters at One Technology Drive, Milpitas, California 95035 to consider and vote upon the following;

          A proposal to approve and adopt the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of January 14, 1997, among Tencor, KLA Instruments Corporation, a Delaware corporation ("KLA") and Tiger Acquisition Corp., a California corporation and wholly owned subsidiary of KLA and related Agreement of Merger, pursuant to which, among other matters, (i) Tencor will become a wholly owned subsidiary of KLA (the "Merger"), with KLA to be renamed "KLA-Tencor Corporation" (the "Combined Company") and (ii) each share of Common Stock, no par value per share of Tencor (the "Tencor Common Stock"), will be converted into the right to receive one share of common stock, par value $0.001 per share of the Combined Company.

     If the Reorganization Agreement is approved by the shareholders of Tencor at the Tencor Special Meeting and the Merger is effected by Tencor, Tencor may have obligations under Chapter 13 of the California Corporations Code to dissenting shareholders. See "Terms of the Merger -- Dissenters' Rights."

     Information relating to the above matters is set forth in the attached Joint Proxy Statement/Prospectus. Shareholders of record at the close of business on March 7, 1997 are entitled to notice of, and to vote at, the Tencor Special Meeting and any adjournments or postponements thereof. Approval of the Merger will require the affirmative vote of the holders of a majority of the shares of Tencor Common Stock outstanding on the record date. All shareholders are cordially invited to attend the Tencor Special Meeting in person.

                                          For the Board of Directors

                                          Frederick A. Ball
                                          Secretary

Milpitas, California
March 21, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE TENCOR SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

               KLA INSTRUMENTS CORPORATION AND TENCOR INSTRUMENTS
                             JOINT PROXY STATEMENT
                            ------------------------

                     KLA INSTRUMENTS CORPORATION PROSPECTUS
                            ------------------------

     KLA Instruments Corporation, a Delaware corporation ("KLA"), and Tencor Instruments, a California corporation ("Tencor"), have entered into an Agreement and Plan of Reorganization, dated as of January 14, 1997 (the "Reorganization Agreement"), among KLA, Tencor and Tiger Acquisition Corp., a wholly owned subsidiary of KLA ("Merger Sub"). In accordance with the Reorganization Agreement, Merger Sub will merge into Tencor, Tencor will become a wholly owned subsidiary of KLA, the corporate name of KLA will be changed to "KLA-Tencor Corporation" (the "Combined Company") and each outstanding share of Common Stock of Tencor, no par value ("Tencor Common Stock"), will be converted into one share of the common stock of the Combined Company, par value $0.001 (all such actions collectively, the "Merger").

     This Joint Proxy Statement/Prospectus is being furnished to shareholders of KLA in connection with the solicitation of proxies by the KLA Board of Directors (the "KLA Board") for use at the Special Meeting of KLA shareholders to be held on April 30, 1997, at KLA's headquarters at 160 Rio Robles, San Jose, California 95134, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "KLA Special Meeting").

     This Joint Proxy Statement/Prospectus is also being furnished to shareholders of Tencor in connection with the solicitation of proxies by the Tencor Board of Directors (the "Tencor Board") for use at the Special Meeting of Tencor shareholders to be held on April 30, 1997, at Tencor's headquarters at One Technology Drive, Milpitas, California 95035, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Tencor Special Meeting").

     This Joint Proxy Statement/Prospectus constitutes the Prospectus of KLA with respect to up to 31,946,903 shares of Common Stock of KLA, par value $0.001 (the "KLA Common Stock") to be issued in the Merger in exchange for outstanding shares of Tencor Common Stock.
                            ------------------------

     THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY
STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. THE SHAREHOLDERS OF KLA AND TENCOR ARE URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE 13 UNDER "RISK FACTORS."
                            ------------------------

     This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of KLA and Tencor on or about March 21, 1997.

      The date of this Joint Proxy Statement/Prospectus is March 21, 1997.

     Upon consummation of the Merger, each issued and outstanding share of Tencor Common Stock (other than shares owned by KLA, Merger Sub, or any subsidiary of KLA or shares for which dissenter's rights have been perfected under the California Corporations Code ("Dissenting Shares")) will be converted into the right to receive one share of KLA Common Stock (the "Exchange Ratio") and each outstanding option to purchase Tencor Common Stock under the stock option plans of Tencor will be assumed by KLA and will become an option to purchase the same number of shares of common stock of the Combined Company, on the same terms and at the same exercise price per share. All shares of Tencor Common Stock will cease to be outstanding and will be canceled and retired and will cease to exist, and each holder of a certificate formerly representing shares of Tencor Common Stock will thereafter cease to have any rights with respect thereto, except the right to receive shares of common stock of the Combined Company or, in the case of Dissenting Shares, the right to receive payment of the fair market value thereof.

     KLA Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol KLAC and following the Merger, the common stock of the Combined Company will continue to be traded under such symbol. It is a condition of the obligations of KLA and Tencor to the consummation of the Merger that the shares to be issued in the Merger be approved for quotation on Nasdaq, upon official Notice of Issuance. Following consummation of the Merger, Tencor Common Stock will be removed from registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will no longer be listed for quotation on Nasdaq.

     On January 14, 1997, the last full trading day prior to the public announcement of the execution and delivery of the Reorganization Agreement, the closing sale prices of the KLA Common Stock and Tencor Common Stock on Nasdaq were $40.875 per share and $30.50 per share, respectively. On March 7, 1997, the closing sale prices of the KLA Common Stock and Tencor Common Stock were $40.313 per share and $39.75 per share, respectively.

     Because the Exchange Ratio is fixed, changes in the market price of KLA Common Stock will affect the dollar value of the common stock of the Combined Company to be received by shareholders of Tencor in the Merger. Shareholders of KLA and Tencor are encouraged to obtain current market quotations for KLA Common Stock and Tencor Common Stock prior to the KLA Special Meeting and Tencor Special Meeting, respectively.
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KLA, TENCOR, OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF KLA OR TENCOR SINCE THE DATE HEREOF, OR THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.................................................................    1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    1

FORWARD LOOKING STATEMENTS............................................................    2

SUMMARY...............................................................................    3

SELECTED HISTORICAL AND SELECTED PRO FORMA COMBINED FINANCIAL DATA....................   11

RISK FACTORS..........................................................................   13

COMPARATIVE PER SHARE DATA............................................................   17

COMPARATIVE MARKET PRICE DATA.........................................................   18

KLA SPECIAL MEETING...................................................................   19
  Date, Time and Place of KLA Special Meeting.........................................   19
  Purpose.............................................................................   19
  Record Date and Outstanding Shares..................................................   19
  Vote Required.......................................................................   19
  Proxies.............................................................................   19
  Solicitation of Proxies; Expenses...................................................   20
  Recommendations of KLA Board of Directors...........................................   20

TENCOR SPECIAL MEETING................................................................   21
  Date, Time and Place of Tencor Special Meeting......................................   21
  Purpose.............................................................................   21
  Record Date and Outstanding Shares..................................................   21
  Vote Required.......................................................................   21
  Proxies.............................................................................   21
  Solicitation of Proxies; Expenses...................................................   21
  Dissenters' Rights..................................................................   22
  Recommendations of Tencor Board of Directors........................................   22

APPROVAL OF THE MERGER AND RELATED TRANSACTIONS.......................................   23
  Joint Reasons For the Merger........................................................   23
  KLA's Reasons For the Merger........................................................   24
  Tencor's Reasons For the Merger.....................................................   25
  Material Contacts and Board Deliberations...........................................   26
  Opinions of KLA's Financial Advisors................................................   28
  Opinion of Tencor's Financial Advisor...............................................   35
  Certain Federal Income Tax Considerations...........................................   39
  Governmental and Regulatory Approvals...............................................   40
  Accounting Treatment................................................................   40

TERMS OF THE MERGER...................................................................   41
  Effective Time......................................................................   41
  Manner and Basis of Converting Shares...............................................   41
  Stock Ownership Following the Merger................................................   42
  Conduct Following the Merger........................................................   42
  Conduct of KLA's and Tencor's Business Prior to the Merger..........................   43
  No Solicitation.....................................................................   44

  Break Up Fees.......................................................................   46
  Conditions to the Merger............................................................   46
  Termination of the Reorganization Agreement.........................................   47
  Option Agreements...................................................................   48
  Affiliate Agreements................................................................   50
  Interests of Certain Persons........................................................   50
  Dissenters' Rights..................................................................   52

COMPARISON OF CAPITAL STOCK...........................................................   54

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...........................   63

ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY KLA SHAREHOLDERS.................   67
  Proposal Two -- Amendment to Restated Certificate of Incorporation -- Name Change...   67
  Proposal Three -- Amendment to Restated Certificate of Incorporation -- Increase to
     Authorized Common Stock..........................................................   67

LEGAL MATTERS.........................................................................   69
EXPERTS...............................................................................   69
SHAREHOLDER PROPOSALS.................................................................   69
ANNEX A -- Agreement and Plan of Reorganization, dated as of January 14, 1997, among
  KLA, Tiger Acquisition Corp. and Tencor
ANNEX B -- Stock Option Agreements dated as of January 14, 1997 between KLA and Tencor
ANNEX C -- Sections 1300-1312 of the California Corporations Code
ANNEX D -- Opinion of Deutsche Morgan Grenfell Inc.
ANNEX E -- Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
ANNEX F -- Opinion of Lehman Brothers Inc.

                             AVAILABLE INFORMATION

     KLA and Tencor are subject to the information reporting requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. KLA Common Stock and Tencor Common Stock are quoted on Nasdaq, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     KLA has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the SEC by KLA (File No. 0-09992) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

     1. KLA's Annual Report on Form 10-K for the fiscal year ended June 30,
1996;

     2. KLA's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996 and December 31, 1996;

     3. KLA's Current Reports on Form 8-K dated September 24, 1996 and January 22, 1997;

     4. Description of KLA Common Stock contained in KLA's Registration Statement on Form 8-A filed with the SEC on October 26, 1981; and

     5. Description of KLA Common Stock Purchase Rights contained in KLA's Registration Statement on Form 8-A filed with the SEC on March 15, 1989 (including all amendments in respect thereof).

     The following documents previously filed with the SEC by Tencor (File No. 0-20007) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

     1. Tencor's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     2. Tencor's Current Report on Form 8-K dated January 22, 1997; and

     3. Description of Tencor Common Stock contained in Tencor's Registration Statement on Form 8-A filed with the SEC on March 30, 1992.

     All documents and reports subsequently filed by KLA and by Tencor pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus prior to the date of the KLA and Tencor Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the dates of filing of such documents and reports.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     All information contained or incorporated by reference on this Joint Proxy Statement/Prospectus relating to KLA has been supplied by KLA and all such information relating to Tencor has been supplied by Tencor.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, IN THE CASE OF DOCUMENTS RELATING TO KLA, FROM KLA, 160 RIO ROBLES, SAN JOSE, CALIFORNIA 95134, ATTENTION: INVESTOR RELATIONS; TELEPHONE NUMBER: (408) 434-4200, AND IN THE CASE OF DOCUMENTS RELATING TO TENCOR, FROM TENCOR, ONE TECHNOLOGY DRIVE, MILPITAS, CALIFORNIA 95035, ATTENTION: INVESTOR RELATIONS; TELEPHONE NUMBER: (408) 571-3000. IN ORDER TO ASSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETINGS, ANY SUCH REQUEST SHOULD BE MADE BY APRIL 20, 1997.

     This Joint Proxy Statement/Prospectus contains trademarks of KLA and Tencor and may contain trademarks of others.

                           FORWARD LOOKING STATEMENTS

     Other than statements of historical fact, statements made in this Joint Proxy Statement/Prospectus, including statements as to the benefits expected to result from the Merger and as to future financial performance and the analyses performed by the financial advisors to KLA and Tencor, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" below, which shareholders should carefully review.

                                    SUMMARY

     The following contains a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary does not contain a complete statement of all material elements of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus and in the information and documents annexed hereto.

THE COMPANIES

     KLA Instruments Corporation

     KLA is a leader in the design, manufacture, marketing and service of yield management and process monitoring systems for the semiconductor industry. KLA systems are used to analyze product and process quality, critical steps in the manufacture of integrated circuits, and to provide feedback so that fabrication problems can be identified, addressed and contained. This understanding of defect sources and how to contain them enables semiconductor manufacturers to increase yields. Quickly attaining and then maintaining high yields is one of the most important determinants of profitability in the semiconductor industry. KLA believes that its customers typically experience rapid paybacks on their investments in KLA systems. KLA sells to virtually all of the world's major semiconductor manufacturers. KLA's technological strengths have enabled it to develop and introduce major new product families in the past four years for the following three business units: Wisard, which addresses imaging-based semiconductor patterned wafer inspection; Rapid, which addresses reticle inspection; and Metrology, which addresses overlay, registration and line width measures. KLA believes that its Wisard and Rapid product families incorporate proprietary technologies which provide greater sensitivity to defects than any competing systems. KLA's executive offices are located at 160 Rio Robles, San Jose, California 95134, and its telephone number is (408) 434-4200.

     Tencor Instruments

     Tencor designs, manufactures, markets and services wafer inspection, film measurement, metrology systems and physical measurement standards, primarily for the semiconductor industry. Tencor systems are used to control, monitor and refine circuit design patterns from engineering to manufacturing, and to assist in the rapid start-up of new semiconductor manufacturing facilities. Tencor markets its products worldwide to virtually all of the major semiconductor manufacturers. Certain of Tencor's metrology systems are sold to the data storage and flat panel display industries. Tencor uses its technical expertise in understanding customer needs to create what it believes is one of the broadest lines of high performance laser scanning-based wafer inspection systems, thin film measurement systems and metrology systems used in the semiconductor industry today. Since its founding in 1976, Tencor's products have all shared a common development philosophy: systems instruments must be user-friendly, generate results that are accurate and easy to interpret, and provide the user with a rapid return on investment resulting in a low cost of ownership. To date, Tencor has introduced over 112 different products for use in the semiconductor and other industries, and has shipped more than 10,000 systems, ranging from benchtop instruments to complex automated systems. Tencor's executive offices are located at One Technology Drive, Milpitas, California 95035, and its telephone number is (408) 571-3000.

     Tiger Acquisition Corp.

     Merger Sub is a corporation recently organized by KLA for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's executive offices are located at 160 Rio Robles, San Jose, California 95134, and its telephone number is (408) 434-4200.

SPECIAL MEETING OF SHAREHOLDERS OF KLA

     Time, Date, Place and Purpose

     The KLA Special Meeting will be held at KLA's headquarters at 160 Rio Robles, San Jose, California 95134, on April 30, 1997 at 10:00 a.m., local time. The purpose of the KLA Special Meeting is to approve (i) the issuance of shares of KLA Common Stock to the shareholders of Tencor pursuant to the Reorganization Agreement; (ii) the amendment to the Restated Certificate of Incorporation of KLA (the

"Certificate") to change the corporate name of KLA to "KLA-Tencor Corporation," subject to and contingent upon consummation of the Merger; and (iii) the amendment to the Certificate to increase the number of authorized shares of KLA Common Stock by 175 million shares to 250 million shares and to eliminate the designation of a class of Junior Common Stock. See "KLA Special Meeting -- Date, Time and Place of KLA Special Meeting," and "-- Purpose."

     Record Date and Vote Required

     Only KLA shareholders of record at the close of business on March 7, 1997 (the "KLA Record Date") are entitled to notice of and to vote at the KLA Special Meeting. Under Delaware law, the charter documents of KLA and the rules of Nasdaq, the issuance of shares of KLA Common Stock in the Merger requires the affirmative vote of a majority of the total votes cast regarding such proposal and the amendments of the Certificate each require the affirmative vote of the holders of a majority of the outstanding shares of KLA Common Stock. See "KLA Special Meeting -- Record Date and Outstanding Shares" and "-- Vote Required."

     As of the KLA Record Date, there were approximately 1,285 shareholders of record of KLA Common Stock and 51,655,785 shares of KLA Common Stock outstanding, with each share entitled to one vote on each matter to be acted upon at the KLA Special Meeting. See "KLA Special Meeting -- Vote Required."

     Recommendations of KLA Board of Directors

     The KLA Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has determined that the Merger is fair and in the best interests of KLA and its shareholders. After careful consideration, the KLA Board unanimously recommends a vote in favor of (i) the issuance of shares of KLA Common Stock pursuant to the Reorganization Agreement; (ii) the amendment of the Certificate to change the corporate name of KLA to "KLA-Tencor Corporation," subject to and contingent upon consummation of the Merger; and
(iii) the amendment of the Certificate to increase the number of authorized shares of Common Stock by 175 million shares to 250 million shares and to eliminate the designation of a class of Junior Common Stock. Shareholders should read this Joint Proxy Statement/ Prospectus carefully before voting. See "KLA Special Meeting -- Recommendations of KLA Board of Directors," "Approval of the Merger and Related Transactions -- Joint Reasons For the Merger," "-- KLA's Reasons For the Merger" and "-- Material Contacts and Board Deliberations."

SPECIAL MEETING OF SHAREHOLDERS OF TENCOR

     Time, Date, Place and Purpose

     The Tencor Special Meeting will be held at Tencor's headquarters at One Technology Drive, Milpitas, California 95035, on April 30, 1997 at 10:00 a.m., local time. The purpose of the Tencor Special Meeting is to approve and adopt the Reorganization Agreement and approve the Merger. See "Tencor Special Meeting -- Date, Time and Place of Tencor Special Meeting" and "-- Purpose."

     Record Date and Vote Required

     Only Tencor shareholders of record at the close of business on March 7, 1997 (the "Tencor Record Date") are entitled to notice of and to vote at the Tencor Special Meeting. Pursuant to the California Corporations Code ("CCC") and the Tencor Restated Articles of Incorporation, as amended, the affirmative vote of the holders of a majority of the Tencor Common Stock outstanding as of the Tencor Record Date is required to approve and adopt the Reorganization Agreement.

     As of the Tencor Record Date, there were approximately 830 shareholders of record of Tencor Common Stock and 31,245,304 shares of Tencor Common Stock outstanding, with each share entitled to one vote on the matter to be acted upon at the Tencor Special Meeting. See "Tencor Special Meeting -- Vote Required."

     Recommendations of Tencor Board of Directors

     The Tencor Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has determined that the Merger is fair to and in the best interests of Tencor and its shareholders. After careful consideration, the Tencor Board unanimously recommends a vote in favor of approval and adoption of the Reorganization Agreement and approval of the Merger. Shareholders should read this Joint Proxy Statement/Prospectus carefully prior to voting. See "Tencor Special Meeting -- Recommendations of Tencor Board of Directors," "Approval of the Merger and Related Transactions -- Joint Reasons For the Merger," "-- Tencor's Reasons For the Merger," and "-- Material Contacts and Board Deliberations."

DISSENTERS' RIGHTS

     Pursuant to California law, holders of Tencor Common Stock may be entitled to certain dissenters' rights ("Dissenters' Rights") in connection with the Merger. A holder of Tencor Common Stock who desires to pursue Dissenters' Rights must (i) make a written demand ("Notice") on Tencor no later than the date of the Tencor Special Meeting for the purchase of such shares and (ii) vote against the Reorganization Agreement, all in accordance with the CCC. See "Tencor Special Meeting -- Dissenters' Rights," "Terms of the Merger -- Dissenters' Rights" and Annex C hereto.

RISK FACTORS

     See "Risk Factors" for a discussion of certain factors pertaining to the Merger and the combined businesses of KLA and Tencor.

REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

     The Boards of Tencor and KLA have authorized the execution and delivery of the Reorganization Agreement with the expectation that the proposed Merger, by combining the highly complementary product lines of the two companies, the Combined Company would have the potential to realize long-term improved operating and financial results and a stronger position in the industry. See "Risk Factors," "Approval of the Merger and Related Transactions -- Joint Reasons For the Merger," "-- KLA's Reasons For the Merger," and "-- Tencor's Reasons For the Merger."

FAIRNESS OPINIONS

     Each of Deutsche Morgan Grenfell Inc. ("DMG") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has delivered to the KLA Board its written opinion, dated January 14, 1997, to the effect that, as of such date, the Exchange Ratio pursuant to the Reorganization Agreement was fair from a financial point of view to KLA. The full text of the opinions of DMG and Merrill Lynch, which set forth assumptions made and matters considered, are attached as Annex D and Annex E, respectively, to this Joint Proxy Statement/Prospectus and are incorporated herein by reference. Holders of KLA Common Stock are urged to, and should, read such opinions in their entireties. See "Approval of the Merger and Related Transactions -- Opinions of KLA's Financial Advisors" and Annexes D and E hereto.

     Lehman Brothers Inc. ("Lehman Brothers") has delivered to the Tencor Board its written opinion, dated January 14, 1997, to the effect that, as of such date, the Merger was fair from a financial point of view to the holders of Tencor Common Stock. The full text of the opinion of Lehman Brothers, which sets forth assumptions made and matters considered is attached as Annex F to this Joint Proxy Statement/Prospectus, and is incorporated herein by reference. Holders of Tencor Common Stock are urged to, and should, read such opinion in its entirety. See "Approval of the Merger and Related Transactions -- Opinion of Tencor's Financial Advisor" and Annex F hereto.

INCOME TAX TREATMENT

     The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss generally should be recognized by the holders of shares of Tencor Common Stock on the exchange of their shares of Tencor Common Stock solely for shares of common stock of the Combined Company. As a condition to the consummation of the Merger, each of KLA and Tencor will have received an opinion from tax counsel that the Merger will constitute a reorganization under Section 368(a) of the Code. However, all Tencor shareholders are urged to consult their own tax advisors. See "Approval of the Merger and Related
Transactions -- Certain Federal Income Tax Considerations."

REGULATORY MATTERS

     Consummation of the Merger is subject to compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"). The notifications required under the HSR Act as well as certain information have been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the specified waiting period under the HSR Act for the Merger has expired. The Merger will also need to satisfy the requirements of the federal securities laws and applicable securities and "blue sky" laws of the various states. See "Approval of the Merger and Related Transactions -- Governmental and Regulatory Approvals."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt at the closing of the Merger by KLA and Tencor of letters from Price Waterhouse LLP, KLA's and Tencor's independent accountants, reaffirming the firm's concurrence with KLA management's and Tencor management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 ("APB No. 16"), if consummated in accordance with the Reorganization Agreement. See "Approval of the Merger and Related Transactions -- Accounting Treatment" and "Terms of the
Merger -- Conditions to the Merger."

THE MERGER

     Terms of the Merger; Exchange Ratio

     At the Effective Time (as defined below) of the Merger, Merger Sub will merge with and into Tencor and Tencor will become a wholly owned subsidiary of the Combined Company. Once the Merger is consummated, Merger Sub will cease to exist as a corporation and all of the business, assets, liabilities and obligations of Merger Sub will be merged into Tencor with Tencor remaining as the surviving corporation (the "Surviving Corporation"). As a result of the Merger, each outstanding share of Tencor Common Stock, other than shares as to which Dissenters' Rights pursuant to the CCC have been perfected and shares owned by Merger Sub, KLA or any wholly owned subsidiary of KLA, will be converted into the right to receive one share of common stock of the Combined Company, and each outstanding option to purchase Tencor Common Stock under the stock option plans of Tencor will be assumed by KLA and will become an option to purchase the same number of shares of common stock of the Combined Company on the same terms and at the same exercise price per share.

     On January 14, 1997, the last full trading day prior to the public announcement of the execution and delivery of the Reorganization Agreement, the closing prices per share of KLA Common Stock and Tencor Common Stock on Nasdaq were $40.875 and $30.50, respectively. On March 7, 1997, the closing prices per share of KLA Common Stock and Tencor Common Stock on Nasdaq were $40.313 and $39.75, respectively. See "Comparative Market Price Data." Because the Exchange Ratio is fixed, changes in the market price of KLA Common Stock will affect the value of the common stock of the Combined Company to be received by shareholders of Tencor in the Merger. KLA shareholders and Tencor shareholders are encouraged to obtain current market quotations for KLA Common Stock and Tencor Common Stock prior to the KLA Special Meeting and Tencor Special Meeting, respectively.

     Effective Time of the Merger

     The Merger will become effective upon the filing of an Agreement of Merger (the "Agreement of Merger") with the Secretary of State of the State of California or at such later time as may be agreed in writing by KLA, Tencor and Merger Sub and specified in the Agreement of Merger (the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Closing Date of the Merger (the "Closing Date") and Effective Time will be after the close of business on April 30, 1997. See "Terms of the Merger -- Effective Time."

     Exchange of Tencor Stock Certificates

     Promptly after the Effective Time, KLA, acting through Boston EquiServe, LP as its exchange agent (the "Exchange Agent"), will deliver to each Tencor shareholder of record a letter of transmittal with instructions to be used by such shareholder in surrendering certificates which, prior to the Merger, represented shares of Tencor Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF TENCOR COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. At the Effective Time, each then outstanding option to purchase Tencor Common Stock, whether vested or unvested, will be assumed by KLA without any action on the part of the holder thereof and will become an option to purchase the same number of shares of the Combined Company on the same terms and at the same exercise price per share. OPTION AGREEMENTS NEED NOT BE SURRENDERED. See "Terms of the Merger -- Manner and Basis of Converting Shares."

     Form S-8 Registration Statement

     No later than two business days after the Closing Date, KLA will file a registration statement on Form S-8 under the Securities Act covering the shares of common stock of the Combined Company issuable upon exercise of options to purchase Tencor Common Stock to be assumed at the Effective Time. See "Terms of the Merger -- Manner and Basis of Converting Shares."

     Stock Ownership Following the Merger

     Based upon the number of shares of Tencor Common Stock outstanding and the number of shares issuable upon exercise of outstanding options to purchase Tencor Common Stock as of March 7, 1997, and assuming that Dissenters' Rights are not perfected, an aggregate of approximately 31,245,304 shares of Common Stock of the Combined Company will be issued to Tencor shareholders in the Merger and the Combined Company will assume Tencor options exercisable for up to approximately 3,054,604 additional shares of common stock of the Combined Company. Based upon the number of shares of KLA Common Stock issued and outstanding as of March 7, 1997, and after giving effect to the issuance of common stock of the Combined Company as described in the previous sentence, the former holders of Tencor Common Stock would hold, and have voting power with respect to, approximately 37.7% of the Combined Company's total issued and outstanding shares as of the Effective Time, and holders of former Tencor options would hold options to purchase approximately 3.6% of the Combined Company's total issued and outstanding shares (assuming the exercise of only such options). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either KLA or Tencor changes subsequent to March 7, 1997 and prior to the Effective Time, and there can be no assurance as to the actual capitalization of KLA or Tencor at the Effective Time or the Combined Company at any time following the Effective Time. See "Terms of the Merger -- Stock Ownership Following the Merger."

     Board of Directors; Management Following the Merger

     Pursuant to the Reorganization Agreement, the Board of Directors of the Combined Company (the "Combined Company Board") following the Merger will be increased to twelve members, seven of whom will be the current directors of KLA, and five of whom will be current directors of Tencor. The designees of Tencor will be James W. Bagley, Richard J. Elkus, Jr., Dean O. Morton, Jon D. Tompkins and Lida Urbanek. The Combined Company will have a staggered board, with three classes of directors: Class I, II and III. The classes of directors will be elected in sequential years. At the Combined Company's next Annual Meeting, currently expected to take place in November 1997, the Class II directors will be elected.

     Following the Merger, the principal executive officers of the Combined Company will be as follows: Kenneth Levy, currently Chairman of the Board and Chief Executive Officer of KLA, will be Chairman of the Board; Jon D. Tompkins, currently Chairman of the Board, President and Chief Executive Officer of Tencor, will be Chief Executive Officer; Kenneth L. Schroeder, currently President and Chief Operating Officer of KLA, will be President and Chief Operating Officer; and Graham Siddall, Ph.D., currently Executive Vice President and Chief Operating Officer of Tencor, will be Executive Vice President responsible for Wafer Inspection Operations. See "Terms of the Merger -- Conduct Following the Merger."

     Conduct of Business Prior to the Merger

     Pursuant to the Reorganization Agreement, until the earlier of the termination of the Reorganization Agreement pursuant to its terms or the Effective Time, Tencor (and each of its subsidiaries) and KLA (and each of its subsidiaries) agree, except (i) as indicated in their respective disclosure schedules or (ii) to the extent that the other of them shall otherwise consent in writing, to conduct its business diligently and in accordance with good commercial practice and to conduct its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. Each of Tencor and KLA have agreed to promptly notify the other of any material event involving its business or operations. In addition, except as provided in their respective disclosure schedules, Tencor and KLA have agreed that they shall not, without the prior written consent of the other, perform or engage in certain activities in the conduct of their business and the business of their subsidiaries. See "Terms of the Merger -- Conduct of KLA's and Tencor's Business Prior to the Merger."

     No Solicitation

     Under the terms of the Reorganization Agreement, except under certain limited circumstances, each of KLA and Tencor has agreed that it will not engage in certain activities relating to, or which could result in, an acquisition proposal from a third party. See "Terms of the Merger -- No Solicitation."

     Stock Option Agreements

     As an inducement to the other party to enter into the Reorganization Agreement, each of KLA and Tencor entered into a stock option agreement with the other, pursuant to which, subject to certain conditions, KLA granted to Tencor (the "Tencor Option Agreement") and Tencor granted to KLA (the "KLA Option Agreement") the right to acquire up to a number of shares of KLA Common Stock (the "Tencor Option") or Tencor Common Stock (the "KLA Option"), as the case may be, equal to 19.9% of its issued and outstanding shares on the occurence of certain events. See "Terms of the Merger -- Option Agreements."

     Termination; Fees

     The Reorganization Agreement may be terminated under certain circumstances. Each of KLA and Tencor has agreed that if the Merger is not consummated under certain circumstances, then it will pay to the other party $60 million, in the case of payment by KLA, or $40 million, in the case of payment by Tencor, or an amount equal to $5 million in other circumstances. See "Terms of the Merger -- Termination of the Reorganization Agreement" and " -- Break Up Fees."

     Conditions to the Merger

     Consummation of the Merger is subject to certain conditions, including: (i) certain approvals by the shareholders of Tencor and KLA in connection with the Merger; (ii) declaration by the SEC of the effectiveness of the Registration Statement; (iii) absence of any law or order prohibiting consummation of the Merger; (iv) receipt by KLA and Tencor of legal opinions that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;
(v) receipt by KLA and Tencor of letters from their independent accountants reaffirming the firm's concurrence with KLA management's and Tencor management's conclusions as to the appropriateness of pooling-of-interests accounting for the Merger under APB No. 16; (vi) the accuracy of the representations and warranties given by each party in the Reorganization Agreement; (vii) performance of all covenants required by the Reorganization Agreement; and (viii) the absence of a material adverse effect with regard to either KLA or Tencor. See "Terms of the Merger -- Conditions to the Merger."

     Affiliate Agreements

     Each of the members of the KLA Board and certain officers of KLA have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of KLA Common Stock held by them to help ensure that the Merger will be treated as a pooling-of-interests for accounting and financial reporting purposes. Each of the members of the Tencor Board and certain officers of Tencor have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Tencor Common Stock held by them prior to the Merger and the shares of KLA Common Stock received by them in the Merger so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling-of-interests for accounting and financial reporting purposes. See "Terms of the Merger -- Conditions to the Merger" and "-- Affiliate Agreements."

     Interests of Certain Persons in the Merger

     In considering the recommendation of the Tencor Board with respect to the Reorganization Agreement, holders of Tencor Common Stock should be aware that members of the Tencor Board and the executive officers of Tencor have certain interests in the Merger that are in addition to the interests of holders of Tencor Common Stock generally. See "Terms of the Merger -- Interests of Certain Persons."

     Management Retention Arrangements

     The Combined Company intends to enter into agreements with or adopt plans covering members of senior management providing for the continuation of certain benefits in the event of termination of their full-time employment as a member of senior management following the Merger. These agreements and plans are expected to provide for (i) the continuation of compensation (at then current levels) for periods ranging from six months to two years (depending on management position), and (ii) the continued vesting of certain stock options for periods up to three years (depending on management position), in each case based upon the availability of some continued service to the Combined Company. See "Terms of the Merger -- Interests of Certain Persons."

    Anti-takeover Provisions of Delaware Law and the Combined Company's Charter Documents

     Upon consummation of the Merger, the shareholders of Tencor, a corporation organized under the laws of California, will become shareholders of the Combined Company, a corporation organized under the laws of Delaware. Certain provisions of Delaware law applicable to the Combined Company may have the effect of delaying, deterring or preventing changes in control or management of the Combined Company. The charter documents of the Combined Company will contain certain additional provisions which may further this effect. The Combined Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts the corporation from entering into certain "business combinations" with an "interested person" for a period of three years. An interested person is generally defined to mean a person or entity that has acquired in excess of 15% of the Combined Company's voting stock. KLA has adopted the Rights Agreement between KLA and First National Bank of Boston, as Rights Agent, as restated and amended April 25, 1996 (the "KLA Rights Plan," and each right under the KLA Rights Plan, a "Right"). Pursuant to the KLA Rights Plan, each outstanding share of KLA Common Stock has a Right to purchase that number of shares of KLA Common Stock having a market value at the time equal to twice the exercise price (currently $160) upon the occurrence of certain events, including, but not limited to, ten days after the commencement or announcement of a hostile tender offer. In addition, the Combined Company Board will have authority to issue up to 1,000,000 shares of Preferred Stock, par value $0.001 and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the shareholders. The issuance of such Preferred Stock could have a dilutive effect upon the shareholders of the Combined Company, and could discourage an unsolicited attempt to take over the Combined Company. In addition, shareholders of the Combined Company will not be eligible to call Special Meetings, and shareholders will not be permitted to take actions by written consent. See "Comparison of Capital Stock."

MARKET AND PRICE DATA

     KLA Common Stock is traded on Nasdaq under the symbol "KLAC." On January 14, 1997, the last trading day before the execution of the Reorganization Agreement, the closing price of KLA Common Stock as reported on Nasdaq was $40.875 per share. On March 7, 1997, the closing price of KLA Common Stock as reported on Nasdaq was $40.313 per share. There can be no assurance as to the actual price of KLA Common Stock prior to, at or at any time following the Effective Time of the Merger, or in the event the Merger is not consummated.

     Tencor Common Stock is traded on Nasdaq under the symbol "TNCR." On January 14, 1997, the last day before the execution of the Reorganization Agreement, the closing price of Tencor Common Stock as reported on Nasdaq was $30.50 per share. Following the Merger, Tencor Common Stock will no longer be traded on Nasdaq. On March 7, 1997, the closing price of Tencor Common Stock as reported on Nasdaq was $39.75 per share. There can be no assurance as to the actual price of Tencor Common Stock prior to, or at the Effective Time of the Merger, or in the event the Merger is not consummated. See "Risk Factors" and "Comparison of Capital Stock."

       SELECTED HISTORICAL AND SELECTED PRO FORMA COMBINED FINANCIAL DATA

     The following selected historical annual financial information of KLA and Tencor has been derived from their respective audited historical financial statements and should be read in conjunction with such consolidated financial statements and notes thereto. The consolidated financial statements for KLA for the three fiscal years ended June 30, 1996 and for Tencor for the three fiscal years ended December 31, 1996 are incorporated by reference in this Joint Proxy Statement/Prospectus. The selected historical financial information as of December 31, 1996, and for the six month periods ended December 31, 1995 and 1996, for KLA have been derived from the unaudited consolidated financial statements of KLA, and in the opinion of KLA's management reflect all adjustments necessary for the fair presentation of this unaudited interim financial information. The results of operations for those interim periods are not necessarily indicative of the results to be expected for the entire year. The selected pro forma combined financial information is derived from the unaudited pro forma combined condensed financial statements, and should be read in conjunction with such unaudited pro forma financial statements and the notes thereto included in this Joint Proxy Statement/Prospectus. For purposes of the pro forma operating data, KLA's consolidated financial statements for each of the three fiscal years ended June 30, 1996, and for the six month periods ended December 31, 1995 and 1996 have been combined with Tencor's consolidated financial statements for each of the three twelve month periods ended June 30, 1996, and the six month periods ended December 31, 1995 and 1996. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

                 KLA SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                             SIX MONTHS
                                                                                                                ENDED
                                                             YEAR ENDED JUNE 30,                            DECEMBER 31,
                                       ---------------------------------------------------------------   -------------------
                                         1992           1993           1994       1995          1996       1995       1996
                                       --------       --------       --------   --------      --------   --------   --------
HISTORICAL CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales............................  $155,963       $167,236       $243,737   $442,416      $694,867   $314,826   $315,825
Restructuring charges (recovery).....     8,158(1)        (718)(1)         --         --            --         --         --
Income (loss) from operations........   (13,585)        11,490         40,082     82,051(2)    177,504     81,843     61,727
Net income (loss)....................   (13,810)         6,961         30,188     58,618(2)    120,884     57,161     45,308
Net income (loss) per share..........  $  (0.38)      $   0.18       $   0.68   $   1.20(2)   $   2.31   $   1.09   $   0.86
Shares used in computing net income
  per share..........................    36,902         39,414         44,088     48,870        52,329     52,397     52,605

                                                                             JUNE 30,
                                                       -----------------------------------------------------  DECEMBER 31,
                                                         1992       1993       1994       1995       1996         1996
                                                       --------   --------   --------   --------   ---------  -------------
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities.....  $ 23,711   $ 52,362   $139,126   $244,753    $261,411       $379,933
Total assets.........................................   188,457    199,089    321,570    546,296     712,772        758,759
Long-term obligations................................    24,000     20,000     20,000         --          --             --
Total shareholders' equity...........................   103,032    114,050    227,382    403,969     537,249        589,083

---------------
(1) Represents a one-time non-recurring pre-tax restructuring charge for the discontinuation of a business unit.

(2) Includes a one-time non-recurring pre-tax charge of $25.2 million to write-off in-process technology in conjunction with the KLA acquisition of Metrologix Inc. Excluding this one-time charge, net income per share for KLA on a stand-alone basis would have been $1.53 for the year ended June 30, 1995.

                TENCOR SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------------
                                                               1992         1993         1994         1995         1996
                                                              -------     --------     --------     --------     --------
HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues..............................................    $85,054     $107,874     $182,330     $330,197     $403,170
Income from operations....................................      3,159       10,342       39,476(3)   104,396       91,950(4)
Net income................................................      2,402        7,158       24,316(3)    65,324       61,288(4)
Net income per share......................................    $  0.12     $   0.30     $   0.90(3)  $   2.09     $   1.93(4)
Shares used in computing net income per share.............     20,270       23,492       27,162       31,212       31,763

                                                                                     DECEMBER 31,
                                                              -----------------------------------------------------------
                                                               1992         1993         1994         1995         1996
                                                              -------     --------     --------     --------     --------
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities..........    $14,054     $ 31,551     $ 73,826     $174,565     $258,132
Total assets..............................................     64,487       91,340      184,549      395,040      484,419
Long-term obligations.....................................        959          205        1,195        3,027        1,335
Total shareholders' equity................................     49,236       70,192      144,729      288,145      365,033

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                         SIX MONTHS
                                                                                                            ENDED
                                                                     YEAR ENDED JUNE 30,                DECEMBER 31,
                                                              ---------------------------------     ---------------------
                                                               1994         1995         1996         1995         1996
                                                              -------     --------     --------     --------     --------
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
Net sales.................................................    $376,454    $695,950     $1,094,492   $498,751     $503,295
Income from operations....................................     55,784      156,609      296,266      140,843       93,915(4)
Net income................................................     40,443      104,811      196,634       94,114       67,799(4)
Net income per share......................................    $  0.59     $   1.34     $   2.34     $   1.11     $   0.80(4)
Shares used in computing net income per share.............     69,076       78,427       84,195       84,452       84,403

                                                                                                       DECEMBER 31,
                                                                                                           1996
                                                                                                       ------------
PRO FORMA COMBINED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities.....................................................  $    638,065
Total assets.........................................................................................     1,243,178
Long-term obligations................................................................................         1,335
Total shareholders' equity...........................................................................       954,116

---------------
(3) Includes $2.3 million of expenses related to Tencor's acquisition of Prometrix Corporation.

(4) Includes a one-time non-recurring pre-tax restructuring charge of $8.5 million. Excluding this one-time charge, net income per share for Tencor on a stand-alone basis would have been $2.10 for the year ended December 31, 1996. Pro forma net income per share, excluding this one-time charge, would have been $0.87 for the six month period ended December 31, 1996.

                                  RISK FACTORS

     The following factors should be considered carefully by holders of Tencor Common Stock in evaluating whether to approve and adopt the Reorganization Agreement, and by holders of KLA Common Stock in evaluating whether to approve the issuance of KLA Common Stock pursuant to the Reorganization Agreement. These factors should be considered in conjunction with the other information included or incorporated by reference in this Joint Proxy Statement/Prospectus, including in conjunction with forward-looking statements made herein.

RISKS RELATED TO MERGER

     Difficulties of Integrating Two Companies. The successful combination of KLA and Tencor will require substantial attention from management. The anticipated benefits of this Merger will not be achieved unless the operations of Tencor are successfully combined with those of KLA in a timely manner. The difficulties of assimilation may be increased by the need to integrate personnel and to combine different corporate cultures. The diversion of the attention of management and any difficulties encountered in the transition process could have an adverse impact on the revenues and operating results of the Combined Company. The successful combination of the two companies will also require integration of the companies' product offerings and the coordination of their research and development and sales and marketing efforts. In addition, the process of combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have a material adverse effect on their combined operations. There can be no assurance that the Combined Company will retain and successfully integrate its key management, technical, sales and customer support personnel, or that it will realize any of the anticipated benefits of the Merger. See "Approval of the Merger and Related Transactions -- Joint Reasons For the Merger."

     Risks Associated with Fixed Exchange Ratio. As a result of the Merger, each outstanding share of Tencor Common Stock will be converted into the right to receive one share of common stock of the Combined Company. Because the Exchange Ratio is fixed, it will not increase or decrease due to fluctuations in the market price of either KLA Common Stock or Tencor Common Stock. The specific value of the consideration to be received by Tencor shareholders in the Merger will depend on the market price of KLA Common Stock at the Effective Time. In the event that the market price of KLA Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of the Common Stock to be received by Tencor shareholders in the Merger would correspondingly decrease or increase. The market prices of KLA Common Stock and Tencor Common Stock as of a recent date are set forth herein under "Summary -- Market and Price Data," and "Comparative Market Price Data." KLA and Tencor shareholders are advised to obtain recent market quotations for KLA Common Stock and Tencor Common Stock. The KLA Common Stock and the Tencor Common Stock historically have been subject to substantial price volatility. No assurance can be given as to the market prices of KLA Common Stock or Tencor Common Stock at any time before the Effective Time or as to the market price of the common stock of the Combined Company at any time thereafter. See "Summary -- Market and Price Data," "Comparative Market Price Data," and "Comparison of Capital Stock."

     Substantial Expenses Resulting from the Merger. The negotiation and implementation of the Merger will result in aggregate pre-tax expenses to KLA and Tencor estimated at approximately $40 million, primarily relating to costs associated with combining the operations of the two companies and the fees of financial advisors, attorneys, merger consultants and accountants. Although the companies do not believe that the costs will exceed the aforementioned amount, there can be no assurance that the companies' estimate is correct or that unanticipated contingencies will not occur that will substantially increase the costs of combining the operations of the two companies. In any event, costs associated with the Merger are expected to negatively impact results of operations in the quarter ending June 30, 1997.

     Dependence on Retention and Integration of Key Management. The success of the Combined Company is dependent on the retention and integration of the management of KLA and Tencor, including Kenneth Levy, Jon D. Tompkins, Kenneth
L. Schroeder and Graham Siddall, Ph.D. While the Combined Company intends to implement management retention arrangements for its senior management, there can be no assurance that the senior management personnel will remain with the Combined Company. The loss of services of any of the key members of the Combined Company's management team, especially Messrs. Levy, Tompkins, Schroeder and Siddall, could adversely affect the Combined Company's business and financial results.

RISKS RELATED TO BUSINESS AND OPERATIONS

     Fluctuations in Quarterly Operating Results. KLA's and Tencor's quarterly operating results have fluctuated in the past and the Combined Company's operating results may fluctuate in the future. The Combined Company's operating results are dependent on many factors, including the economic conditions in the semiconductor industry, the size and timing of the receipt of orders from customers, customer cancellations or delays of shipments, the Combined Company's ability to develop, introduce and market new and enhanced products on a timely basis, the introduction of new products by its competitors, changes in average selling prices and product mix, and exchange rate fluctuations, among others. The Combined Company's expense levels will be based, in part, on expectations of future revenues. If revenue levels in a particular quarter do not meet expectations, operating results could be adversely affected. Both KLA and Tencor derive their revenues primarily from the sale of a relatively small number of high-priced systems which can range in price from $100,000 to over $3 million per unit. The sale of fewer systems than anticipated in any quarter may have a substantial negative impact on the operating results for the quarter. Historically, Tencor has operated with relatively less backlog than KLA, often receiving orders and shipping products in the same quarter. The Combined Company's results of operations for a particular quarter could be adversely affected if anticipated orders are not received in time to enable shipment during such quarter, if anticipated shipments are delayed or canceled by one or more customers or if shipments are delayed due to manufacturing difficulties. The slowdown in the semiconductor industry and in the construction of new wafer fabrication facilities has resulted in both KLA and Tencor experiencing a reduction in new orders as well as rescheduled and canceled orders. There can be no assurance that this slowdown will not continue. There can be no assurance that these and other factors will not materially adversely affect the Combined Company's future business and financial results.

     Current Slowdown and Volatility in the Semiconductor Equipment
Industry. Both KLA's and Tencor's businesses depend and the business of the Combined Company will depend upon the capital equipment expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. In addition, both companies' businesses depend upon the new construction of semiconductor fabrication facilities and improvements to existing fabrication facilities to improve yields. The semiconductor industry has been cyclical in nature and historically has experienced periodic downturns. The semiconductor industry is presently experiencing a slowdown in terms of product demand and volatility in terms of product pricing. This slowdown and volatility has caused the semiconductor industry to reduce purchases of semiconductor manufacturing equipment and construction of new fabrication facilities. These conditions have adversely affected KLA's and Tencor's, and may continue to adversely affect the Combined Company's, aggregate bookings, revenues and operating results, and no assurance can be given that the Combined Company's bookings, revenue and operating results will not be adversely affected by future downturns in the semiconductor industry. Even during periods of reduced revenues, in order to remain competitive KLA and Tencor as well as the Combined Company, will be required to continue to invest in research and development and to maintain extensive ongoing worldwide customer service and support capability which could adversely affect its financial results.

     Dependence on New Products and Processes; Rapid Technological
Change. Rapid technological changes in semiconductor manufacturing processes subject the semiconductor manufacturing equipment industry to increased pressure to maintain technological parity with deep submicron process technology. Both KLA and Tencor believe that the future success of the Combined Company will depend in part upon its ability to develop, manufacture and successfully introduce new products with improved capabilities and to continue to enhance existing products. Due to the risks inherent in transitioning to new products, the Combined Company will be required to accurately forecast demand for new products while managing the transition from older products. If new products have reliability or quality problems, reduced orders, higher manufacturing costs, delays in acceptance of and payment for new products and additional service and warranty expense may result. In the past, both KLA and Tencor have experienced some delays as well as reliability and quality problems in connection with product introductions, resulting in some of these consequences. There can be no assurance that the Combined Company will successfully develop and manufacture new products, or that new products introduced by the Combined Company will be accepted in the marketplace. If the Combined Company does not successfully introduce new products, the Combined Company's results of operations will be materially adversely affected.

     In addition, both KLA and Tencor expect the Combined Company to continue to make significant investments in research and development. There can be no assurance that future technologies, processes or product developments will not render the Combined Company's current product offerings obsolete or that the Combined Company will be able to develop and introduce new products or enhancements to its existing products which satisfy customer needs in a timely manner or achieve market acceptance. The failure to do so could adversely affect the Combined Company's business.

     Highly Competitive Industry. The semiconductor equipment industry is highly competitive. Each of KLA and Tencor has experienced and expects to continue to face substantial competition throughout the world. Both KLA and Tencor believe that to remain competitive, the Combined Company will require significant financial resources in order to offer a broad range of products, to maintain customer service and support centers worldwide, and to invest in product and process research and development. Both KLA and Tencor believe that the semiconductor equipment industry is becoming increasingly dominated by large manufacturers such as Applied Materials, Inc. ("Applied Materials"), which recently entered the yield management market, Hitachi Electronics Engineering Co., Ltd. and Tokyo Electron Limited, who have the resources to support customers on a worldwide basis. Many of these competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer service and support capabilities than either KLA or Tencor have or the Combined Company will have. In addition, there are smaller emerging semiconductor equipment companies which provide innovative technology. The Combined Company expects its competitors to continue to improve the design and performance of their current products and processes and to introduce new products and processes with improved price and performance characteristics. No assurance can be given that the Combined Company will be able to compete successfully worldwide.

     Importance of International Sales. International sales accounted for 65%, 69% and 68% of KLA's net sales for fiscal years 1994, 1995 and 1996, respectively, and 51%, 62% and 64% of Tencor's net sales for fiscal years 1994, 1995 and 1996, respectively. Both KLA and Tencor expect that international sales will continue to represent a significant percentage of net sales of the Combined Company. The future performance of the Combined Company will be dependent, in part, upon its ability to continue to compete successfully in Asia, one of the largest areas for the sale of yield management and process monitoring equipment. The Combined Company's ability to compete in this area in the future is dependent upon the continuation of favorable trading relationships between the region (especially Japan and Korea) and the United States and the continuing ability of the Combined Company to maintain satisfactory relationships with leading semiconductor companies in the region. International sales and operations may be adversely affected by the imposition of governmental controls, restrictions on export technology, political instability, trade restrictions, changes in tariffs and the difficulties associated with staffing and managing international operations. In addition, international sales may be adversely affected by the economic conditions in each country. The net sales and income from the Combined Company's international business may be affected by fluctuations in currency exchange rates. Although both KLA and Tencor attempt to manage near term currency risks through "hedging," and the Combined Company is expected to do the same, there can be no assurance that such efforts will be adequate. These factors could have a material adverse effect on the Combined Company's future business and financial results.

     Dependence on Key Suppliers. Certain of the components and subassemblies included in each of KLA's and Tencor's products are obtained from a single supplier or a limited group of suppliers. Both KLA and Tencor believe that alternative sources could be obtained and qualified to supply these products. Nevertheless, a prolonged inability to obtain certain components or a significant increase in the price of one or more of these components could have an adverse effect on the Combined Company's operating results and could adversely affect relationships with customers.

     Intellectual Property Matters. From time to time, both KLA and Tencor have received letters from third parties alleging infringement of such parties' patent rights by KLA's or Tencor's products. While these letters are prevalent in the industry, the companies believe that generally it is possible to negotiate licenses on commercially reasonable terms. However, no assurance can be given that the Combined Company will be able to negotiate necessary licenses on commercially reasonable terms, or at all, or that any litigation resulting from such claims would not have a material adverse effect on the Combined Company's business and financial results.

     Both KLA's and Tencor's success depends in part on their proprietary technology. While KLA and Tencor attempt to protect their proprietary technology through patents, copyrights and trade secrets, they believe that the success of the Combined Company will depend more upon technological expertise, continuing development of new systems, market penetration and installed base and the ability to provide comprehensive support and service to customers. There can be no assurance that the Combined Company will be able to protect its technology or that competitors will not be able to develop similar technology independently. KLA and Tencor currently have a number of United States and foreign patents and patent applications. There can be no assurance that any patents issued to KLA or Tencor will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to KLA, Tencor or to the Combined Company.

     Dependence on Key Employees. The future success of the Combined Company is dependent, in part, on its ability to retain certain key personnel. To continue to grow the Combined Company will also need to attract additional skilled personnel in all areas of its business on a worldwide basis. Competition for such personnel is intense. There can be no assurance that the Combined Company will be able to retain its existing key management, engineering and sales personnel or attract additional qualified employees in the future. This could be particularly significant if the Combined Company needs to hire, train and assimilate a large number of new employees. A failure to retain or attract qualified employees could materially adversely affect the business and financial results following the Merger.

     Potential Volatility of Common Stock Price. The market price of the common stock of the Combined Company could be subject to significant fluctuations in response to variations in quarterly operating results, shortfalls in revenues or earnings from levels expected by securities analysts and other factors such as announcements of technological innovations or new products by the Combined Company or by the Combined Company's competitors, government regulations, developments in patent or other proprietary rights. In addition, the stock market has in recent years experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Broad market fluctuations, as well as economic conditions generally in the semiconductor industry, may adversely affect the market price of the common stock of the Combined Company.

     Potential Anti-takeover Effects. Certain provisions of the KLA Rights Plan, its Certificate of Incorporation and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Combined Company. The Combined Company Board will have the authority to issue up to 1,000,000 shares of Preferred Stock without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Combined Company without further action by the shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock of the Combined Company. Such effects could result in a decrease in the market price of the Combined Company's common stock. In addition, shareholders of the Combined Company will not be eligible to call special meetings of the shareholders, and shareholders will not be permitted to take actions by written consent. These provisions could diminish the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of the common stock of the Combined Company. Such provisions may also inhibit increases in the market price of the common stock of the Combined Company that could result from takeover attempts. See "Comparison of Capital Stock."

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of KLA and Tencor and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis of accounting. The information set forth below should be read in conjunction with the selected historical financial data and the unaudited pro forma combined condensed financial information, included elsewhere in this Joint Proxy Statement/Prospectus. The pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                                                      SIX MONTHS
                                                                YEAR ENDED              ENDED
                                                                 JUNE 30,            DECEMBER 31,
                                                         ------------------------   --------------
                                                         1994    1995       1996    1995     1996
                                                         -----   -----     ------   -----   ------
HISTORICAL -- KLA:
Net income per share...................................  $0.68   $1.20(4)  $ 2.31   $1.09   $ 0.86
Book value per share(1) (at period end)................  $4.98   $8.07     $10.53   $9.21   $11.48

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                         ----------------------------------------
                                                         1993       1994       1995        1996
                                                         -----      -----      -----      -------
HISTORICAL -- TENCOR:
Net income per share...................................  $0.30      $0.90      $2.09      $  1.93(5)
Book value per share(1) (at period end)................  $3.05      $5.27      $9.37      $ 11.76

                                                                                      SIX MONTHS
                                                                YEAR ENDED              ENDED
                                                                 JUNE 30,            DECEMBER 31,
                                                         ------------------------   --------------
                                                         1994    1995       1996    1995     1996
                                                         -----   -----     ------   -----   ------
PRO FORMA AND EQUIVALENT PRO FORMA COMBINED NET INCOME
  PER SHARE:
  Pro forma net income per KLA share(2)................  $0.59   $1.34(4)  $ 2.34   $1.11   $ 0.80(5)
  Equivalent pro forma net income per Tencor
     share(2)(3).......................................  $0.59   $1.34     $ 2.34   $1.11   $ 0.80
PRO FORMA COMBINED BOOK VALUE PER SHARE (AT PERIOD
  END):
  Pro forma combined book value per KLA share(2).......  $4.39   $8.11     $10.65   $9.27   $11.58
  Equivalent pro forma combined book value per Tencor
     share(2)(3).......................................  $4.39   $8.11     $10.65   $9.27   $11.58

---------------
(1) Historical book value per share is computed by dividing total shareholders' equity by the number of shares outstanding at the end of each period.

(2) For purposes of the pro forma combined data, KLA's financial data for the three fiscal years ended June 30, 1996 and for the six month periods ended December 31, 1995 and 1996, have been combined with Tencor's financial data for the same periods. Pro forma combined book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of common stock outstanding of the Combined Company.

(3) The equivalent pro forma combined net income per Tencor share and equivalent pro forma combined book value per Tencor share are calculated by multiplying the respective pro forma combined per KLA share amounts by the Exchange Ratio of one share of KLA Common Stock for each share of Tencor Common Stock.

(4) Includes a one-time non-recurring pre-tax charge of $25.2 million to write-off in-process technology in conjunction with the KLA acquisition of Metrologix Inc. Excluding this one-time charge, net income per share for KLA on a stand-alone basis would have been $1.53 for the year ended June 30, 1995.

(5) Includes a one-time non-recurring pre-tax restructuring charge of $8.5 million. Excluding this one-time charge, net income per share for Tencor on a stand-alone basis would have been $2.10 for the year ended December 31, 1996. Pro forma net income per share excluding this one-time charge would have been $0.87 for the six month period ended December 31, 1996.

                         COMPARATIVE MARKET PRICE DATA

     The table below sets forth, for the calendar quarters indicated, the reported high and low closing prices of KLA Common Stock and Tencor Common Stock as reported on Nasdaq.

                                                                       KLA             TENCOR
                                                                   COMMON STOCK     COMMON STOCK
                                                                   ------------     ------------
                                                                   HIGH     LOW     HIGH     LOW
                                                                   ----     ---     ----     ---
1995 CALENDAR YEAR
  First Quarter..................................................  $32 1/2  $231/4  $31 5/8  $177/8
  Second Quarter.................................................   39 5/8   30      43 1/2   28 /16
  Third Quarter..................................................   47 1/8   381/2   47 1/8   391/4
  Fourth Quarter.................................................   46 3/4   261/16  46       243/4

1996 CALENDAR YEAR
  First Quarter..................................................   35 1/4   213/4   29       161/2
  Second Quarter.................................................   31 1/4   211/4   26 1/2   17
  Third Quarter..................................................   23       173/4   19 5/8   143/4
  Fourth Quarter.................................................   38 1/2   203/4   28 3/8   175/8

1997 CALENDAR YEAR
  First Quarter (through March 7, 1997)..........................   48 5/8   343/16  46 3/8   257/8

     On January 14, 1997, the last full trading day prior to the public announcement of the execution and delivery of the Reorganization Agreement, the closing prices on Nasdaq were $40.875 per share of KLA Common Stock and $30.50 per share of Tencor Common Stock. On March 7, 1997, the closing prices on Nasdaq were $40.313 per share of KLA Common Stock and $39.75 per share of Tencor Common Stock.

     Because the Exchange Ratio is fixed, changes in the market price of KLA Common Stock will affect the dollar value of the common stock of the Combined Company to be received by shareholders of Tencor in the Merger. KLA shareholders and Tencor shareholders are urged to obtain current market quotations for KLA Common Stock and Tencor Common Stock prior to the KLA Special Meeting and Tencor Special Meeting, respectively.

     Neither KLA nor Tencor has paid cash dividends. The Combined Company currently intends to retain earnings for development of its business and not to distribute earnings to shareholders as dividends. The declaration and payment by the Combined Company of any future dividends and the amount thereof will depend upon the Combined Company's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by its Board of Directors.

                              KLA SPECIAL MEETING

DATE, TIME AND PLACE OF KLA SPECIAL MEETING

     The KLA Special Meeting will be held at KLA's headquarters at 160 Rio Robles, San Jose, California 95134, on Wednesday, April 30, 1997 at 10:00 a.m. local time.

PURPOSE

     The purpose of the KLA Special Meeting is to approve (i) the issuance of shares of KLA Common Stock to the shareholders of Tencor pursuant to the Reorganization Agreement ("Proposal One"); (ii) the amendment to the Certificate to change the corporate name of KLA to "KLA-Tencor Corporation," subject to and contingent upon consummation of the Merger ("Proposal Two"); and (iii) the amendment to the Certificate to increase the authorized shares of KLA Common Stock by 175 million shares to 250 million shares and to eliminate the designation of a class of Junior Common Stock ("Proposal Three"). See "Terms of the Merger" and "Additional Matters Being Submitted to a Vote of only KLA Shareholders -- Proposal Two -- Amendment to Restated Certificate of Incorporation -- Name Change" and "-- Proposal Three -- Amendment to Restated Certificate of Incorporation -- Increase to Authorized Common Stock."

RECORD DATE AND OUTSTANDING SHARES

     Only KLA shareholders of record on the KLA Record Date are entitled to notice of and to vote at the KLA Special Meeting. As of the KLA Record Date, there were approximately 1,285 shareholders of record holding an aggregate of approximately 51,655,785 shares of KLA Common Stock.

     On or about March 21, 1997, a notice meeting the requirements of Delaware law was mailed to all shareholders of record as of the KLA Record Date.

VOTE REQUIRED

     Under Delaware law, the charter documents of KLA and Nasdaq rules, approval of (i) the issuance of shares of KLA Common Stock pursuant to the Reorganization Agreement requires the affirmative vote of a majority of the total votes cast regarding such proposal and (ii) each of the amendments of the Certificate requires the affirmative vote of holders of a majority of the outstanding shares of KLA Common Stock. Each shareholder of record of KLA Common Stock on the KLA Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the shareholders of KLA at the KLA Special Meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of KLA Common Stock entitled to vote at the KLA Special Meeting shall constitute a quorum. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the KLA Special Meeting. For Proposal One, abstentions are counted as votes cast and accordingly have the same effect as votes against the proposal, whereas broker non-votes are not counted as votes cast and therefore once a quorum is present, will have no effect on the proposal. For purposes of Proposals Two and Three, the effect of an abstention or broker non-vote is the same as a vote against such proposals.

PROXIES

     Each of the persons named in the proxy is an officer of KLA. All shares of KLA Common Stock that are entitled to vote and are represented at the KLA Special Meeting either in person or by properly executed proxies received prior to or at the KLA Special Meeting and not duly and timely revoked will be voted at the KLA Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval of the issuance of shares of KLA Common Stock and the amendments to the Certificate.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of KLA at or before the taking of the vote at the KLA Special Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executed a later-dated proxy relating to the same shares and delivering it to the Secretary of KLA before the taking of the vote at the KLA Special Meeting; or (iii) attending the KLA Special Meeting and voting in person (although attendance at the KLA Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to KLA at 160 Rio Robles, San Jose, California 95134, Attention: Secretary, or hand-delivered to the Secretary of KLA, in each case at or before the taking of the vote at the KLA Special Meeting.

SOLICITATION OF PROXIES; EXPENSES

     The cost of the solicitation of KLA shareholders will be borne by KLA. In addition, KLA may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain KLA directors, officers and regular employees personally or by telephone, telegram, letter or facsimile. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. In addition, KLA has retained Skinner & Company, Inc. to assist in the solicitation of proxies from brokers, nominees, institutions and individuals at an estimated fee of $3,500 plus reimbursement of reasonable expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and KLA will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

RECOMMENDATIONS OF KLA BOARD OF DIRECTORS

     The KLA Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, KLA and its shareholders. After careful consideration, the KLA Board unanimously recommends a vote in favor of (i) the issuance of shares of KLA Common Stock pursuant to the Reorganization Agreement;
(ii) the amendment of the Certificate to change the corporate name of KLA to "KLA-Tencor Corporation" subject to and contingent upon consummation of the Merger; and (iii) the amendment to the Certificate to increase the number of authorized shares of KLA Common Stock by 175 million shares to 250 million shares and to eliminate the designation of a class of Junior Common Stock.

                             TENCOR SPECIAL MEETING

DATE, TIME AND PLACE OF TENCOR SPECIAL MEETING

     The Tencor Special Meeting will be held at Tencor's headquarters at One Technology Drive, Milpitas, California 95035, on Wednesday, April 30, 1997 at 10:00 a.m. local time.

PURPOSE

     The purpose of the Tencor Special Meeting is to approve and adopt the Reorganization Agreement.

RECORD DATE AND OUTSTANDING SHARES

     Only shareholders of record of Tencor Common Stock on the Tencor Record Date are entitled to notice of, and to vote at, the Tencor Special Meeting. As of the Tencor Record Date, there were approximately 830 shareholders of record holding an aggregate of approximately 31,245,304 shares of Tencor Common Stock.

     On or about March 21, 1997, a notice meeting the requirements of California law is being mailed to all shareholders of record as of the Tencor Record Date.

VOTE REQUIRED

     Pursuant to the CCC and the Tencor Restated Articles of Incorporation, as amended, the affirmative vote of the holders of a majority of the Tencor Common Stock outstanding as of the Tencor Record Date is required to approve and adopt the Reorganization Agreement. Each shareholder of record of Tencor Common Stock on the Tencor Record Date, will be entitled to cast one vote per share on each matter to be acted upon at the Tencor Special Meeting.

     The representation, in person or by proxy, of at least a majority of the outstanding shares of Tencor Common Stock entitled to vote at the Tencor Special Meeting is necessary to constitute a quorum for the transaction of business. For purposes of obtaining the required vote of a majority of the outstanding shares of Tencor Common Stock for approval of the Merger, the effect of an abstention or a broker non-vote is the same as that of a vote against the proposal.

PROXIES

     Each of the persons named in the proxy is an officer of Tencor. All shares of Tencor Common Stock that are entitled to vote and are represented at the Tencor Special Meeting either in person or by properly executed proxies received prior to or at the Tencor Special Meeting and not duly and timely revoked will be voted at the Tencor Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for to approve and adopt the Reorganization Agreement.

     Execution of a proxy does not in any way affect a shareholder's right to attend the meeting and vote in person. Any proxy may be revoked by a shareholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the Secretary of Tencor, or by attending the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Tencor at One Technology Drive, Milpitas, California 95035, Attention: Secretary, or hand-delivered to the Secretary of Tencor, in each case at or before the taking of the vote at the Tencor Special Meeting.

SOLICITATION OF PROXIES; EXPENSES

     All costs of solicitation of proxies will be borne by Tencor. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Tencor will reimburse them for their reasonable out-of-pocket costs. In addition, proxies may also be solicited by certain directors, officers and employees of Tencor personally or by mail, telephone or telegraph following the original solicitation. Such persons will not receive additional compensation for such solicitation. Tencor has retained Corporate Investor Communications, Inc., an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $6,000 plus reimbursement of reasonable expenses.

DISSENTERS' RIGHTS

     If the Reorganization Agreement is approved by the shareholders of Tencor at the Tencor Special Meeting and the Merger is effected by Tencor, Tencor may have obligations under Chapter 13 of the CCC to dissenting shareholders ("Dissenting Shareholders"). To qualify as a Dissenting Shareholder, a shareholder must (i) provide a Notice to Tencor no later than the day of the Tencor Special Meeting requesting that Tencor purchase and pay the fair market value in cash for the Tencor Common Stock held by said shareholder, and (ii) vote such shares against the Merger. In addition, holders of at least 5% of the outstanding shares of Tencor Common Stock must file Notices. If less than 5% of the outstanding shares of Tencor Common Stock send Notices to Tencor, under Chapter 13 of the CCC, there shall be no Dissenting Shareholders and all shares of Tencor Common Stock shall be exchanged for common stock of the Combined Company in the Merger. If holders of more than 10% of the outstanding shares of Tencor Common Stock are Dissenting Shareholders, the Merger will be precluded from being accounted for as a pooling-of-interests and accordingly, one of the closing conditions of the Merger will not be satisfied. See "Terms of the Merger -- Dissenters' Rights."

RECOMMENDATIONS OF TENCOR BOARD OF DIRECTORS

     The Tencor Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Tencor and its shareholders. After careful consideration, the Tencor Board unanimously recommends a vote in favor of approval and adoption of the Reorganization Agreement.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

     THE FOLLOWING DISCUSSION SUMMARIZES THE PROPOSED MERGER AND RELATED TRANSACTIONS. THE FOLLOWING IS NOT, HOWEVER, A COMPLETE STATEMENT OF ALL PROVISIONS OF THE REORGANIZATION AGREEMENT AND RELATED AGREEMENTS. DETAILED TERMS OF AND CONDITIONS TO THE MERGER AND CERTAIN RELATED TRANSACTIONS ARE CONTAINED IN THE REORGANIZATION AGREEMENT, A CONFORMED COPY OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX A. REFERENCE IS ALSO MADE TO THE KLA OPTION AGREEMENT AND THE TENCOR OPTION AGREEMENT ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX B, AND TO THE OTHER ANNEXES HERETO. STATEMENTS MADE IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE TERMS OF THE MERGER AND SUCH RELATED TRANSACTIONS ARE QUALIFIED IN THEIR RESPECTIVE ENTIRETIES BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE REORGANIZATION AGREEMENT AND THE OTHER ANNEXES HERETO. OTHER THAN STATEMENTS OF HISTORICAL FACT, STATEMENTS MADE IN THIS SECTION INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE AND THE ANALYSES PERFORMED BY THE FINANCIAL ADVISORS OF KLA AND TENCOR ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN RISK FACTORS AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

JOINT REASONS FOR THE MERGER

     The Boards of Directors of KLA and Tencor believe that by combining the highly complementary product lines of the two companies, the Combined Company would have the potential to realize long-term improved operating and financial results and a stronger position in the industry. By offering customers a nearly complete complement of yield management, measurement and analysis products, supported by an extensive, well-trained staff of service, applications and yield management engineers, the Combined Company may be better able to serve customer requirements and improve the return on investment in yield management for customers. The Merger is expected to allow the Combined Company to eliminate duplicative research and development and to redeploy these funds to other research and development activities. Additionally, KLA and Tencor believe that the Merger will enhance the ability of the Combined Company to compete effectively against their larger competitors, including Applied Materials, which has recently entered the yield management market by acquiring Orbot Instruments, Ltd. ("Orbot") and Opal Inc. ("Opal"). By creating efficiencies that increase technological development, KLA and Tencor believe that the Merger will greatly enhance the ability of the Combined Company to be a financially viable competitor in the highly dynamic market for yield management, measurement and analysis products.

     Each of the Boards of Directors of KLA and Tencor has identified additional potential mutual benefits of the Merger that they believe will contribute to the success of the Combined Company. These potential benefits include principally the following:

     - The combination of Tencor's monitoring products with KLA's yield management products will allow the Combined Company to offer a more comprehensive and integrated set of yield management tools to its customers and may enhance its ability to compete more effectively.

     - The creation of a larger field sales and service organization, the expansion of the companies' dedicated sales teams, a higher profile with customers and greater financial strength may present greater opportunities for marketing the products of the Combined Company.

     - The combined experience, financial resources, size and breadth of product offerings of the Combined Company may allow the Combined Company to respond more quickly and effectively to technological change, increased competition and industry demands in an industry which requires rapid innovation and change.

     - The creation of a combined customer service and technical support system may permit the Combined Company to provide more effective support coverage to its customers.

     - The combination may allow the Combined Company to sell more products to customers outside of the semiconductor industry.

     KLA and Tencor have each identified additional reasons for the Merger, which are discussed below. Each Board of Directors has recognized that the potential benefits of the Merger may not be realized. See "Risk Factors."

KLA'S REASONS FOR THE MERGER

     At its January 13, 1997 board meeting, the KLA Board unanimously approved the Reorganization Agreement and the transactions contemplated thereby. KLA's Board unanimously recommends that the KLA shareholders vote for the issuance of shares of KLA Common Stock pursuant to the Merger and the related proposals. In addition to the anticipated joint benefits described above, the KLA Board believes that the following are additional reasons the Merger will be beneficial to KLA and its shareholders and for KLA shareholders to vote FOR the proposals set forth herein:

     - Given the complementary nature of the product lines of KLA and Tencor, the Merger will enhance the opportunity for the potential realization of KLA's strategic objective of achieving greater scale and presence in the semiconductor equipment industry.

     - Combining with Tencor would provide an opportunity for increased sales to and support of current KLA and Tencor customers by offering an integrated and broader product line.

     - The KLA shareholders would have the opportunity to participate in the potential for growth of the Combined Company after the Merger.

     The KLA Board considered a number of factors relating to the Merger, including, but not limited to, the following: (i) the strategic benefits of the Merger; (ii) historical information concerning KLA's and Tencor's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC; (iii) KLA management's view of the financial condition, results of operations and businesses of KLA and Tencor before and after giving effect to the Merger; (iv) current financial market conditions and historical market prices, volatility and trading information with respect to KLA Common Stock and Tencor Common Stock; (v) the consideration to be received by Tencor shareholders in the Merger and the relationship between the market value of the KLA Common Stock to be issued in exchange for each share of Tencor Common Stock and a comparison of comparable merger transactions; (vi) the belief that the terms of the Reorganization Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (vii) KLA management's view of the prospects of KLA as an independent company; (viii) the potential for other third parties to enter into strategic relationships with or to acquire KLA or Tencor;
(ix) the financial analysis and pro forma and other information with respect to the Merger presented by DMG and Merrill Lynch in KLA Board presentations and DMG's and Merrill Lynch's opinions, each dated January 14, 1997, that, as of such date, the Exchange Ratio pursuant to the Reorganization Agreement was fair from a financial point of view to KLA; (x) the expected impact of the Merger on KLA's customers and employees; (xi) reports from KLA management, legal and financial advisors as to the results of the due diligence investigation of Tencor; and (xii) the expectation that the Merger will be accounted for as a pooling-of-interests.

     The KLA Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the risk that the potential benefits sought in the Merger might not be fully realized; (ii) the possibility that the Merger might not be consummated and the effect of public announcement of the Merger on (a) KLA's sales and operating results, (b) KLA's ability to attract and retain key management, marketing and technical personnel and (c) progress of certain development projects; (iii) the potential dilutive effect of the issuance of KLA Common Stock in the Merger; (iv) the substantial charges to be incurred, primarily in the quarter ending June 30, 1997, in connection with the Merger, including costs of integrating the businesses and transaction expenses arising from the Merger; (v) the risk that despite the efforts of the Combined Company, key technical and management personnel might not remain employed by the Combined Company; (vi) various other risks. The KLA Board believed that these risks were outweighed by the potential benefits of the Merger.

TENCOR'S REASONS FOR THE MERGER

     At its January 14, 1997 board meeting, the Tencor Board unanimously approved the Reorganization Agreement and the transactions contemplated thereby. Tencor's Board unanimously recommends that the Tencor shareholders vote FOR the proposal to approve the Reorganization Agreement. In addition to the anticipated joint benefits described above, the Tencor Board believes that the following are additional reasons the Merger will be beneficial to Tencor and its shareholders and for Tencor shareholders to vote for the proposal set forth herein:

     - The complementary product lines of the two companies and the potential long-term benefits that could result from the combination of their businesses. The Tencor Board believes that the Merger presents an opportunity for the Combined Company to offer broader and stronger product lines than either company can offer on its own.

     - The ability of the Combined Company to provide better solutions for semiconductor manufacturers by providing integrated products which more efficiently address customer needs.

     - Combining the technological and engineering resources of KLA and Tencor would be expected to allow the Combined Company to better utilize its research and development efforts to further innovate and enhance new and existing product offerings.

     - The benefits to Tencor shareholders from owning part of a larger and financially stronger enterprise.

     In the course of its deliberations during Tencor Board meetings held on December 20, 1996, January 11 and 14, 1997, and the meetings of a Special Committee of the Board on January 6 and 9, 1997, the Tencor Board and Special Committee reviewed with Tencor management a number of additional factors relevant to the Merger, including the strategic overview and prospects for Tencor, its products and its finances. The Tencor Board and Special Committee also considered, among other matters (i) historical information concerning Tencor's and KLA's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company with the SEC; (ii) Tencor management's view as to the financial condition, results of operations and businesses of KLA and Tencor before and after giving effect to the Merger based on management due diligence and publicly available financial information; (iii) current financial market conditions and historical market prices, volatility and trading information with respect to KLA Common Stock and Tencor Common Stock;
(iv) the consideration to be received by Tencor shareholders in the Merger and the relationship between the market value of the KLA Common Stock to be issued in exchange for each share of Tencor Common Stock and a comparison of comparable merger transactions; (v) the belief that the terms of the Reorganization Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (vi) Tencor management's view as to the prospects of Tencor as an independent company; (vii) Tencor management's view as to the potential for other third parties to enter into strategic relationships with or to acquire KLA or Tencor; (viii) the impact of the Merger on Tencor's customers and employees; and (ix) reports from Tencor management, legal and financial advisors as to the results of their due diligence investigation of KLA. The Tencor Board also considered the terms of the proposed Reorganization Agreement regarding KLA's and Tencor's respective rights to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding the termination fees and the KLA and Tencor Option Agreements. In addition, the Tencor Board noted that the Merger is expected to be accounted for as a pooling-of-interests and that no goodwill is expected to be created on the books of the Combined Company as a result thereof. The Tencor Board considered financial presentations by Lehman Brothers, including the opinion of Lehman Brothers delivered at the January 14, 1997 meeting of the Tencor Board, which concluded that the Exchange Ratio provided in the Reorganization Agreement was fair to Tencor shareholders from a financial point of view on such date (a copy of this opinion is annexed hereto, and shareholders are urged to carefully review this opinion).

     The Tencor Board also identified and considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to, (i) the risk that the potential benefits sought in the Merger might not be fully realized; (ii) the possibility that the Merger would not be consummated and the effect of the public announcement of the Merger on (a) Tencor's sales and operating results, (b) Tencor's ability to attract and retain key management, marketing and technical personnel and (c) progress of certain development projects; (iii) the substantial charges to be incurred, primarily in the quarter ending June 30, 1997, in connection with the Merger, including costs of integrating the businesses and transaction expenses arising from the Merger; (iv) the risk that despite the efforts of the Combined Company, key technical and management personnel may not remain employed by the Combined Company; and (v) various other risks. The Tencor Board believed that these risks were outweighed by the potential benefits of the Merger.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

     KLA and Tencor have been familiar with each others' products for many years. During 1992, KLA and Tencor discussed merging but never agreed to final terms.

     On November 8, 1996, Mr. Kenneth Levy, Chairman of the Board and Chief Executive Officer of KLA, and Mr. Jon D. Tompkins, Chairman of the Board, President and Chief Executive Officer of Tencor had a meeting at which Mr. Levy proposed that KLA and Tencor explore a business combination transaction.

     In November 1996, KLA engaged DMG and Merrill Lynch to act as its financial advisors in connection with the possible strategic business combination with Tencor.

     On December 4, 1996, Mr. Tompkins and Mr. Schroeder met at an industry trade show in Japan and briefly discussed the effect on the industry of recent acquisitions by Applied Materials.

     On December 17, 1996, Mr. Levy again met with Mr. Tompkins to discuss a possible business combination, delivering to him for discussion purposes proposed terms of such a combination. Mr. Tompkins and Mr. Levy met again on December 19, 1996 and continued their discussions regarding a possible combination.

     On December 20, 1996, the Tencor Board had a special meeting where it discussed the industry in which Tencor operates, and in that context, strategic alternatives available to Tencor in order to enhance its long term strategic position. The possible merger with KLA was discussed, and the Tencor Board authorized Tencor's management to continue discussions with KLA and preliminarily approved the principal terms of KLA's proposal, subject to completion of due diligence, negotiation of a definitive agreement, further board deliberation and receipt of a fairness opinion. The Tencor Board also established a Special Committee of the Tencor Board to review and evaluate the terms of the merger proposal. On December 21, 1996, Mr. Tompkins telephoned Mr. Levy advising him of the Tencor Board's actions described above.

     On December 26, 1996, Tencor contacted Lehman Brothers regarding Lehman Brothers' representation of Tencor in connection with the transaction.

     On January 3, 1997, representatives of the two companies and their respective technical, legal and financial advisors met to discuss the timetable for completing the transaction. Certain members of senior management of each company were advised of the transaction and began preparing for the due diligence meetings the following week.

     On January 5, 1997, Mr. Tompkins and Mr. Schroeder met to discuss various operational issues related to the possible merger transaction.

     On January 6, 1997, a special meeting of the KLA Board was held. KLA management reported that an agreement in principle had been reached with respect to the Exchange Ratio and described the timetable and due diligence schedule. The KLA Board unanimously agreed that management should continue its investigation and negotiation of the proposed transaction. On January 6, 1997, the Special Committee of the Tencor Board met to review the due diligence to date, including a preliminary presentation from Lehman Brothers, and to discuss the terms of the transaction. In addition, on January 6, 1997, Mr. Tompkins met with Mr. Levy and Mr. Schroeder to further discuss the terms of the transaction and operational issues associated with the combination of the businesses.

     Between January 7, 1997 and January 9, 1997, representatives of each company and its respective technical, legal and financial advisors met to conduct due diligence as to the business of the other company. On January 9, 1997, the Special Committee of the Tencor Board met again to discuss the terms and status of the transaction.

     On January 10, 1997, KLA's and Tencor's legal counsel, financial advisors and certain executive officers met to discuss the terms of the Reorganization Agreement and related documents and to discuss various regulatory requirements.

     On January 11, 1997, a special meeting of the KLA Board was held to review the status of negotiations and to review KLA's due diligence of Tencor. The Board deliberations included various terms of the Reorganization Agreement, the proposed management of the Combined Company and management retention arrangements. KLA management reported on the results of its due diligence investigation. Representatives of DMG and Merrill Lynch gave a financial presentation concerning the Merger. At this time, the KLA Board unanimously agreed that management should continue to proceed with negotiation and investigation of the proposed combination.

     On January 11, 1997, a special meeting of the Tencor Board was held to review the status of negotiations. The Tencor Board discussed the status of Tencor's due diligence review of KLA and the status of the merger negotiations. Issues discussed at the meeting included certain terms of the transaction, including termination events, breakup fees and closing conditions, governance of the Combined Company, the structure of the proposed merger, and management retention arrangements. Tencor management and legal advisors reported on the results of due diligence investigations and responded to questions regarding the Merger. Representatives of Lehman Brothers gave a preliminary presentation concerning the Merger. At the conclusion of the discussions, the Tencor Board unanimously agreed that management, with the assistance of the Special Committee of the Board, should continue to proceed with negotiation and investigation of the proposed combination.

     On January 12 and 13, 1997, KLA and Tencor, together with their respective legal and financial advisors continued to negotiate the terms of definitive agreements relating to the transaction, including a telephone discussion on January 12, 1997 between Mr. Tompkins and Mr. Levy to finalize the terms of the transaction. Final due diligence by KLA of Tencor, and Tencor of KLA also took place.

     On January 13, 1997, at a specially scheduled meeting of the KLA Board, the management of KLA made further presentations to the Board regarding the risks and benefits of the Merger and KLA's legal advisors reviewed proposed definitive terms of the Reorganization Agreement and related documents. DMG and Merrill Lynch each delivered to the KLA Board their oral opinions (subsequently confirmed in writing on January 14, 1997) regarding the fairness to KLA from a financial point of view of the Exchange Ratio; and reviewed detailed financial analyses and pro forma and other information with respect to the Merger. See
"-- Opinions of KLA's Financial Advisors." The KLA Board approved the Reorganization Agreement and the transactions and agreements related thereto subject to final negotiations and to delivery of written fairness opinions by January 14, 1997 by the financial advisors.

     On January 14, 1997, DMG and Merrill Lynch each delivered a written opinion to the effect that, as of such date, the Exchange Ratio was fair to KLA from a financial point of view. Copies of such opinions are annexed hereto and shareholders are urged to carefully review the opinions.

     On January 14, 1997, the Tencor Board convened to consider and vote upon the proposed merger and related transactions. At this specially scheduled meeting, management of Tencor reported on the terms of the proposed Merger; management responded to questions regarding various aspects of the proposed Merger; Tencor's legal advisors reviewed proposed definitive terms of the Reorganization Agreement and related documents, including the KLA and Tencor Stock Option Agreements; Lehman Brothers made a presentation to the Tencor Board regarding the Exchange Ratio, reviewed its detailed financial analysis and pro forma and other information with respect to the companies and delivered its written opinion to the effect that, as of such date, the Exchange Ratio was fair from a financial point of view to Tencor shareholders (a copy of this opinion is annexed hereto, and shareholders are urged to carefully review the opinion); and the Tencor Board approved the Reorganization Agreement and the transactions and agreements related thereto. See "-- Opinion of Tencor's Financial Advisor."

     On January 14, 1997, following final approval by the KLA Board and the Tencor Board, the Reorganization Agreement and the Stock Option Agreements were executed by both companies, and at the close of trading KLA and Tencor issued a joint press release announcing the proposed Merger.

OPINIONS OF KLA'S FINANCIAL ADVISORS

     Opinion of DMG

     KLA retained DMG to act as one of its financial advisors in connection with the Merger. DMG was selected by KLA's Board of Directors to act as KLA's financial advisor based on DMG's qualifications, expertise and reputation, as well as DMG's investment banking relationship and familiarity with KLA.

     At the meeting of KLA's Board of Directors on January 13, 1997, DMG rendered its oral opinion, subsequently confirmed in writing on January 14, 1997 (the "DMG Opinion"), that, as of such date, based upon and subject to the various considerations set forth in the DMG Opinion, the Exchange Ratio pursuant to the Reorganization Agreement was fair from a financial point of view to KLA.

     The full text of the DMG Opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by DMG in rendering the DMG Opinion, is attached as Annex D to this Joint Proxy Statement/Prospectus. KLA shareholders are urged to read the DMG Opinion carefully and in its entirety. DMG did not recommend to KLA that any specific exchange ratio constituted the appropriate exchange ratio for the Merger. The DMG Opinion addresses only the fairness of the Exchange Ratio from a financial point of view to KLA as of the date of the DMG Opinion, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the KLA Special Meeting. This summary of the DMG Opinion is qualified in its entirety by reference to the full text of the DMG Opinion set forth in Annex D to this Joint Proxy Statement/Prospectus.

     In rendering the DMG Opinion, DMG, among other things: (i) analyzed certain publicly available financial statements and other information of KLA and Tencor, respectively; (ii) analyzed certain internal financial statements and other financial and operating data concerning Tencor prepared by the management of Tencor; (iii) discussed the past and current operations and financial condition and the prospects of Tencor with senior executives of Tencor and KLA; (iv) analyzed certain internal financial statements and other financial and operating data concerning KLA prepared by the management of KLA; (v) discussed the past and current operations and financial condition and the prospects of KLA with senior executives of KLA; (vi) analyzed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of KLA; (vii) reviewed the reported prices and trading activity for the Tencor Common Stock; (viii) compared the financial performance of Tencor and the prices and trading activity of the Tencor Common Stock with that of certain other publicly-traded companies that DMG deemed were relevant and their securities; (ix) reviewed the reported prices and trading activity for the KLA Common Stock; (x) compared the financial performance of KLA and the prices and trading activity of the KLA Common Stock with that of certain other publicly-traded companies that DMG deemed were relevant and their securities; (xi) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions that DMG deemed were relevant; (xii) reviewed and discussed with the senior management of KLA (a) the strategic rationale for the Merger and their assessment of the synergies and other benefits expected to be derived from the Merger and (b) certain alternatives to the Merger; (xiii) participated in discussions and negotiations among representatives of Tencor and KLA and their respective financial and legal advisors; (xiv) reviewed the Reorganization Agreement, the Tencor Stock Option Agreement and the KLA Stock Option Agreement; and (xv) performed such other analyses and considered such other factors as DMG deemed appropriate.

     In rendering the DMG Opinion, DMG assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the DMG Opinion. DMG was not provided with and therefore did not review, any internal financial projections or forecasts relating to future operations or prospects of KLA or Tencor, and therefore, upon the advice of KLA and Tencor, DMG assumed that the publicly available estimates of research analysts were a reasonable basis upon which to evaluate and analyze the future financial performance of KLA and Tencor. With respect to the information furnished by KLA and Tencor, and with respect to information discussed with the managements of KLA and Tencor regarding their views of future operations, DMG assumed that such information had been reasonably prepared and reflected the best then available estimates and judgments of KLA's or Tencor's management as to the competitive, operating and regulatory environments and related financial performance of KLA or Tencor, as applicable, for the relevant periods. DMG also relied upon, without independent verification, the assessment by KLA management of the cost savings and other synergies as well as the strategic and other benefits expected to be derived from the Merger. DMG did not make any independent valuation or appraisal of the assets, liabilities or technology of KLA or Tencor and was not furnished with any such appraisals. DMG assumed that the Merger will be accounted for as a pooling-of-interests business combination in accordance with generally accepted accounting principles and will be consummated in accordance with the terms set forth in the Reorganization Agreement. The DMG Opinion was necessarily based on economic, market and other conditions in effect on, and the information made available to DMG as of, the date of the DMG Opinion.

     The following is a summary of the analysis performed by DMG in preparation of the DMG Opinion, and reviewed with the Board of Directors of KLA at a meeting held on January 13, 1997.

     Historical Exchange Ratio Analysis. DMG reviewed the historical trading prices for KLA Common Stock and Tencor Common Stock, separately and in comparison to each other. DMG also reviewed the ratios of the daily closing stock prices of Tencor Common Stock to KLA Common Stock for each day over various periods, starting as far back as March 9, 1993 (the date of the initial public offering of Tencor Common Stock) and ending January 10, 1997 (the trading date preceding DMG's presentation at the January 13, 1997 meeting of the KLA Board) and computed the premiums represented by the Exchange Ratio over the average of these ratios. The average of the ratios of the daily closing stock prices of Tencor Common Stock to KLA Common Stock for the various periods ending on January 10, 1997 were 0.733 for the period since March 9, 1993; 0.800 for the previous year; 0.807 for the previous 180 days; 0.773 for the previous 90 days;
0.730 for the previous 60 days; 0.721 for the previous 30 days; 0.725 for the previous 10 days; and 0.720 for January 10, 1997. DMG observed that the Exchange Ratio represented a premium of 36.4%, 25.0%, 23.9%, 29.4%, 36.9%, 38.7%, 37.9%
and 38.8%, respectively, over the aforementioned ratios of the prices of Tencor Common Stock and KLA Common Stock.

     Selected Precedent Transactions. DMG reviewed the publicly available financial terms of two recent transactions in the yield management sector of the semiconductor equipment industry: the acquisition by Applied Materials of Opal and the acquisition by Applied Materials of Orbot. DMG observed multiples of aggregate value to the latest twelve months revenue of 2.2 times and 3.1 times for Opal and Orbot, respectively, aggregate value to the latest twelve months operating income of 11.7 times for Opal, latest twelve months price-to-earnings multiple (adjusted for taxes) of 20.0 times for Opal, and calendar 1997 price-to-earnings multiple of 15.6 times for Opal. DMG also observed the multiples implied by the Merger of 2.6 times the latest twelve months revenue,
9.5 times the latest twelve months operating income, 17.0 times the latest twelve months price-to-earnings and 27.2 times calendar 1997 earnings based on First Call's estimates for Tencor. First Call is a financial data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. DMG also noted the premiums to the closing stock price prior to announcement of 52.6% for Opal and 38.8% for Tencor based on the Exchange Ratio and KLA's and Tencor's closing stock prices on January 10, 1997.

     Premium Analysis. DMG reviewed 46 stock-for-stock merger and acquisition transactions involving companies in the technology sector since 1987, none of which were deemed directly comparable to the Merger. Such analysis showed transaction exchange ratios resulting in average premiums of approximately 21.6%, 33.1%, 38.7%, 41.9%, 38.1% and 32.7% over the average of the ratios of the closing stock prices of the companies involved in such mergers over the one year, 90 day, 60 day, 30 day, 10 day and one day periods ending the day preceding the public announcement of these transactions, respectively. DMG observed that the Exchange Ratio represented premiums of approximately 25.0%, 29.4%, 36.9%, 38.7%, 37.9% and 38.8% over the average of the ratios of the daily closing stock prices of Tencor Common Stock to KLA Common Stock for the respective comparable periods ending on January 10, 1997.

     DMG also reviewed 25 selected stock-for-stock "merger-of-equals" transactions since 1987, none of which were deemed directly comparable to the Merger. Such analysis indicated that, for these selected mergers, the mean premium paid by the company issuing stock over the market price of the company receiving stock the day prior to the announcement of such mergers was 16.4% and the mean pro forma ownership percentage of the company issuing stock was 57%, compared to 38.8% and 62%, respectively, for the Merger based on the Exchange Ratio and KLA's and Tencor's closing share prices on January 10, 1997.

     Contribution Analysis. DMG analyzed the pro forma contribution by each of KLA and Tencor to the revenue, gross profit, operating income and net income of the Combined Company (adjusted to reflect the companies' respective net cash balances) if the Merger were to be consummated. Such analysis was based on analysts' consensus forecasts for each of KLA and Tencor. DMG observed that, for the calendar years 1995, 1996 and estimated 1997, Tencor would contribute approximately 36.9%, 36.9% and 37.7% of the revenues, respectively, 39.6%, 38.8% and 39.6% of the gross profit, respectively, 44.7%, 38.6% and 34.3% of the operating income, respectively, and 39.2%, 38.1% and 33.0% of the net income, respectively, of the Combined Company. These figures compared to the pro forma ownership of the Tencor shareholders in the Combined Company of 37.8%. DMG observed that the contribution analysis does not take into account the different price-earnings multiples of revenue, operating profit or earnings that the market ascribes to KLA and Tencor.

     Pro Forma Analysis of the Merger. DMG analyzed certain pro forma effects of the Merger on the earnings and capitalization of KLA. With respect to 1997, such analysis was based on analysts' consensus earnings estimates as well as First Call consensus estimates for KLA and Tencor both with and without assumed pre-tax annual synergies. Based on such analysis, DMG observed that, based on the Exchange Ratio and assuming that the Merger was treated as a pooling-of-interests business combination for accounting purposes, before taking into account any one-time restructuring charges, the Merger would result (i) for the analysts' consensus cases, in earnings per share dilution for KLA shareholders of 7.3% and 3.6% for calendar years 1997 and 1998, respectively, without the assumed synergies, and earnings per share accretion of 0.7% and 2.6% for calendar years 1997 and 1998, respectively, with the assumed synergies and
(ii) for the First Call consensus cases, earnings per share dilution for KLA shareholders of 6.6% for calendar year 1997 without the assumed synergies, and earnings per share accretion of 2.1% for calendar year 1997, with the assumed synergies.

     In connection with the review of the Merger by the KLA Board, DMG performed a variety of financial and comparative analyses for purposes of the DMG Opinion. While the foregoing summary describes all material analyses and factors reviewed by DMG with the KLA Board, it does not purport to be a complete description of the presentations by DMG to the KLA Board or the analyses performed by DMG in arriving at the DMG Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. DMG believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the DMG Opinion. In addition, DMG may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described above should not be taken to be DMG's view of the actual value of KLA or Tencor. In performing its analyses, DMG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of KLA or Tencor. The analyses performed by DMG are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of DMG's analysis of the fairness of the Exchange Ratio, from a financial point of view, to KLA and were provided to the KLA Board in connection with the delivery of the DMG Opinion.

     DMG is an internationally recognized investment banking and advisory firm. DMG, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DMG may actively trade the securities and loans of KLA and Tencor for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities and loans.

     KLA has agreed to pay DMG a fee for its financial advisory services in connection with the Merger, including, among other things, rendering the DMG Opinion and making the presentation referred to above. Pursuant to a letter agreement between KLA and DMG, KLA has agreed to pay DMG (i) a retainer fee of $100,000 upon execution of the engagement letter; (ii) a termination fee of (a) $1,500,000 in the event that the Merger is not consummated and KLA receives a termination fee from Tencor or (b) $750,000 in the event that the Merger is not consummated and KLA is reimbursed for its transaction expenses in connection therewith; and (iii) in the event the Merger is consummated, a fee of 0.4% of the aggregate purchase price paid in the Merger, consisting of a transaction fee and an advisory fee (in consideration for prior financial advisory services rendered by DMG to KLA in connection with a potential transaction with Tencor), each of 0.2% of the aggregate purchase price paid in the Merger, against which the amount referred to in clause (i) would be credited. The amount of the transaction fee and the advisory fee will depend on the closing share price of KLA Common Stock over the ten trading days prior to and including the Closing Date of the Merger. In addition, KLA has agreed to reimburse DMG for its out-of-pocket expenses (including fees and expenses of its legal counsel) incurred in connection with its engagement, and to indemnify DMG and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

     Opinion of Merrill Lynch

     KLA retained Merrill Lynch to render financial advisory services with respect to KLA's proposed business combination with Tencor.

     At the meeting of KLA's Board on January 13, 1997, Merrill Lynch rendered its oral opinion, subsequently confirmed in writing on January 14, 1997 (the "Merrill Lynch Opinion") to the effect that, as of January 14, 1997 and based upon the assumptions made, matters considered and limits of review, as set forth in such opinion, the Exchange Ratio was fair to KLA from a financial point of view.

     A copy of the Merrill Lynch Opinion dated January 14, 1997, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch, is attached hereto as Annex E and is incorporated herein by reference. The description of the Merrill Lynch Opinion set forth herein is qualified in its entirety by reference to the full text of the Merrill Lynch Opinion. Shareholders of KLA are urged to read the Merrill Lynch Opinion in its entirety. The Merrill Lynch Opinion is addressed to the KLA Board and addresses only the fairness from a financial point of view of the Exchange Ratio. The Exchange Ratio was determined on the basis of negotiations between KLA and Tencor. The Merrill Lynch Opinion does not address the underlying decision by KLA to engage in the Merger and does not constitute a recommendation to any KLA shareholder as to how such shareholder should vote at the KLA Special Meeting.

     In arriving at its opinion, set forth in the Merrill Lynch Opinion, Merrill Lynch, among other things: (i) reviewed KLA's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended June 30, 1996 and KLA's Form 10-Q and the related unaudited financial information for the quarterly period ending September 30, 1996; (ii) reviewed Tencor's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and Tencor's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1996, June 30, 1996 and September 30, 1996; (iii) reviewed certain information relating to prior periods concerning the business, earnings and assets of KLA and Tencor furnished to Merrill Lynch by KLA and Tencor; (iv) conducted due diligence discussions with members of senior management of KLA and Tencor and discussed with members of senior management of KLA and Tencor their views regarding future business, financial and operating benefits arising from the Merger; (v) reviewed the historical market prices and trading activity for KLA Common Stock and Tencor Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant to KLA and Tencor, respectively; (vi) compared the results of operations of KLA and Tencor with those of certain companies which Merrill Lynch deemed to be relevant to KLA and Tencor, respectively; (vii) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) considered the pro forma financial effect of the Merger on KLA's capitalization ratios and earnings, cash flow and book value per share;
(ix) participated in certain discussions and negotiations among representatives of KLA and Tencor and their financial and legal advisors; (x) reviewed the Reorganization Agreement, the KLA Option Agreement and the Tencor Option Agreement; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

     In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by KLA and Tencor, and did not assume responsibility for independent verification of such information. Merrill Lynch did not assume responsibility for undertaking an independent valuation or appraisal of the assets of KLA or Tencor and no such valuation or appraisal was provided to it. Merrill Lynch was not provided with, and did not review, any internal financial projections or forecasts relating to future operations or prospects of KLA and Tencor. With respect to the information furnished by KLA and Tencor, and with respect to information discussed with managements of KLA and Tencor, regarding their views of future operations, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best then available estimates and judgments of KLA's or Tencor's management as to the competitive, operating and regulatory environments and related financial performance of KLA or Tencor, as the case may be, for the relevant periods and as to the strategic rationale for the Merger. In addition, Merrill Lynch assumed that the Merger would qualify for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and as a reorganization within the meaning of Section 368(a) of the Code. Merrill Lynch assumed that the Merger would be consummated on the terms set forth in the Reorganization Agreement without waiver or amendment of any of the terms or conditions thereof. The Merrill Lynch Opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of such opinion. In rendering such opinion, Merrill Lynch observed that it was not expressing any opinion as to the price at which KLA Common Stock would actually trade at any time.

     The matters considered by Merrill Lynch in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of KLA and Tencor, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The Merrill Lynch Opinion does not present a discussion of the relative merits of the Merger as compared with any other business plan or opportunity that might be presented to KLA, or the effect of any other arrangement in which KLA might engage.

     At the meeting of the KLA Board held on January 13, 1997, Merrill Lynch presented certain financial analyses accompanied by written materials in connection with the delivery of its oral opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion, which was delivered on January 14, 1997.

     Historical Exchange Ratio Analysis. Merrill Lynch reviewed the historical trading prices for KLA Common Stock and Tencor Common Stock, separately, and in comparison to each other. Merrill Lynch also reviewed the ratios of the daily closing prices of Tencor to KLA over various periods, starting as far back as March 9, 1993 and ending January 10, 1997 and computed the premium represented by the Exchange Ratio of 1.0 over the average of these ratios over various periods of time ending January 10, 1997. The average of the ratios of the daily closing prices of Tencor to KLA for the various periods ending on January 10, 1997 were 0.78 for the previous three years; 0.88 for the previous two years;
0.80 for the previous one year; 0.80 for the previous 180 days; 0.71 for the previous 60 days; 0.72 for the previous 30 days; and 0.73 for the previous one week. The Exchange Ratio of 1.0 represented a premium of 28.2%, 13.0%, 24.7%, 25.3%, 40.3%, 39.7%, and 37.7%, respectively, over the aforementioned average ratios of Tencor to KLA stock prices.

     Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call, Merrill Lynch compared certain financial and operating information and ratios for both KLA and Tencor with the corresponding financial and operating information for a group of six publicly traded companies engaged primarily in businesses which Merrill Lynch deemed to be relevant for the purpose of its analysis, including Applied Materials, Credence Systems Corporation, Lam Research Corporation, Novellus Systems, Inc., Silicon Valley Group, Inc. and Teradyne, Inc. (the "Merrill Comparable Companies").

     Merrill Lynch's calculations resulted in the following relevant ranges for the Merrill Comparable Companies: total enterprise value (defined as market value of common equity plus book value of total debt and preferred stock less cash) as a multiple of latest twelve months ("LTM") revenue (as of September 30,
1996) of 1.40x to 2.00x (with KLA at 2.52x and Tencor at 1.71x); total enterprise value as a multiple of LTM (as of September 30, 1996) earnings before interest and tax ("EBIT") of 6.0x to 8.0x (with KLA at 10.4x and Tencor at 6.3x); total market value as a multiple of projected calendar 1997 net income of 17.0x to 22.0x (with KLA at 22.5x and Tencor at 19.6x); and total market value as a multiple of projected calendar 1998 net income of 11.0x to 15.0x (with KLA at 16.3x and Tencor at 13.0x). Applying the ranges of multiples derived from the Merrill Comparable Companies' information analyzed by Merrill Lynch, Merrill Lynch calculated implied per share equity values of KLA ranging from $29.64 to $42.77, and of Tencor ranging from $23.49 to $31.03.

     None of the companies utilized in the above analysis for comparative purposes is, of course, identical to KLA or Tencor. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Merrill Comparable Companies and other factors that could affect the public trading value of the Merrill Comparable Companies.

     Comparable Acquisition Analysis. Merrill Lynch also reviewed the financial terms of seven transactions in the semiconductor equipment industry (the "Comparable Acquisitions"). The Comparable Acquisitions reviewed, in reverse chronological order of announcement date, were: (i) the acquisition by Applied Materials of Opal; (ii) the acquisition by Applied Materials of Orbot; (iii) the acquisition by Plasma & Materials Technologies, Inc. of Electrotech, Inc. and Electrotech Equipments Ltd.; (iv) the acquisition by Teradyne, Inc. of Megatest Corporation; (v) the acquisition by MEMC Electronic Materials, Inc. of the Electronic division of Albemarle Corporation; (vi) the acquisition by Credence Systems Corporation of Epro Corporation; and (vii) the acquisition by Tencor of Prometrix Corporation.

     Merrill Lynch then analyzed offer value and transaction consideration multiples implied by the prices paid in these transactions. The analyses resulted in the following relevant ranges: offer value as a multiple of LTM net income (as of September 30, 1996) of 13.0x to 16.0x; and transaction value as a multiple of LTM EBIT (as of September 30, 1996) of 8.0x to 12.0x, and LTM revenues (as of September 30, 1996) of 2.0x to 3.0x. Applying the ranges of multiples derived from Comparable Acquisitions information analyzed by Merrill Lynch, Merrill Lynch calculated implied per share equity values of KLA ranging from $33.39 to $46.52 and of Tencor ranging from $31.03 to $43.09.

     No transaction utilized in the comparable acquisition transaction analysis was identical to the Merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies included in the comparable acquisition transaction analysis and other factors that could affect the offer value and the transaction consideration.

     Premium Analysis. Merrill Lynch reviewed the premiums paid in acquisition transactions (the "Merrill Comparable Transactions") in the technology sector since January 1, 1990 with a transaction value in excess of $500 million in which the consideration was the common stock of the acquiror. Such analysis indicated that, in such transactions, the mean and median premiums to the closing market price one day, one week and one month prior to announcement were 40.4%, 46.6% and 59.5%, and 33.8%, 37.8% and 54.2%, respectively. Merrill Lynch also reviewed the premiums paid in recent transactions involving "merger of equals." Such analysis indicated that, in such transactions, the median and maximum premiums to the closing market price one day, one week and one month prior to announcement were 14.1%, 15.8% and 15.3%, and 40.6%, 46.9% and 54.0%, respectively.

     Merrill Lynch's analyses of the premiums paid in the Merrill Comparable Transactions indicated that, assuming a value of $28.00 per share of Tencor Common Stock, which was the closing price on January 10, 1997 (the working assumptions utilized by Merrill Lynch in conducting its analyses), the mean or median imputed offer price for a share of Tencor Common Stock would range from $37.45 to $44.67.

     Discounted Cash Flow Analysis. Merrill Lynch also performed discounted cash flow analyses (i.e., an analysis of the present value for the projected unlevered free cash flows and terminal value for the periods and at the discount rates indicated) of both KLA and Tencor for the years 1997 through 2001, inclusive, using discount rates reflecting a weighted average cost of capital ranging from 12.0% to 16.0% and terminal value multiples of calendar year 2002 unlevered earnings (before interest and after taxes) ranging from 13.0x to 17.0x.

     Applying the results of such discounted cash flow analysis, and assuming no synergies arising out of the Merger, Merrill Lynch calculated the implied per share equity values of Tencor ranging from $36.35 to $50.28, and of KLA ranging from $40.65 to $55.31.

     Applying the same results but assuming synergies arising out of the Merger in a pre-tax annual amount equal to $20 million beginning in the quarter ending September 30, 1997, Merrill Lynch calculated the implied per share equity values of Tencor ranging from $38.44 to $53.25, and of KLA ranging from $40.65 to $55.31.

     Contribution Analysis. Merrill Lynch observed that, after giving effect to the issuance of KLA Common Stock in the Merger, Tencor shareholders would receive 37.8% of the outstanding KLA Common Stock. Merrill Lynch analyzed the relative contributions of KLA and Tencor to the revenues, EBIT and net income of the combined entity. Using projections based on analysts' consensus for Tencor and analysts' consensus and discussion with KLA management for KLA, Merrill Lynch observed that in estimated calendar 1996, 1997 and 1998, respectively:
Tencor would contribute 36.8%, 35.5% and 38.2% to the revenue of the combined entity; 39.0%, 31.9% and 35.8% to the EBIT of the combined entity; and 38.0%, 31.1% and 34.5% to the net income of the combined entity.

     Pro Forma Earnings Analysis. Merrill Lynch analyzed certain pro forma earnings effects resulting from the Merger, both with and without assumed pre-tax annual synergies beginning in the quarter ending September 30, 1997. In its analyses, Merrill Lynch assumed that the Merger was treated as a pooling-of-interests business combination for accounting purposes and excluded any one-time restructuring charges that may result from the Merger. Among the analyses it performed, Merrill Lynch gave weight to the following cases: (i) projections of KLA based on analysts' consensus and discussions with KLA management, and analysts' consensus for Tencor; (ii) analysts' consensus for both KLA and Tencor; and (iii) projections of KLA and Tencor, each based on analysts' consensus and discussions with KLA and Tencor management, respectively.

     The analyses described in the preceding sentence indicated that: (i) without the assumed synergies, the Merger would be dilutive (ranging from 3.5% to 9.2%) in all cases for each of calendar years 1997 and 1998 and each of the KLA fiscal years 1997 and 1998 and (ii) with the assumed synergies, the Merger would be dilutive (ranging from 2.1% to 5.2%) in all cases for both calendar and KLA fiscal years 1997, but would be accretive (ranging from 1.0% to 3.2%) in all cases for both calendar and KLA fiscal years 1998.

     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its analyses set forth in its opinion.

     The KLA Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the Merger.

     Pursuant to a letter agreement, KLA has agreed to pay Merrill Lynch (i) a $100,000 retainer fee on the date of the letter agreement; (ii) a termination fee of (a) $1,500,000 if the Merger is not consummated and KLA receives a termination fee from Tencor or (b) $750,000 in the event that the Merger is not consummated and KLA is reimbursed for its transaction expenses in connection therewith; and (iii) if the Merger is consummated, a transaction fee of 0.2% of the aggregate purchase price paid in the Merger upon consummation of the Merger. The amount referred to in the preceding clause (i) would be credited against the payment under clause (ii) or (iii), as the case may be. The fees paid or payable to Merrill Lynch are not contingent upon the contents of the opinion delivered. In addition, KLA has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) incurred in connection with its engagement, and to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

     In the ordinary course of its business, Merrill Lynch may actively trade the securities and loans of KLA and Tencor for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities and loans.

OPINION OF TENCOR'S FINANCIAL ADVISOR

     Lehman Brothers has acted as financial advisor to Tencor in connection with the Merger. As part of its role as financial advisor to Tencor, Lehman Brothers was engaged to render its opinion as to the fairness, from a financial point of view, to Tencor's shareholders of the Exchange Ratio to be offered to such shareholders in the Merger. The full text of the written opinion of Lehman Brothers dated January 14, 1997, which sets forth assumptions made, factors considered and limitations on the review undertaken by Lehman Brothers, is set forth in Annex F to this Joint Proxy Statement/Prospectus. The summary of Lehman Brothers' opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of said opinion.

     On January 14, 1997, in connection with the evaluation of the Merger Agreement by the Tencor Board, Lehman Brothers made a presentation to the Board with respect to the Merger and rendered a written opinion that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such written opinion as described below, the Exchange Ratio to be offered to Tencor's shareholders in the Merger is fair, from a financial point of view, to such shareholders.

     No limitations were imposed by Tencor on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that (i) Lehman Brothers was not provided with and did not have any access to any financial forecasts or projections prepared by the managements of Tencor or KLA as to the future financial performance of Tencor, KLA or the Combined Company and (ii) Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of Tencor's business. Lehman Brothers was not requested to and did not make any recommendation to the Tencor Board as to the form or amount of consideration to be received by Tencor's shareholders in the Merger, which was determined through arm's-length negotiations between Tencor and KLA. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Tencor, but made its determination as to fairness, from a financial point of view, to Tencor's shareholders of the Exchange Ratio to be offered, on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion was for the use and benefit of the Tencor Board and was rendered to the Tencor Board in connection with its consideration of the Merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any shareholder of Tencor as to how such shareholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, Tencor's underlying business decision to proceed with or effect the Merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed; (i) the Reorganization Agreement and the specific terms of the Merger, including with respect to the corporate governance and management of the Combined Company following consummation of the Merger; (ii) publicly available information concerning Tencor and KLA that it believed to be relevant to its analysis; (iii) financial and operating information with respect to the business, operations and prospects of Tencor and KLA furnished to it by Tencor and KLA; (iv) a trading history of Tencor's and KLA's Common Stock since Tencor's initial public offering on March 9, 1993 to the present and a comparison of that trading history with those of other companies that it deemed relevant; (v) a comparison of the historical financial results and present financial condition of Tencor and KLA with those of other companies that it deemed relevant; (vi) the potential pro forma financial effects of the Merger on Tencor and KLA and a comparison of the relative financial contributions of Tencor and KLA to the Combined Company following consummation of the Merger, each based on publicly available estimates from third party research analysts of the future financial performance of Tencor and KLA; and (vii) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that it deemed relevant. In addition, Lehman Brothers had discussions with managements of Tencor and KLA concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as it deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of both Tencor and KLA that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In arriving at its opinion, at the direction of Tencor, Lehman Brothers was not provided with and did not have any access to any financial forecasts or projections prepared by the managements of Tencor or KLA as to the future financial performance of Tencor, KLA or the Combined Company, and therefore, upon advice of Tencor and KLA, it assumed that the publicly available estimates of research analysts were a reasonable basis upon which to evaluate and analyze the future financial performance of Tencor and KLA and that Tencor and KLA would perform substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Tencor or KLA, and Lehman Brothers did not make nor obtain any evaluations or appraisals of the assets or liabilities of Tencor or KLA. In arriving at its opinion, upon advice of Tencor and its legal and accounting advisors, Lehman Brothers assumed that the Merger would qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of the Code, and therefore as a tax-free transaction to the shareholders of Tencor. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     In connection with preparing its presentations to the Tencor Board on January 11 and 14, 1997, and its written opinion dated January 14, 1997, Lehman Brothers performed a variety of financial and comparative analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tencor and KLA. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Contribution Analysis. Lehman Brothers utilized publicly available historical financial data regarding Tencor and KLA and estimates of future financial performance of Tencor and KLA by third party research analysts to calculate the relative contributions of Tencor and KLA to the pro forma Combined Company with respect to revenues, operating income (defined as income before interest and taxes) and net income for the calendar years 1994, 1995, 1996 and 1997. In 1994, Tencor would have contributed 36.1%, 37.5% and 34.1% of revenues, operating income and net income, respectively, to the Combined Company. In 1995, Tencor would have contributed 36.7%, 41.8% and 40.4% of revenues, operating income and net income, respectively, to the Combined Company. In 1996, Tencor would have contributed 36.7%, 39.0% and 37.9% of revenues, operating income and net income, respectively, to the Combined Company. In 1997, Tencor was estimated to contribute 33.8%, 31.3% and 31.2% of revenues, operating income and net income, respectively, to the Combined Company. Lehman Brothers compared such contributions to the pro forma ownership of the Combined Company by Tencor shareholders. Such ownership would be approximately 37.5%, assuming exercise of all outstanding Tencor and KLA options.

     Pro Forma Analysis. Based on the Exchange Ratio and the financial projections of unaffiliated research analysts for Tencor and KLA on a standalone basis, Lehman Brothers calculated the estimated pro forma financial results for the Combined Company. Lehman Brothers noted that, assuming no cost savings as a result of the Merger and excluding extraordinary charges, the Merger (i) would have been 1.2% dilutive to Tencor's standalone earnings per share ("EPS") and 0.4% accretive to KLA's standalone EPS in calendar year 1996 and (ii) was estimated to be 20.4% accretive to Tencor's standalone EPS and 8.8% dilutive to KLA's standalone EPS in calendar year 1997.

     Stock Trading History. Lehman Brothers considered various historical data concerning the history of the trading prices and volumes for Tencor and KLA Common Stock for the period from March 9, 1993 (the date of the initial public offering of Tencor) to January 13, 1997 (the last trading date prior to the delivery of the opinion) and the relative stock price performances during this same period of Tencor, KLA and of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Tencor and KLA. Specifically, Lehman Brothers included in its review certain semiconductor equipment companies, including Applied Materials, Inc.; Lam Research Corporation; Novellus Systems, Inc.; Silicon Valley Group, Inc.; and Teradyne, Inc. (the "Lehman Comparable Companies"). During this period, the closing stock price of Tencor ranged from $3.750 to $47.125 per share, and the closing stock price of KLA ranged from $5.625 to $47.125 per share. During the one year period prior to the announcement of the Merger, the closing stock price of Tencor ranged from $14.750 to $30.063 per share, and the closing stock price of KLA ranged from $17.750 to $40.000 per share.

     Comparable Company Analysis. Using publicly available information, Lehman Brothers compared selected financial data of Tencor and KLA with similar data of the Lehman Comparable Companies. For each of Tencor, KLA and the Lehman Comparable Companies, Lehman Brothers calculated the multiple of the current stock price to (i) the latest twelve months earnings per share (the "LTM P/E Multiple"); (ii) the estimated 1996 earnings per share (the "1996 P/E Multiple"), based on data from I/B/E/S International, Inc. ("IBES"), a service company used widely by the investment community to gather earnings estimates from various research analysts; and (iii) the estimated 1997 earnings per share (the "1997 P/E Multiple"), also based on IBES data. Lehman Brothers noted that, as of January 13, 1997, (i) the LTM P/E Multiple for Tencor (based on the Exchange Ratio) was 17.5x versus 17.8x for KLA and 10.1x for the median of the Lehman Comparable Companies; (ii) the 1996 P/E Multiple for Tencor (based on the Exchange Ratio) was 19.1x versus 19.4x for KLA and 11.4x for the median of the Lehman Comparable Companies; and (iii) the 1997 P/E Multiple for Tencor (based on the Exchange Ratio) was 27.2x versus 20.6x for KLA and 20.5x for the median of the Lehman Comparable Companies. In addition, Lehman Brothers calculated the Firm Value (defined as market value of the respective company's equity plus total debt less cash and cash equivalents) as a multiple of the latest twelve months revenues (the "LTM Revenue Multiple"). Lehman Brothers noted that, as of January 13, 1997, the LTM Revenue Multiple for Tencor (based on the Exchange Ratio) was 2.82x versus 2.48x for KLA and 1.25x for the median of the Lehman Comparable Companies.

     However, because of the inherent differences between the businesses, operations and prospects of Tencor and KLA and the business, operations and prospects of the companies included in the Comparable Companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the companies included in the Lehman Comparable Companies and Tencor and KLA that would affect the public trading values of each.

     Comparable Transaction Analysis and Transaction Premium Analysis. Using publicly available information, Lehman Brothers compared selected financial data for Tencor to similar data for three selected transactions in the semiconductor equipment industry (the "Lehman Comparable Transactions"). The Lehman Comparable Transactions included the following transactions: the acquisition of Orbot by Applied Materials; the acquisition of Opal by Applied Materials; and the acquisition of Megatest Corporation by Teradyne, Inc. Lehman Brothers reviewed the prices paid in the Lehman Comparable Transactions in terms of the multiple of the Transaction Enterprise Value (defined as the total consideration paid including total debt less cash and cash equivalents assumed) to the latest twelve months revenues (the "LTM Transaction Revenue Multiple"). Lehman Brothers noted that the LTM Transaction Revenue Multiple associated with the Merger was 2.82x versus 3.05x for the median of the Lehman Comparable Transactions. Lehman Brothers also noted the limited number of transactions and the limited amount of financial data which it believed were relevant for the purposes of this analysis.

     In addition, Lehman Brothers reviewed the premium paid in selected acquisitions in the technology sector with transaction values greater than $500 million from January 1, 1996 through January 13, 1997 (the "Technology Transactions"). Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing (i) one month (the "One Month Premium"); (ii) one week (the "One Week Premium") and;
(iii) one day (the "One Day Premium") prior to the announcement of the transaction. Lehman Brothers noted that (i) the One Month Premium associated with the Merger was 65.8% versus 37.5% for the median of the Technology Transactions; (ii) the One Week Premium associated with the Merger was 42.9% versus 34.8% for the median of the Technology Transactions; and (iii) the One Day Premium was 33.1% versus 32.6% for the median of the Technology Transactions.

     However, because the reasons for and the circumstances surrounding each of the Lehman Comparable Transactions and the Technology Transactions were specific to such transaction, and because of the inherent differences among the businesses, operations and prospects of Tencor and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis and, accordingly, also made qualitative judgments concerning differences between the terms and characteristics of these transactions and the Merger that would affect the transaction values of Tencor and such acquired companies.

     Engagement of Lehman Brothers. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Tencor Board selected Lehman Brothers because of its expertise, reputation and familiarity with Tencor and the semiconductor equipment industry in general.

     Pursuant to an engagement letter between Tencor and Lehman Brothers, Tencor has agreed to pay Lehman Brothers (1) a fee of $1,000,000 for rendering its opinion and (2) a fee of 0.525% of the aggregate value of the consideration received by Tencor's shareholders upon consummation of the Merger against which the $1,000,000 opinion fee would be credited. Tencor also has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement and the rendering of this opinion.

     Lehman Brothers has performed various investment banking services for Tencor in the past, including lead-managing Tencor's initial public offering in March 1993, advising it with respect to its acquisition of

Prometrix Corporation in February 1994, lead-managing the Tencor Common Stock offering in September 1994 and lead-managing the Tencor Common Stock offering in April 1995, and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers actively trades in the securities of Tencor and KLA for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of Tencor Common Stock. This discussion does not deal with all income tax considerations that may be relevant to particular Tencor shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, foreign persons, shareholders who acquired their shares in connection with previous mergers involving Tencor or an affiliate, or shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of Tencor Common Stock were or are acquired or shares of KLA Common Stock or common stock of the Combined Company were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, TENCOR SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code, with each of KLA, Merger Sub and Tencor intended to qualify as a "party to the reorganization" under Section 368(b) of the Code, in which case the following tax consequences will result (subject to the limitations and qualifications referred to herein):

     (a) No gain or loss will be recognized by holders of Tencor Common Stock solely upon their receipt of common stock of the Combined Company in the Merger in exchange therefor;

     (b) The aggregate tax basis of the common stock of the Combined Company received in the Merger by a Tencor shareholder will be the same as the aggregate tax basis of Tencor Common Stock surrendered in exchange therefor;

     (c) The holding period of the common stock of the Combined Company received in the Merger by a Tencor shareholder will include the period during which the shareholder held the Tencor Common Stock surrendered in exchange therefor, provided that the Tencor Common Stock is held as a capital asset at the time of the Merger;

     (d) A Tencor shareholder who exercises Dissenters' Rights with respect to all of such holder's shares of Tencor Common Stock will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such shares and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of
Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). Such gain or loss will be capital gain or loss, provided that the Tencor Common Stock is held as a capital asset at the time of the Merger. A sale of Tencor Common Stock pursuant to an exercise of Dissenters' Rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising appraisal rights owns no shares of KLA Common Stock or Tencor Common Stock (either actually or constructively within the meaning of Section 318 of the Code). If, however, a shareholder's sale for cash of Tencor Common Stock pursuant to an exercise of Dissenters' Rights is a Dividend Equivalent Transaction, then such shareholder will generally recognize income for federal income tax purposes in an amount up to the entire amount of cash so received; and

     (e) None of KLA, Merger Sub or Tencor will recognize gain or loss solely as a result of the Merger.

     The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. KLA and Tencor have each received an opinion from their respective legal counsel, Wilson Sonsini Goodrich & Rosati Professional Corporation, and Heller Ehrman White & McAuliffe, respectively, to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations made by KLA, Merger Sub and Tencor, including representations in certificates delivered to counsel by the respective managements of KLA, Merger Sub and Tencor. Of particular importance are those assumptions and representations relating to the "continuity of interest" requirement.

     To satisfy the continuity of interest requirement, Tencor shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Tencor Common Stock in anticipation of the Merger or (ii) the Common Stock received in the Merger (collectively, "Planned Dispositions"), such that the Tencor shareholders, as a group, would no longer have a substantial proprietary interest in the Tencor business being conducted by the Combined Company after the Merger. Planned Dispositions include, among other things, shares disposed of pursuant to the exercise of Dissenters' Rights. Tencor shareholders will generally be regarded as having retained a substantial proprietary interest as long as the common stock of the Combined Company received in the Merger (after reduction for any Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the Tencor shareholders in the Merger. If the continuity of interest requirement were not satisfied, the Merger would not be treated as a "reorganization."

     A successful IRS challenge to the "reorganization" status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in a Tencor shareholder recognizing gain or loss with respect to each share of Tencor Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the common stock of the Combined Company received in exchange therefor. In such event, a shareholder's aggregate basis in the common stock of the Combined Company so received would equal such fair market value and his holding period for such stock would begin the day after the Merger.

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC or the Antitrust Division and the specified waiting period has been satisfied. The notifications required under the HSR Act as well as certain information have been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the specified waiting period under the HSR Act for the Merger has expired. At any time before or after consummation of the Merger, and notwithstanding that the HSR Act waiting period has expired, the Antitrust Division, the FTC or any state or foreign governmental authority, could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Tencor or businesses of KLA or Tencor by KLA. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to them, KLA and Tencor believe that the Merger will be effected in compliance with federal, state and foreign antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, KLA and Tencor would prevail.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt at the closing of the Merger by KLA and Tencor of letters from Price Waterhouse LLP, KLA's and Tencor's independent accountants, reaffirming the firm's concurrence with KLA management's and Tencor management's conclusions, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under APB No. 16, if consummated in accordance with the Reorganization Agreement.

                              TERMS OF THE MERGER

     The following is a brief summary of the material provisions of the Reorganization Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full and complete text of the Reorganization Agreement.

EFFECTIVE TIME

     Subject to the provisions of the Reorganization Agreement, KLA, Tencor and Merger Sub shall cause the Merger to be consummated by filing an Agreement of Merger, with the Secretary of State of the State of California in accordance with the relevant provisions of California law as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati Professional Corporation at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in the Reorganization Agreement, or at such other time, date and location as the parties hereto agree in writing. The Closing is anticipated to occur after the close of business on April 30, 1997.

MANNER AND BASIS OF CONVERTING SHARES

     At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Tencor or the holders of any of the following securities each share of Tencor Common Stock issued and outstanding immediately prior to the Effective Time, (other than any shares of Tencor Common Stock to be canceled and any Dissenting Shares) will be canceled and extinguished and automatically converted into the right to receive one share of KLA Common Stock upon surrender of the certificate representing such share of Tencor Common Stock in the manner provided below (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required)), including, with respect to each share of KLA Common Stock to be received, the associated Rights.

     Each share of Tencor Common Stock owned by Merger Sub, KLA or any direct or indirect wholly-owned subsidiary of Tencor or of KLA immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     At the Effective Time, all options to purchase Tencor Common Stock then outstanding under Tencor's Second Amended and Restated 1984 Stock Option Plan, the Prometrix 1983 Employee Incentive Stock Option Plan, as amended, the Prometrix 1993 Employee Incentive Stock Option Plan, Tencor's 1993 Equity Incentive Plan and Tencor's 1993 Non-Employee Director Stock Plan (collectively, the "Tencor Stock Option Plans") shall be assumed by KLA. At the Effective Time, in accordance with actions expected to be approved by the KLA Board and Tencor Board prior to the Effective Time, the rights to purchase common stock under Tencor's 1993 Employee Stock Purchase Plan and 1993 Foreign Employee Stock Purchase Plan (the "Tencor Employee Stock Purchase Plans"), shall be assumed by KLA until a transition to the KLA Employee Stock Purchase Plan is arranged for Tencor employees.

     Each share of Common Stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into KLA Common Stock or Tencor Common Stock), reorganization, recapitalization or other like change with respect to KLA Common Stock or Tencor Common Stock occurring on or after the date hereof and prior to the Effective Time.

     At or promptly after the Effective Time, KLA, acting through the Exchange Agent, will deliver to each Tencor shareholder of record as of such date a letter of transmittal with instructions to be used by such shareholder in surrendering certificates which, prior to the Merger, represented shares of Tencor Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF TENCOR COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

STOCK OWNERSHIP FOLLOWING THE MERGER

     Based upon the capitalization of Tencor as of the close of business on March 7, 1997 (including the number of shares of Tencor Common Stock outstanding and the number of shares issuable upon exercise of outstanding options to purchase Tencor Common Stock), and assuming that no holder of Tencor Common Stock exercises Dissenters' Rights, an aggregate of approximately 31,245,304 shares of common stock of the Combined Company will be issued to Tencor shareholders in the Merger and KLA will assume options for up to approximately 3,054,604 additional shares of common stock of the Combined Company. Based upon the number of shares of KLA Common Stock issued and outstanding as of March 7, 1997, and after giving effect to the issuance of common stock of the Combined Company as described in the previous sentence, the former holders of Tencor Common Stock would hold, and have voting power with respect to, approximately 37.7% of the Combined Company's total issued and outstanding shares, and holders of former Tencor options would hold options exercisable for approximately 3.6% of the Combined Company's total issued and outstanding shares (assuming the exercise of only such options). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either KLA or Tencor changes subsequent to March 7, 1997 and prior to the Effective Time, and there can be no assurance as to the actual capitalization of KLA or Tencor at the Effective Time or of the Combined Company at any time following the Effective Time.

CONDUCT FOLLOWING THE MERGER

     Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of Merger Sub will be merged into Tencor with Tencor remaining as the Surviving Corporation.

     Pursuant to the Reorganization Agreement, the Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Articles of Incorporation of the Surviving Corporation and the Bylaws of Merger Sub will become the Bylaws of the Surviving Corporation. The Board of Directors of the Surviving Corporation will consist of the directors who are serving as directors of Merger Sub immediately prior to the Effective Time. The officers of Merger Sub immediately prior to the Effective Time will remain as officers of the Surviving Corporation, until their successors are duly elected or appointed or qualified.

     Pursuant to the Reorganization Agreement, the Combined Company Board following the Merger will be increased to twelve members, seven of whom will be the current directors of KLA, and five of whom will be current directors of Tencor. The designees of Tencor will be James W. Bagley, Richard J. Elkus, Jr., Dean O. Morton, Jon D. Tompkins and Lida Urbanek. The Combined Company will have a staggered board, with three classes of directors: Class I, II and III. The classes are elected sequentially. At the Combined Company's next Annual Meeting, currently expected to take place in November 1997, the Class II directors will stand for election. If, prior to the Effective Time, any of the KLA or Tencor designees decline or are unable to serve as directors of the Combined Company, then the company designating such person will designate another person to serve in such person's stead, which person will be reasonably acceptable to the other company. In addition, the KLA Board will take action to cause its Audit Committee, immediately after the Effective Time, to consist of three members, two of whom will have served on the KLA Board immediately prior to the Effective Time and one who will have served on the Tencor Board immediately prior to the Effective Time. Moreover, the KLA Board will take action to cause its Compensation Committee, immediately after the Effective Time, to consist of three members, two of whom will have served on the Tencor Board immediately prior to the Effective Time and one of whom will have served on the KLA Board immediately prior to the Effective Time. In addition, the KLA Board will take action to cause its Nominating Committee, immediately after the Effective Time, to include one person who served on the Tencor Board immediately prior to the Effective Time.

     Pursuant to the Reorganization Agreement, at the Effective Time, the officers of the Combined Company shall be as follows: Kenneth Levy, currently Chairman of the Board and Chief Executive Officer of KLA, will be Chairman of the Board; Jon D. Tompkins, currently Chairman of the Board, President and Chief Executive Officer of Tencor, will be Chief Executive Officer; Kenneth L. Schroeder, currently President, and Chief Operating Officer of KLA, will be President and Chief Operating Officer; Graham Siddall, Ph.D., currently Executive Vice President and Chief Operating Officer of Tencor, will be Executive Vice President responsible for Wafer Inspection Operations.

CONDUCT OF KLA'S AND TENCOR'S BUSINESS PRIOR TO THE MERGER

     Pursuant to the Reorganization Agreement, until the earlier of the termination of the Reorganization Agreement pursuant to its terms or the Effective Time, Tencor (and each of its subsidiaries) and KLA (and each of its subsidiaries) agree, except (i) as indicated in the respective disclosure schedules or (ii) to the extent that the other of them shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, each of Tencor and KLA will promptly notify the other of any material event involving its business or operations. In addition, except as permitted by the terms of the Reorganization Agreement or the KLA Option Agreement or Tencor Option Agreement, or as provided in the respective disclosure schedules, without the prior written consent of the other, neither Tencor nor KLA (except for KLA in connection with the KLA Rights Plan) shall do any of the following, and neither Tencor nor KLA shall permit its subsidiaries to do any of the following:

     (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

     (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

     (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Tencor intellectual property rights as indicated in the Reorganization Agreement or the KLA intellectual property rights as indicated in the Reorganization Agreement, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business;

     (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than pursuant to the KLA Rights Plan;

     (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof other than pursuant to the KLA Rights Plan;

     (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of shares of Tencor Common Stock or KLA Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of the Reorganization Agreement; (ii) options to purchase shares of Tencor Common Stock or KLA Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with stock option plans existing on the date of the Reorganization Agreement; (iii) shares of Tencor Common Stock or KLA Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii); (iv) shares of Tencor Common Stock or KLA Common Stock, as the case may be, issuable to participants in the KLA 1981 Employee Stock Purchase Plan, as amended, or the Tencor Employee Stock Purchase Plans consistent with past practice and the terms thereof; and (v) shares of Tencor Common Stock or KLA Common Stock, as the case may be, issuable pursuant to the Tencor and KLA Stock Option Agreements; and (vi) pursuant to the KLA Rights Plan;

     (g) Cause, permit or propose any amendments to any charter document or bylaw (or similar governing instruments of any subsidiaries);

     (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Tencor or KLA, as the case may be, or enter into any material joint ventures, strategic partnerships or alliances;

     (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Tencor or KLA, as the case may be, except in the ordinary course of business consistent with past practice;

     (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Tencor or KLA, as the case may be, or guarantee any debt securities of others;

     (k) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

     (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

     (m) Make any grant of exclusive rights to any third party;

     (n) Take any action that would be reasonably likely to interfere with KLA's ability to account for the Merger as a pooling-of-interests; or

     (o) Agree in writing or otherwise to take any of the actions described in
(a) through (n) above.

NO SOLICITATION

     Under the terms of the Reorganization Agreement, until the earlier of the Effective Time or termination of the Reorganization Agreement pursuant to its terms, each of KLA and Tencor has agreed that it will not, its subsidiaries will not, and it will instruct its respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than Tencor or KLA, as the case may be, and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning itself or any of its subsidiaries to, or afford any access to the properties, books or records of itself or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Tencor or KLA, as the case may be, and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to itself. For the purposes of the Reorganization Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of the Reorganization Agreement); (ii) sale of

15% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer); (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Under the terms of the Reorganization Agreement, each of KLA and Tencor have agreed to immediately cease any and all existing activities, discussions or negotiations with any parties with respect to any of the foregoing. In addition, KLA and Tencor have agreed to (i) notify the other as promptly as practicable if any inquiry or proposal is made or any information or access is requested in writing in connection with an Acquisition Proposal or potential Acquisition Proposal and
(ii) as promptly as practicable notify the other of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions set forth in the section of the Reorganization Agreement summarized here, each of KLA and Tencor has agreed, until the earlier of the Effective Time or termination of the Reorganization Agreement pursuant to its terms, that it and its subsidiaries will not, and it and its subsidiaries will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Tencor or KLA, as the case may be); provided, that KLA and Tencor have agreed that the Boards of Directors of KLA and Tencor may take and disclose to the shareholders of KLA or Tencor, respectively, a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

     Notwithstanding the foregoing, KLA and Tencor have agreed that, prior to the Effective Time, each of KLA and Tencor may, to the extent its Board of Directors determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of the following paragraph, furnish information to any person, entity or group after such person, entity or group has delivered to KLA or Tencor, as the case may be, in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of KLA or Tencor, respectively, in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the shareholders of KLA or Tencor, respectively (a "Superior Proposal"). In addition, notwithstanding the provisions of the preceding paragraph, in connection with a possible Acquisition Proposal, each of KLA and Tencor may refer any third party to the section of the Reorganization Agreement summarized here or make a copy of such section available to a third party. In the event either KLA or Tencor receives a Superior Proposal, nothing contained in the Reorganization Agreement (but subject to the terms of the Reorganization Agreement) will prevent the Board of Directors of KLA or Tencor, as the case may be, from recommending such Superior Proposal to the shareholders of such company, if such Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of such company may withdraw, modify or refrain from making its recommendations concerning the Merger, and, to the extent the Board of Directors of such company so changes its recommendations, such company may refrain from soliciting proxies and taking such other action necessary to secure the vote of its shareholders as may be required by the Reorganization Agreement; provided, however, that each of KLA and Tencor has agreed that it will not recommend a Superior Proposal to its shareholders for a period of not less than 48 hours after the other's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in the section of the Reorganization Agreement summarized here limits the obligations of KLA and Tencor to hold and convene the KLA Special Meeting or the Tencor Special Meeting, as the case may be (regardless of whether the recommendations of the Board of Directors of KLA or Tencor have been withdrawn, modified or not yet made).

     Notwithstanding the foregoing, each of KLA and Tencor has agreed that it will not provide any non-public information to a third party unless: (i) it provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as the terms in a certain confidentiality agreement between KLA and Tencor; and (ii) such non-public information is the same information previously delivered to the other.

BREAK UP FEES

     Each of KLA and Tencor has agreed that if (i) its Board of Directors withholds, withdraws or modifies, in a manner adverse to the other, its recommendation in favor of adoption and approval of the Merger, and at that time there has not occurred a material adverse effect on the other party, or (ii) its Board of Directors recommends a Superior Proposal to its shareholders, then it will pay to the other party an amount equal to $60 million, in the case of payment by KLA, or $40 million, in the case of payment by Tencor, within one business day following the earlier to occur of (A) termination of the Reorganization Agreement by the other party in connection with such action or
(B) a Negative Vote (as defined below) with regard to KLA or Tencor, respectively. A "Negative Vote" with regard to KLA means the vote of the shareholders of KLA in favor of (i) an increase in the authorized number of shares of KLA Common Stock so as to permit the issuance of shares of KLA Common Stock by virtue of the Merger, or (ii) the issuance of KLA Common Stock by virtue of the Merger is not obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof; and a "Negative Vote" with regard to Tencor means the vote of the shareholders of Tencor in favor of approving and adopting the Reorganization Agreement and approving the Merger is not obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof.

     KLA and Tencor have also agreed that if no payment is required pursuant to the foregoing paragraph, and if (i) a Negative Vote with regard to it occurs and; (ii) prior to such Negative Vote there shall have occurred an Acquisition Proposal with respect to it which has been publicly disclosed and not withdrawn (a "Competing Proposal"); and (iii) within 12 months following such Negative Vote, it enters into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) is consummated, then, provided that no material adverse effect on the other party had occurred prior to the Negative Vote, it will pay to the other party, within one business day following demand for such payment, an amount equal to $60 million, in the case of payment by KLA, or $40 million, in the case of payment by Tencor.

     If no payment is required pursuant to the provisions of either of the preceding two paragraphs and if there is a Negative Vote with regard to either KLA or Tencor then such company has agreed to pay to the other party an amount equal to $5 million within one business day following demand for such payment.

     KLA and Tencor have agreed that payment of the fees described in this section will not be in lieu of damages incurred in the event of breach of the Reorganization Agreement.

     Except as set forth above, KLA and Tencor have agreed that all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Merger is consummated, except that KLA and Tencor will share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus.

CONDITIONS TO THE MERGER

     The respective obligations of each party to the Reorganization Agreement to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) certain approvals by the shareholders of KLA and Tencor shall have been obtained; (ii) the SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC; (iii) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and all waiting periods under the HSR Act relating to the transactions contemplated by the Reorganization Agreement will have expired or terminated early; (iv) KLA and Tencor shall each have received written opinions from legal counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if the legal counsel to either KLA or Tencor does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party; (v) the shares of Common Stock issuable to shareholders of Tencor pursuant to the Reorganization Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq and (vi) each of KLA and Tencor shall have received a letter from its independent accountant reaffirming the firm's concurrence with KLA management's and Tencor management's conclusions as to the appropriateness of pooling-of-interests accounting for the Merger under APB No. 16.

     In addition, the obligation of Tencor to consummate and effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
Tencor: (i) the representations and warranties of KLA and Merger Sub contained in the Reorganization Agreement shall be true and correct; (ii) KLA and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by them on or prior to the Effective Time; and (iii) no material adverse effect with respect to KLA shall have occurred since the date of the Reorganization Agreement.

     Further, the obligations of KLA and Merger Sub to consummate and effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by KLA: (i) the representations and warranties of Tencor contained in the Reorganization Agreement shall be true and correct; (ii) Tencor shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by it on or prior to the Effective Time; and (iii) no material adverse effect with respect to Tencor shall have occurred since the date of the Reorganization Agreement.

TERMINATION OF THE REORGANIZATION AGREEMENT

     The Reorganization Agreement provides that it may be terminated at any time prior to the Effective Time (i) by mutual written consent duly authorized by the Boards of Directors of KLA and Tencor; (ii) by either Tencor or KLA if the Merger has not been consummated by July 31, 1997; provided, that the right to terminate the Reorganization Agreement under this provision is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Reorganization Agreement;
(iii) by either Tencor or KLA if a governmental entity issues an order, decree or ruling or takes any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable; (iv) by either Tencor or KLA if the required approvals of the shareholders of Tencor or KLA contemplated by the Reorganization Agreement have not been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof (provided that the right to terminate the Reorganization Agreement under this provision is not available to any party where the failure to obtain shareholder approval of such party was caused by the action or failure to act of such party in breach of the Reorganization Agreement); (v) by KLA, if the Tencor Board recommends a Superior Proposal with regard to Tencor to the shareholders of Tencor, or if the Tencor Board withholds, withdraws or modifies in a manner adverse to KLA its recommendations concerning the Merger; (vi) by Tencor, if the KLA Board recommends a Superior Proposal with regard to KLA to the shareholders of KLA, or if the KLA Board withholds, withdraws or modifies in a manner adverse to Tencor its recommendations concerning the Merger; (vii) by Tencor, upon certain breaches of any representation, warranty, covenant or agreement on the part of KLA set forth in the Reorganization Agreement, or if any representation or warranty of KLA shall become untrue (provided that if such inaccuracy in KLA's representations and warranties or breach by KLA is curable by KLA through the exercise of its commercially reasonable efforts, then Tencor may not terminate the Reorganization Agreement provided KLA continues to exercise such commercially reasonable efforts to cure such breach); or (viii) by KLA, upon certain breaches of any representation, warranty, covenant or agreement on the part of Tencor set forth in the Reorganization Agreement, or if any representation or warranty of Tencor shall become untrue (provided that if such inaccuracy in Tencor's representations and warranties or breach by Tencor is curable by Tencor through the exercise of its commercially reasonable efforts, then KLA may not terminate the Reorganization Agreement provided Tencor continues to exercise such commercially reasonable efforts to cure such breach).

OPTION AGREEMENTS

     As an inducement to the other party, each of KLA and Tencor entered into a stock option agreement with the other dated as of January 14, 1997, pursuant to which, subject to certain conditions, KLA granted to Tencor (the "Tencor Option") and Tencor granted to KLA (the "KLA Option") rights to acquire up to a number of shares of KLA Common Stock or Tencor Common Stock, as the case may be, equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined below) with regard to such Stock Option Agreement occurs, provided that KLA and Tencor have agreed that such shares shall not upon timely issuance constitute more than 19.9% of the then issued and outstanding shares of KLA Common Stock in the case of the Tencor Option, or Tencor Common Stock in the case of the KLA Option. The exercise price for the Tencor Option or the KLA Option is, at the option of the exercising party, paid either (i) in cash at a price of $40.00 per share in the case of the Tencor Option and $30.0625 per share in the case of the KLA Option (the "Exercise Price") or (ii) by exchange of shares of Tencor Common Stock or KLA Common Stock, as the case may be, at a rate, for each share of KLA Common Stock or Tencor Common Stock purchased, of a number of shares of Tencor Common Stock or KLA Common Stock, respectively, equal to the applicable Exercise Price divided by the closing sale price of Tencor Common Stock or KLA Common Stock, respectively, on Nasdaq for the trading day immediately preceding the date of the closing of the particular option exercise.

     The Tencor Option and the KLA Option, as applicable, may be exercised in whole or in part, at any time or from time to time, (i) immediately prior to the consummation of a tender or exchange offer for 25% or more of any class of KLA's capital stock or Tencor's capital stock, respectively; (ii) if the shareholders of KLA or Tencor, respectively, fail to give certain approvals in connection with the Merger at a time when a Competing Proposal is in effect, and within 12 months following such failure, such company enters into a definitive agreement with respect to an Acquisition Proposal with the party that made the Competing Proposal or any affiliate of such party, or an Acquisition Proposal with respect to such company is consummated with such party or any affiliate of such party;
(iii) if the KLA Board or Tencor Board, respectively, withholds or withdraws or modifies in a manner adverse to the other party its recommendation in favor of the Merger after receipt of and in connection with an Acquisition Proposal with respect to it; or (iv) if the KLA Board or Tencor Board, respectively, recommends a Superior Proposal with respect to it to its shareholders (any of the events specified in clauses (i), (ii), (iii) or (iv) of this sentence being referred to as an "Exercise Event"). If Tencor or KLA, respectively, receives in the aggregate pursuant to certain provisions of the Reorganization Agreement with regard to fees and expenses, together with proceeds in connection with any sales or other dispositions of shares of stock received upon exercise of the Tencor Option or the KLA Option, as the case may be, (and any dividends received by it on such shares) more than the sum of (a) $60,000,000 in the case of Tencor or $40,000,000 in the case of KLA plus (b) the applicable Exercise Price multiplied by the number of shares of KLA Common Stock or Tencor Common Stock, as the case may be, purchased pursuant to such option, then all proceeds to such party in excess of such sum shall be remitted to the other party.

     The Tencor Option or the KLA Option, as the case may be, will terminate upon the earliest of (i) the Effective Time; (ii) 180 days following the termination of the Reorganization Agreement if an Exercise Event has occurred on or prior to the date of such termination; (iii) 12 months following the date on which the Reorganization Agreement is terminated if a Negative Vote with respect to KLA or Tencor, respectively, has occurred and prior to such Negative Vote an Acquisition Proposal with respect to KLA or Tencor, respectively, has occurred which was publicly disclosed and not withdrawn; (iv) 12 months following the date on which the Reorganization Agreement is terminated if a tender or exchange offer for 25% or more of any class of KLA's capital stock or Tencor's capital stock, respectively, was commenced prior thereto; and (v) subject to certain exceptions, the date on which the Reorganization Agreement is terminated if neither an Exercise Event, nor both of the events specified in subclauses and of clause (iii) hereof, nor the commencement of a tender or exchange offer for 25% or more of any class of KLA's capital stock or Tencor's capital stock, respectively, has occurred on or prior to such date of termination; provided, however, that if either of the KLA Option or Tencor Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of such option shares under the HSR Act shall not have expired or been terminated, then the KLA Option and the Tencor Option, as the case may be, shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Tencor Option or the KLA Option, as the case may be, may not be exercised if (i) Tencor or KLA, respectively, has breached in any material respect any of its covenants or agreements contained in the Reorganization Agreement or (ii) the representations and warranties of Tencor or KLA, respectively, contained in the Reorganization Agreement were not true in all material respects on and as of the date when made.

     At the request of and upon notice by Tencor or KLA, as the case may be (the "Put Notice"), at any time during the period during which the Tencor Option or the KLA Option, respectively, is exercisable, each of KLA or Tencor, respectively, has agreed to purchase (i) the Tencor Option or the KLA Option, respectively, to the extent not previously exercised, at a price equal to the number of shares issuable upon exercise of such option multiplied by the difference between (a) the greater of the highest price per share offered as of such date pursuant to any public and not-withdrawn Acquisition Proposal with respect to KLA or Tencor, respectively, or the highest closing sale price of KLA Common Stock or Tencor Common Stock, respectively, on Nasdaq during the 20 trading days ending on the trading day immediately preceding such date (the "Market/Tender Offer Price") and (b) the Exercise Price; and (ii) the shares issued upon exercise of the Tencor Option or the KLA Option, respectively, if any, at a price per share equal to the applicable Exercise Price plus the difference between the applicable Market/Tender Offer Price and such Exercise Price. Notwithstanding the foregoing, KLA or Tencor, respectively, will not be required to pay the other party in connection with the events set forth in this paragraph in excess of an aggregate of (i) $60,000,000 in the case of payment by KLA or $40,000,000 in the case of payment by Tencor; plus (ii) any Exercise Price paid; minus (iii) any amounts paid to Tencor or KLA, respectively, pursuant to certain provisions of the Reorganization Agreement involving fees and expenses.

     KLA and Tencor have further agreed that, if the other party has acquired shares pursuant to the exercise of the Tencor Option or the KLA Option, as the case may be, (the date of any Closing relating to any such exercise referred to as an "Exercise Date") and no Acquisition Proposal with respect to KLA or Tencor, as the case may be, has been consummated at any time after the date of the Tencor Option Agreement or the KLA Option Agreement, respectively, and prior to the date one year following such Exercise Date (nor has KLA or Tencor, respectively, entered into a definitive agreement or letter of intent with respect to such an Acquisition Proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date 18 months following such Exercise Date, KLA or Tencor, as the case may be, may require the other party to sell to it any shares of KLA Common Stock or Tencor Common Stock, respectively, held by Tencor or KLA, respectively, as of the day that is 10 business days after the date of such notice, up to a number of shares equal to the number of such shares acquired by Tencor or KLA, respectively, pursuant to exercise of the Tencor Option or the KLA Option, as the case may be. The per share purchase price for such sale will be equal to the appropriate Exercise Price less any dividends paid on the shares to be purchased (the "Call Price"), payable in cash or by the return of a number of shares of Tencor Common Stock or KLA Common Stock, as the case may be, equal to the Call Price divided by the closing sale price of a share of Tencor Common Stock or KLA Common Stock, respectively, on Nasdaq for the trading day immediately preceding the date of the Exercise Date on which the shares to be purchased were originally issued.

AFFILIATE AGREEMENTS

     Each of the members of the KLA Board and certain officers of KLA have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of KLA Common Stock held by them to help ensure that the Merger will be treated as a pooling-of-interests for accounting and financial reporting purposes. Each of the members of the Tencor Board and certain officers of Tencor have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Tencor Common Stock held by them prior to the Merger and the shares of KLA Common Stock received by them in the Merger so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a pooling-of-interests for accounting and financial reporting purposes.

INTERESTS OF CERTAIN PERSONS

     Indemnification

     From and after the Effective Time, KLA will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Tencor pursuant to any indemnification agreements between Tencor and its directors and officers existing prior to January 14, 1997. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the articles of incorporation and bylaws of Tencor, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Tencor, unless such modification is required by law.

     After the Effective Time, KLA will cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or Bylaws, to indemnify and hold harmless, each present director or officer of Tencor (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of Tencor arising out of or pertaining to the transactions contemplated by the Merger for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation and the Combined Company; (ii) after the Effective Time, the Combined Company will cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; and (iii) the Combined Company will cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that neither the Combined Company nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under California law, Tencor's articles of incorporation or bylaws, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Combined Company; and provided, further, that nothing shall impair any rights or obligations of any present or former employees, agents, directors or officers of Tencor. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event the Combined Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of the Reorganization Agreement, proper provision shall be made so that the successors and assigns of KLA and Tencor assume the obligations set forth in the Reorganization Agreement relating to indemnification and none of the actions described in clause (i) or (ii) above shall be taken until such provision is made.

     For a period of six years after the Effective Time, the Combined Company will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Tencor's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of the Combined Company; provided, however, that in no event will the Combined Company or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by Tencor for such coverage (or such coverage as is available for such 200% of the annual premium).

     The indemnification and insurance obligations of the Reorganization Agreement will survive any termination of the Reorganization Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Tencor, the Surviving Corporation and the Indemnified Parties, and will be binding on all successors and assigns of the Surviving Corporation.

     Retention Arrangements

     The Combined Company intends to enter into Retention and Non-Competition Agreements (the "Retention Agreements") with each of Messrs. Levy, Tompkins and Schroeder (each, an "Executive") which provide for the continuation of certain benefits and obligations upon the termination of full-time employment.

     Following the termination of full-time employment (other than for cause) during the term of the Retention Agreements (five years from the Effective
Time), the Executive shall become a part-time employee and during such period shall provide certain agreed upon services. In consideration of the Executive not working for either a non-competing company or a competing company so as to be available to provide the mutually agreed upon services, the Executive will be paid his base salary, or under certain circumstances, a lesser amount, and certain bonuses. In addition, as long as an Executive's part-time employment continues, certain of the Executive's options will continue to vest in accordance with the terms of the original option agreements and the Combined Company will provide group health insurance for the Executive. If, during the term of the Retention Agreements, an Executive voluntarily terminates his full-time employment with the Combined Company other than for Good Reason, the Executive shall remain employed as a part-time employee for a period of up to thirty-six months depending on the date of delivery of such notice. If, during the term of the Retention Agreements, an Executive voluntarily terminates his full-time employment with the Combined Company for Good Reason or if the Combined Company terminates an Executive's full-time employment other than for cause, then the Executive shall remain employed as a part-time employee for a period of up to twenty-four months. "Good Reason" is defined to include certain reductions in the Executive's authority, responsibility or compensation or requiring the Executive to relocate 100 miles or more from the Combined Company's headquarters. Following the Effective Time, if an Executive's employment is terminated for cause, subject to said Executive entering into a release of claims, the Executive will receive a lump-sum payment equal to twenty-five percent of his base salary, and shall not be entitled to any other benefits or continued vesting of options.

     In the event that during part-time employment an Executive becomes employed by an entity that is not a competing company, Executive shall continue with his part-time employment, but he (i) shall have his base salary reduced, (ii) shall not be eligible to receive any further bonuses, and (iii) shall not be eligible to participate or receive benefits under any other employee benefit plans, policies, practices or arrangements of the Combined Company or its predecessors.

     An Executive's part-time employment relationship with the Combined Company may not be terminated by the Combined Company prior to the end of the identified term, except (i) upon the death or permanent disability of Executive, (ii) by written agreement between both the Combined Company and Executive; provided, however, that Executive's employment with the Combined Company, whether full-time or part-time, shall immediately and automatically terminate upon the Executive rendering services to any competing company. No additional benefits or payments will become payable to Executive upon a termination of Executive's part-time employment.

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

     The Combined Company also intends to adopt a Corporate Officers Retention Plan (the "Retention Plan") which will provide benefits to certain corporate officers of the Combined Company not covered by the Retention Agreements.

     Under the Retention Plan, if the full-time employment of a corporate officer, including an executive officer, who participates in the Retention Plan ("Participant") terminates, either voluntarily or involuntarily, other than for cause, due to the elimination of the Participant's job and either no other position of significant responsibility is offered by the Combined Company or another such position is offered and the Participant thereafter resigns, subject to certain conditions, the Retention Plan will provide part-time employment with certain benefits for periods of up to twenty-four months. The payments during the part-time employment periods are in consideration of the Participant not working for either a non-competing company or a competing company and being available to provide agreed upon services to the Combined Company upon request. Such benefits will include continued payment of base salary for up to twelve months, and in certain circumstances, a reduced amount commensurate with services being provided for certain additional periods and certain bonuses. If a Participant is providing services to a competing company, the Participant's part-time employment shall terminate immediately, with no salary or bonus paid thereafter. So long as the Participant does not provide services to a competing company, the Participant's stock options that were granted by KLA or Tencor prior to January 15, 1997, shall continue to vest in accordance with the terms of the original option agreements during the part-time employment period.

     If the Participant's full-time employment terminates because of involuntary termination following elimination of the Participant's job and the Participant
(i) refuses to accept the Combined Company's offer of a job of significant responsibility, and (ii) following such refusal, the Participant refuses to voluntarily terminate full-time employment with the Combined Company, or if the Participant is terminated for cause, then the Participant shall not be entitled to receive severance or other benefits under the Retention Plan and shall not be eligible to receive any other benefits or payments from the Combined Company, except as required by law.

     The Retention Plan may be amended at any time by the Combined Company Board and terminates on June 30, 1998.

DISSENTERS' RIGHTS

     If the Merger is consummated, and if holders of 5% or more of the outstanding Tencor Common Stock properly exercise the rights described herein, holders of Tencor Common Stock which were outstanding on the Tencor Record Date and who fully comply with all applicable provisions of Chapter 13 of the CCC, are entitled to require Tencor to purchase such shares (any and all of such shares being referred to in this Joint Proxy Statement/Prospectus as "Dissenting Shares") for cash at their "fair market value" as of the day preceding the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger. The terms of the proposed Merger were first publicly announced on January 14, 1997 (the "Merger Announcement Date").

     Dissenters' Rights are exercisable only by the holder of record, not by a beneficial owner who does not hold the shares of record.

     A Tencor shareholder who wishes to demand that Tencor purchase all or a portion of his shares for cash at such value must do all of the following with respect to such shares:

          1. Vote such shares of Tencor Common Stock against the Merger.

          2. Make a written demand on Tencor for the purchase of such shares and for the payment in cash of the fair market value of such shares. Such demand will not be effective unless it is received by Tencor not later than the date of the Tencor Special Meeting.

          3. Submit to Tencor, within 30 days after the date on which notice of approval of the Merger is mailed to such shareholder by Tencor, the stock certificates representing the shares which such shareholder demands Tencor purchase. Tencor will endorse such certificate to indicate they represent Dissenting Shares.

     The written demand and the stock certificates should be delivered or addressed to Tencor at One Technology Drive, Milpitas, California 95035,
Attention: Secretary.

     The required written demand (the second-numbered requirement above) must state: the number of shares held of record which the shareholder demands be purchased and the amount that such shareholder claims to be the fair market value of such shares as of the day preceding the Merger Announcement Date. The statement of fair market value will constitute an offer by the shareholder to sell such shares at the price set forth in the statement. Thereafter, the shareholder may withdraw a demand for payment only if Tencor consents to such withdrawal.

     If the holders of 10% or more of the outstanding shares of Tencor Common Stock are Dissenting Shareholders, the Merger will be precluded from being accounted for as a pooling-of-interests and accordingly, one of the closing conditions of the Merger will not be satisfied.

     If Tencor and such shareholder agree that the shareholder has properly exercised Dissenters' Rights in accordance with Chapter 13 of the CCC, and agree upon the relevant fair market value of the Dissenting Shares, then Tencor, upon timely surrender of the certificates representing such shares as set forth above, will make payment of the agreed upon amount (plus interest at the legal rate from the date of such agreement) within 30 days after such agreement (or within 30 days after the Effective Date of the Merger, if later). If Tencor denies that such shareholder has properly exercised Dissenters' Rights, or Tencor and such shareholder fail to agree on the relevant fair market value of such shares, such shareholder may, within six months after the date on which the notice of shareholder approval is mailed to such shareholder, but not thereafter, file a complaint in the Superior Court for the County of Santa Clara, State of California, requesting the purchase of and payment for such shares or to determine their fair market value or both. The cost of any such action would be assessed or apportioned as the court considered equitable. However, if the court were to determine that the fair market value exceeded the price offered to the shareholder by Tencor by at least 25%, then Tencor would be required to pay costs (including, in the court's discretion, attorneys' fees, fees of expert witnesses and interest at the legal rate).

     The foregoing is merely a summary and does not purport to be a complete statement of the rights of Dissenting Shareholders. It is qualified in its entirety by reference to the applicable statutory provisions of Chapter 13 of the CCC which are set forth in full in Annex C to this Joint Proxy Statement/Prospectus.

     Shareholders of KLA

     Shareholders of KLA are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Merger.

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF KLA CAPITAL STOCK

     The authorized capital stock of KLA consists of 74,000,000 shares of Common Stock, $0.001 par value per share, 1,000,000 shares of Junior Common Stock, $0.001 par value per share, and 1,000,000 shares of Preferred Stock, $0.001 par value per share. At the KLA Special Meeting, shareholders will be asked to approve an amendment to KLA's Restated Certificate of Incorporation to increase the authorized Common Stock of KLA by 175 million shares to 250 million shares and to eliminate the designated class of Junior Common Stock. See "Additional Matters Being Submitted to a Vote of only KLA Shareholders -- Proposal
Three -- Amendment to Restated Certificate of Incorporation -- Increase to Authorized Common Stock."

     KLA Common Stock

     As of the KLA Record Date, there were approximately 51,655,785 shares of KLA Common Stock outstanding held of record by approximately 1,285 shareholders. KLA Common Stock is listed on Nasdaq under the symbol KLAC. The holders of KLA Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The shareholders do not have a right to take action by written consent nor may they cumulate votes in connection with the election of directors. The holders of KLA Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of KLA, the holders of KLA Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The KLA Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the KLA Common Stock. All outstanding shares of KLA Common Stock are fully paid and non-assessable, and the shares of KLA Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

     Junior Common Stock

     KLA has 1,000,000 shares of Junior Common Stock authorized, of which, as of the KLA Record Date, no shares were outstanding. In conjunction with the Merger, the Junior Common Stock will be eliminated.

     Preferred Stock

     KLA has 1,000,000 shares of Preferred Stock authorized, of which, as of the KLA Record Date, no shares were outstanding. The KLA Board has the authority to issue these shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Although it presently has no intention to do so, the KLA Board, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of KLA Common Stock and the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of KLA.

     Transfer Agent and Registrar

     The Transfer Agent and Registrar of the KLA Common Stock is Boston EquiServe, LP and its telephone number is (617) 575-2000.

KLA SHAREHOLDER RIGHTS PLAN

     The KLA Rights Plan provides that each holder of record of a Right, other than an Acquiring Person (as defined below), will thereafter have the right to receive, upon payment of the Exercise Price (currently $160.00 per Right), that number of shares of KLA Common Stock having a market value at the time of the transaction equal to twice the Exercise Price. The Rights will expire on the earliest of (i) April 24, 2006 or (ii) the redemption or exchange of the Rights by KLA (the earliest to occur being the "Expiration Date").

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

The Rights will become exercisable and will trade separately from the KLA Common Stock (unless postponed by action of KLA's disinterested directors) on the earlier of (i) ten days following a public announcement that a person or group ("Acquiring Person") has acquired or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding KLA Common Stock or (ii) ten days following the commencement or announcement of a tender offer or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 15% or more of the outstanding KLA Common Stock (the earlier of which to occur being the "Distribution Date"). For example, if any person or group acquires 15% or more of the KLA Common Stock without approval of the KLA Board, each Right not held by such Acquiring Person would entitle its holder to purchase, at the current Exercise Price, shares of KLA Common Stock having a fair market value of $320.00. In addition, the Exercise Price, number of Rights, and number of shares of KLA Common Stock or common stock of any Acquiring Person, as the case may be, that may be acquired for the Exercise Price are subject to adjustment from time to time to prevent dilution.

     KLA may redeem the Rights for $.01 per Right, at its option and with the approval of the KLA Board, at any time on or prior to the earlier of (i) the tenth day following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the KLA Common Stock then outstanding (the "Shares Acquisition Date") or such later date as may be determined by a majority of the directors of KLA not affiliated with the acquiring person or group and publicly announced or (ii) the Expiration Date. The Rights are also redeemable after the Shares Acquisition Date, if the KLA Board authorizes such redemption, there are directors not affiliated with the Acquiring Persons or group, and a majority of such unaffiliated directors concur with such authorization.

     The issuance of the Rights is not taxable to KLA or to shareholders under currently existing federal income tax law. If the Rights should become exercisable, shareholders, depending on then existing circumstances, may recognize taxable income. The issuance of the Rights will not affect the manner in which the KLA Common Stock can be traded. The Rights have certain anti-takeover effects. Under certain circumstances the Rights could cause substantial dilution to a person or group who attempts to acquire KLA on terms not approved by the KLA Board. The Rights should not interfere with any merger or other business combination approved by the Board.

DESCRIPTION OF TENCOR CAPITAL STOCK

     The authorized capital stock of Tencor consists of 60,000,000 shares of Common Stock, no par value per share, and 1,000,000 shares of Preferred Stock, no par value per share.

     Tencor Common Stock

     As of the Tencor Record Date, there were approximately 31,245,304 shares of Tencor Common Stock outstanding held of record by approximately 830 shareholders. Tencor Common Stock is listed on Nasdaq under the symbol TNCR. Holders of Tencor Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Pursuant to the Tencor Restated Articles of Incorporation, as amended (the "Tencor Articles") the shareholders do not have a right to take action by written consent nor may they cumulate votes in connection with the election of directors. The holders of Tencor Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Tencor Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Tencor, the holders of Tencor Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Tencor Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Tencor Common Stock. All outstanding shares of Tencor Common Stock are fully paid and non-assessable, and the shares of Common Stock which are received in exchange for the Tencor Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

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

     Preferred Stock

     Tencor has 1,000,000 shares of Preferred Stock authorized, of which, as of the Tencor Record Date, no shares were outstanding. The Tencor Board has the authority to issue these shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Although it presently has no intention to do so, the Tencor Board, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Tencor Common Stock and the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Tencor.

     Transfer Agent and Registrar

     The Transfer Agent and Registrar of the Tencor Common Stock is Boston EquiServe, LP and its telephone number is (617) 575-2000.

COMPARISON OF CAPITAL STOCK

     After consummation of the Merger, the holders of Tencor Common Stock who receive Common Stock under the terms of the Reorganization Agreement will become shareholders of the Combined Company. As shareholders of Tencor, their rights are presently governed by California law and by the Tencor Articles and the Tencor Amended and Restated Bylaws (the "Tencor Bylaws"). As shareholders of the Combined Company, their rights will be governed by Delaware law and by the Certificate and KLA Amended and Restated Bylaws (the "KLA Bylaws"). The following discussion summarizes the material differences between the rights of holders of Tencor Common Stock and holders of KLA Common Stock and differences between the charters and bylaws of Tencor and KLA. This summary does not purport to be complete and is qualified in its entirety by reference to the Tencor Articles and Tencor Bylaws, the Certificate and KLA Bylaws and the relevant provisions of California and Delaware law.

     Size of the Board of Directors. Under California law, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. The Tencor Bylaws provide the Tencor Board the authority to set the exact number of directors within the range of four to seven. Delaware law permits the board of directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation (in which case a change in the number of directors may be made only by amendment to the certificate of incorporation following approval of such change by the shareholders). The KLA Certificate states that the number of directors will initially be six, but authorizes the KLA Board to change the number by resolution. The KLA Bylaws provide, consistent with Delaware law, that the size of the KLA Board may be changed either by the approval of the KLA Board acting alone or by KLA's shareholders.

     Loans to Officers and Employees. Under California law, any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent requires approval of the shareholders unless such loan or guaranty is provided under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, under California law, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation. Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. The KLA Bylaws are silent as to whether KLA may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and

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

those of its subsidiaries (including directors who are also officers or employees) and accordingly Delaware law governs the ability of KLA to make such loans.

     Voting by Ballot. California law provides that the election of directors may proceed in the manner described in a corporation's bylaws. Tencor's Bylaws provide that upon the demand of any shareholder made at a meeting before the voting begins, the election of directors shall be by ballot. Under Delaware law, the right to vote by written ballot may be restricted if so provided in the certificate of incorporation. The Certificate provides that the election of directors at a shareholders' meeting may be by voice vote or ballot, unless prior to such vote a shareholder demands vote by ballot, in which case such vote must be by ballot.

     Cumulative Voting. Generally, under California law, if any shareholder has given notice of his intention to cumulate votes for the election of directors, he and any other shareholder of the corporation is also entitled to cumulate his or her votes at such election, unless the corporation's articles of incorporation abolish the right to cumulative voting. Under Delaware law, cumulative voting in the election of directors is not mandatory. Both the Tencor Articles and the Certificate abolish cumulative voting.

     Classified Board of Directors. A classified board is one to which a certain number, but not all, of the directors are elected on a rotating basis each year. Under California law, California corporations meeting certain qualifications may amend their articles of incorporation to provide for a classified board, but for corporations not so qualified directors must be elected annually and a classified board is not permitted. Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process. The Certificate and KLA Bylaws provide for a classified board of directors with three classes of directors. The Combined Company's staggered board will have three classes.

     Power to Call Special Shareholders' Meetings; Advance Notice of Shareholder Business and Nominees. Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% percent of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. Under Delaware law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Pursuant to the Tencor Bylaws, special meetings may be called by shareholders holding 10% of the voting stock, the Board of Directors, Chairman or President. The KLA Bylaws eliminate the right of shareholders to call a special meeting of shareholders; instead, the KLA Bylaws authorize only the KLA Board to call a special meeting of shareholders. Such a limitation could make it more difficult for shareholders to initiate action that is opposed by the KLA Board. Such action on the part of shareholders could include the removal of an incumbent director, the election of a shareholder nominee as a director or the implementation of a rule requiring shareholder ratification of specific defensive strategies that have been adopted by the KLA Board with respect to unsolicited takeover bids. In addition, the KLA Bylaws require timely advance notice in proper written form of shareholder nominees for election as director or shareholder business to be brought before a meeting, and require that the chairman of the meeting refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the procedures set forth in the KLA Bylaws. The ability of the KLA Board under Delaware law to limit or eliminate the right of shareholders to initiate action at shareholder meetings may make it more difficult to change the existing KLA Board and management.

     Elimination of Actions by Written Consent of Shareholders. Under California and Delaware law, shareholders may take action by written consent in lieu of voting at a shareholders meeting. Both California law and Delaware law permit a corporation to eliminate the ability of shareholders to act by written consent in its charter. Elimination of written consents of shareholders could lengthen the amount of time required to take shareholder actions because certain actions by written consent are not subject to the minimum notice requirement of a shareholders' meeting. The elimination of shareholders' written consents, however, would deter hostile takeover attempts in an environment where a corporation's stock is actively traded in a public market. Without the stockholder's written consent provision, a holder or group of holders controlling a majority in interest of KLA's capital stock would not be able to amend the KLA Bylaws or remove directors pursuant to a stockholder's written consent. Both the Tencor Articles and the KLA Certificate provide for the elimination of the ability of shareholders to act by written consent of shareholders.

     Shareholder Approval of Certain Business Combinations. In the last several years, a number of states (but not California) have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the Delaware General Corporation Law ("Section 203"), certain "business combinations" by Delaware corporations with "interested shareholders" are subject to a three-year moratorium unless specified conditions are met. Under Section 1203 of the California General Corporation Law, certain business combinations with a majority shareholder are subject to specified conditions, but there is no equivalent provision to Section 203, which addresses business combinations with a significant but not majority shareholder.

     Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. With certain exceptions, an interested shareholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

     For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested shareholder; sales or other dispositions to the interested shareholder (except proportionately with the corporation's other shareholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested shareholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested shareholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested shareholder (except proportionately as a shareholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder; (ii) the interested shareholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested shareholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person becomes an interested shareholder, the board approves the business combination and it is also approved at a shareholder meeting by 66 2/3% of the voting stock not owned by the interested shareholder.

     Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, is quoted on an interdealer quotation system such as Nasdaq (as is the KLA Common Stock) or is held of record by more than 2,000 shareholders. However, a Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by majority shareholder vote and may not be further amended by the board of directors. KLA is governed by Section 203.

     Removal of Directors. Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. Under Delaware law, a director of a corporation that has a classified board of directors or cumulative voting may be removed

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

only with cause and with the approval of a majority of the outstanding shares entitled to vote. The Certificate and KLA Bylaws provide for a classified board, although they eliminate cumulative voting. Consequently, the Certificate permits the removal of a director only for cause and with the approval of a majority of the outstanding shares entitled to vote.

     Filling Vacancies on the Board of Directors. Under California law, any vacancy on the board of directors (other than one created by removal of a director) may be filled by the board. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if the board is so authorized. The Tencor Articles and Tencor Bylaws permit the Tencor Board and/or shareholders to fill any vacancies on the Tencor Board. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy). The KLA Bylaws allow any vacancy on the Board to be filled by a majority of the directors then in office.

     Indemnification and Limitation of Liability. California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states with respect to indemnification and limitation of liability.

     The Tencor Articles eliminate the liability of directors to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on: (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest; and (vii) liability for improper distributions, loans or guarantees.

     The Certificate also eliminates the liability of directors to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
(iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve KLA or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

     California corporations may include in their charter a provision which extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. The Tencor Articles include a provision authorizing Tencor to indemnify its directors and officers to the fullest extent permissible under California law.

     Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The Certificate includes a provision providing that KLA shall indemnify its directors to the fullest extent permissible under Delaware law.

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

     Inspection of Shareholders List. Both California and Delaware law allow any shareholder to inspect and copy the shareholders list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholders list by persons holding an aggregate of 5% or more of a corporation's voting shares, or, under certain other circumstances, shareholders holding an aggregate of 1% or more of such shares. Delaware law does not provide for any such absolute right of inspection, and no such right is granted under the Certificate or KLA Bylaws. Restricted access to shareholder records, even though unrelated to the shareholder's interests as a shareholder, could result in impairment of the shareholder's ability to coordinate opposition to management proposals, including proposals with respect to a change in control of the Combined Company.

     Dividends and Repurchases of Shares. California law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law.

     Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

     Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

     Shareholder Voting. Both California and Delaware law generally require that the holders of a majority of the outstanding voting shares of the acquiring and target corporations approve statutory mergers. Delaware law does not require a shareholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each share of the surviving corporation outstanding before the merger is equal to an identical outstanding or treasury share after the merger; and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. The Certificate does not require any special vote of the shareholders to approve the Merger.

     Both California and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

     With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. By contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares.

     California law also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This

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

provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Although Delaware law does not parallel California law in this respect, under some circumstances Section 203 of the Delaware General Corporation Law does provide similar protection against coercive two-tiered bids for a corporation in which the shareholders are not treated equally.

     Interested Director Transactions. Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law, either (i) the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and in the case of board approval the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation, or (ii) the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

     Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Therefore, certain transactions that the Tencor Board would lack the authority to approve because of the number of interested directors, could be approved by a majority of the disinterested directors of KLA representing less than a majority of a quorum. Neither KLA nor Tencor is aware of any plans to propose any transaction involving interested directors of Tencor or KLA which the Tencor Board would lack the authority to approve under California law but could approve under Delaware law.

     Dissenters' Rights. Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such dissenters' rights are not available
(i) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation; (ii) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such shareholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or
(iii) to shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

     In contrast, shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right or unless the corporation or any law restricts the transfer of such shares. Dissenters' rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity, and if the shares of the surviving corporation have the same rights, preferences, privileges and restrictions as the shares of the disappearing corporation that are surrendered in exchange.

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

     Dissolution. Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initially approved by the board of directors may it be approved by a simple majority of the corporation's shareholders. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. The Certificate contains no such supermajority voting requirement, however, and a majority of shares voting at a meeting at which a quorum is present would be sufficient to approve a dissolution of KLA which had previously been approved by the KLA Board.

     Shareholder Derivative Suits. California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a shareholder may only bring a derivative action on behalf of the corporation if the shareholder was a shareholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the Merger, using the pooling-of-interests method of accounting. KLA's fiscal year ends on June 30.

     The unaudited pro forma combined condensed balance sheet gives effect to the Merger as if it had occurred on December 31, 1996, and combines the unaudited condensed consolidated balance sheet of KLA and the unaudited condensed consolidated balance sheet of Tencor as of December 31, 1996.

     The unaudited pro forma combined condensed statements of operations give effect to the Merger as if it occurred as of the beginning of the earliest year presented and combines the historical consolidated statements of operations of KLA for each of the three fiscal years in the period ended June 30, 1996 and the six month periods ended December 31, 1995 and 1996, with the results of operations of Tencor for the same periods.

     KLA and Tencor estimate that they will incur transaction costs of approximately $40 million associated with the Merger, which will be charged to operations when incurred. There can be no assurance that the Combined Company will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

     Such unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of KLA and Tencor and should be read in conjunction with the respective historical consolidated financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the Combined Company.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                          PRO FORMA      PRO FORMA
                                                 KLA         TENCOR      ADJUSTMENTS      COMBINED
                                               --------     --------     -----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents..................  $161,181     $141,407      $      --      $  302,588
  Short-term investments.....................    24,784       82,370             --         107,154
  Accounts receivable........................   122,353       94,437             --         216,790
  Inventories................................   126,349       51,668             --         178,017
  Deferred income taxes......................    26,767       19,056             --          45,823
  Other current assets.......................    16,045        3,351             --          19,396
                                               --------     --------     -----------     ----------
          Total current assets...............   477,479      392,289             --         869,768
Land, property and equipment, net............    74,647       41,601             --         116,248
Marketable securities........................   193,968       34,355             --         228,323
Other assets.................................    12,665       16,174             --          28,839
                                               --------     --------     -----------     ----------
                                               $758,759     $484,419      $      --      $1,243,178
                                               ========     ========      =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable..............................  $  2,902     $ 28,162      $      --      $   31,064
  Accounts payable...........................    20,413       11,936             --          32,349
  Income taxes payable.......................    30,958       23,428             --          54,386
  Other current liabilities..................   109,087       54,525             --         163,612
                                               --------     --------     -----------     ----------
          Total current liabilities..........   163,360      118,051             --         281,411
                                               --------     --------     -----------     ----------
Deferred income taxes........................     6,316           --             --           6,316
                                               --------     --------     -----------     ----------
Long-term obligations........................        --        1,335             --           1,335
                                               --------     --------     -----------     ----------
Shareholders' equity:
  Common stock and additional paid-in
     capital.................................   283,697      152,756             --         436,453
  Retained earnings..........................   305,085      200,024             --         505,109
  Treasury stock.............................      (581)          --             --            (581)
  Net unrealized gain on investments.........       810       14,602             --          15,412
  Cumulative translation adjustments.........        72       (2,349)            --          (2,277)
                                               --------     --------     -----------     ----------
          Total shareholders' equity.........   589,083      365,033             --         954,116
                                               --------     --------     -----------     ----------
                                               $758,759     $484,419      $      --      $1,243,178
                                               ========     ========      =========       =========

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 SIX MONTHS ENDED
                                                YEAR ENDED JUNE 30,                DECEMBER 31,
                                         ----------------------------------    --------------------
                                           1994        1995         1996         1995        1996
                                         --------    --------    ----------    --------    --------
Net sales..............................  $376,454    $695,950    $1,094,492    $498,751    $503,295
                                          -------     -------     ---------     -------     -------
Costs and expenses:
  Cost of sales........................   190,903     299,571       469,681     210,061     230,238
  Engineering, research and
     development.......................    42,784      73,945       115,920      52,341      61,804
  Selling, general and
     administrative....................    84,683     140,585       212,625      95,506     108,838
  Write-off of acquired in-process
     technology........................        --      25,240            --          --          --
  Restructuring and other charges......     2,300          --            --          --       8,500
                                          -------     -------     ---------     -------     -------
          Total costs and expenses.....   320,670     539,341       798,226     357,908     409,380
                                          -------     -------     ---------     -------     -------
Income from operations.................    55,784     156,609       296,266     140,843      93,915
Interest income and other, net.........     1,195      10,417        17,834      11,102      11,010
                                          -------     -------     ---------     -------     -------
Income before income taxes.............    56,979     167,026       314,100     151,945     104,925
Provision for income taxes.............    16,536      62,215       117,466      57,831      37,126
                                          -------     -------     ---------     -------     -------
Net income.............................  $ 40,443    $104,811    $  196,634    $ 94,114    $ 67,799
                                          =======     =======     =========     =======     =======
Net income per share...................  $   0.59    $   1.34    $     2.34    $   1.11    $   0.80
                                          =======     =======     =========     =======     =======
Shares used in computing net income per
  share................................    69,076      78,427        84,195      84,452      84,403
                                          =======     =======     =========     =======     =======

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                                 KLA AND TENCOR
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. PERIODS PRESENTED

KLA's fiscal year ends on June 30. Tencor's fiscal year ends on December 31. The unaudited pro forma combined condensed statements of operations combine the results of operations of KLA for the each of the three years in the period ended June 30, 1996 and the six months ended December 31, 1995 and 1996 with the results of operations of Tencor for the same periods. The unaudited pro forma combined condensed balance sheet is based upon the historical balance sheet data of KLA and Tencor as of December 31, 1996.

2. PRO FORMA NET INCOME PER SHARE

The unaudited pro forma combined net income per share is based upon the weighted average number of common and common equivalent shares outstanding of KLA and Tencor for each period using an exchange ratio of one share of KLA Common Stock for each share of Tencor Common Stock.

3. CONFORMING ADJUSTMENTS AND INTERCOMPANY TRANSACTIONS

There are no material intercompany transactions included in the unaudited pro forma combined condensed financial statements. There were no material adjustments required to conform the accounting policies of KLA and Tencor.

4. TRANSACTION COSTS

Total costs associated with the Merger are expected to be approximately $40 million. This amount is a preliminary estimate only and is, therefore, subject to change. These expenses will be charged against net income in the period subsequent to the unaudited pro forma combined condensed financial statements. Accordingly, the effects of these expenses have not been reflected in these unaudited pro forma combined condensed financial statements.

                    ADDITIONAL MATTERS BEING SUBMITTED TO A
                         VOTE OF ONLY KLA SHAREHOLDERS

PROPOSAL TWO -- AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION -- NAME
CHANGE

     KLA's Certificate provides that the name of KLA is "KLA Instruments Corporation." Pursuant to the Reorganization Agreement, KLA has agreed to propose and recommend that the Certificate be amended at the Effective Time to change KLA's name to "KLA-Tencor Corporation." The KLA Board has authorized such amendment of the Certificate at the Effective Time, subject to shareholder approval. Under the proposed amendment, subject to and upon consummation of the Merger, Article FIRST of the Certificate would be amended and restated to read as follows:

     "The name of the corporation is KLA-Tencor Corporation."

     The KLA shareholders are being asked to approve such amendment. The affirmative vote of the holders of a majority of the shares of KLA Common Stock issued and outstanding on the KLA Record Date will be required to approve the amendment of the Certificate. The effect of an abstention and a broker non-vote is the same as that of a vote against the proposal.

     THE KLA BOARD UNANIMOUSLY RECOMMENDS THAT KLA SHAREHOLDERS VOTE "FOR" THE AMENDMENT OF THE CERTIFICATE TO CHANGE THE CORPORATE NAME OF KLA TO "KLA-TENCOR CORPORATION" SUBJECT TO AND CONTINGENT UPON CONSUMMATION OF THE MERGER.

PROPOSAL THREE -- AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION -- INCREASE TO AUTHORIZED
               COMMON STOCK

     On January 11, 1997, the KLA Board approved an amendment (the "Amendment") to the Certificate to increase the number of authorized shares of Common Stock by 175 million shares to 250 million shares and to eliminate KLA's Junior Common Stock. Under the Amendment, subject to shareholder approval, Article FOURTH of the Certificate would be amended and restated to read as follows:

     "Fourth: The aggregate number of shares of stock which the corporation shall have authority to issue shall be 251,000,000 shares, with the par value of each of such shares being $0.001. These shares shall be divided into the following classes: (1) 250,000,000 shares shall be designated as Common Stock; and (2) 1,000,000 shall be designated as Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock."

     As of March 7, 1997, there were 75,000,000 shares of KLA Common Stock authorized, of which approximately 51,655,785 shares were issued and outstanding and approximately 6,200,000 of which were reserved for issuance under KLA's stock benefit plans, leaving only approximately 17,200,000 authorized shares available for future issuance. The issuance of KLA Common Stock to the shareholders and option-holders of Tencor pursuant to Proposal One herein will require at least 31,245,304 shares of KLA Common Stock. Therefore, unless Proposal Three is approved, the Merger cannot be consummated and one of the conditions of closing of the Merger would not be met.

     In addition, although KLA has no specific plans to use the additional authorized shares of KLA Common Stock other than as described above, the KLA Board believes that it is prudent to increase the number of authorized shares of KLA Common Stock to the proposed level in order to provide a reserve of shares available for issuances in connection with possible future actions. Such actions may include, but are not limited to, annual three percent increases in the number of shares available for issuance pursuant to KLA's evergreen provision in its 1982 Stock Option Plan, stock splits or stock dividends if the KLA Board were to determine that such would be desirable to facilitate a broader base of shareholders. The KLA Board also believes that the increased number of shares will provide the flexibility to effect other possible actions such as financings, corporate mergers, acquisitions of property, employee benefit plans and for other general corporate purposes. Having such additional authorized KLA Common Stock available for issuance in the future would allow the KLA Board to issue shares of KLA Common Stock without the delay and expense associated with seeking shareholder approval. Elimination of such delays and expense occasioned by the necessity of obtaining shareholder approval will better enable KLA, among other things, to engage in financing transactions and acquisitions as well as to take advantage of changing market and financial conditions on a more competitive basis as determined by the KLA Board.

     The KLA shareholders are being asked to approve such amendment. The affirmative vote of the holders of a majority of the shares of KLA Common Stock issued and outstanding on the KLA Record Date will be required to approve the amendment of the Certificate. The effect of an abstention and broker non-vote is the same as that of a vote against the proposal.

     The increase in authorized KLA Common Stock will not have any immediate effect on the rights of existing shareholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing shareholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders.

     The increase in the authorized number of shares of KLA Common Stock could have an anti-takeover effect. Shares of authorized and unissued KLA Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a takeover of KLA more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of KLA Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of KLA.

     KLA has previously adopted certain measures that may have the effect of helping it to resist an unfriendly takeover attempt. These include (i) the KLA Rights Plan, which was amended in April 1996, providing for the distribution of rights to purchase additional shares of KLA stock in the event of certain attempts to acquire control of KLA and (ii) provisions in the option plans of KLA providing for the acceleration of vesting of outstanding options in the event of a "change of control" of the KLA, unless otherwise determined by the KLA Board.

     THE KLA BOARD UNANIMOUSLY RECOMMENDS THAT KLA SHAREHOLDERS VOTE "FOR" THE AMENDMENT OF THE CERTIFICATE TO INCREASE THE AUTHORIZED KLA COMMON STOCK TO 250,000,000 SHARES AND TO ELIMINATE KLA'S JUNIOR COMMON STOCK.

                                 LEGAL MATTERS

     The validity of the shares of KLA Common Stock to be issued in connection with the Merger and the federal income tax consequences of the Merger will be passed upon for KLA by Wilson Sonsini Goodrich & Rosati Professional Corporation, Palo Alto, California. Certain legal matters in connection with the Reorganization Agreement and the federal income tax consequences of the Merger will be passed upon for Tencor by Heller Ehrman White & McAuliffe, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of KLA Instruments Corporation at June 30, 1995 and 1996, and for each of the three years in the period ended June 30, 1996, incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of KLA Instruments Corporation for the year ended June 30, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Representatives of Price Waterhouse LLP are expected to be present at the KLA Special Meeting and will have the opportunity to make a statement and are expected to be available to respond to appropriate questions.

     The consolidated financial statements of Tencor Instruments as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Tencor Instruments for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Representatives of Price Waterhouse LLP are expected to be present at the Tencor Special Meeting and said representatives will have the opportunity to make a statement if they should desire to do so and they are expected to be available to respond to appropriate questions.

                             SHAREHOLDERS PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, KLA shareholders may present proper proposals for inclusion in KLA's proxy statement and for consideration at the next annual meeting of its shareholders by submitting such proposals to KLA in a timely manner. As noted in KLA's proxy statement relating to its 1996 Annual Meeting of Shareholders, in order to be so included for the 1997 annual meeting, shareholder proposals must be received by KLA no later than June 21, 1997, and must otherwise comply with the requirements of Rule 14a-8.

     Pursuant to Rule 14a-8 under the Exchange Act, Tencor shareholders may present proper proposals for inclusion in Tencor's proxy statement and for consideration at the next annual meeting of its shareholders by submitting such proposals to Tencor in a timely manner. As noted in Tencor's proxy statement relating to its 1996 Annual Meeting of Shareholders, in order to be so included for the 1997 annual meeting, in the event that the Merger has not been consummated prior thereto, shareholder proposals must have been received by Tencor no later than December 8, 1996, and must otherwise have complied with the requirements of Rule 14a-8.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.
Article 12 of the Registrant's Certificate and Article VIII of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

     The Reorganization Agreement provides that commencing with the effectiveness of the Merger, the Registrant will indemnify the current officers and directors of Tencor for any action or inaction by such person prior to the Merger.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

EXHIBIT NO.                                      DESCRIPTION
-----------   ----------------------------------------------------------------------------------
     2.1      Agreement and Plan of Reorganization, dated as of January 14, 1997, among KLA
              Instruments Corporation, Tiger Acquisition Corp. and Tencor Instruments.*
     2.2      Stock Option Agreement, dated as of January 14, 1997, between KLA Instruments
              Corporation and Tencor Instruments.*
     2.3      Stock Option Agreement, dated as of January 14, 1997, between KLA Instruments
              Corporation and Tencor Instruments.*
     2.4      Form of Affiliate Agreement, dated as of January 14, 1997 for KLA Instruments
              Corporation.*
     2.5      Form of Affiliate Agreement, dated as of January 14, 1997 for Tencor Instruments.*
     2.6      Form of Agreement of Merger between Tencor Instruments, Tiger Acquisition Corp.*
     3.1      Restated Certificate of Incorporation of KLA Instruments Corporation, to be filed upon approval of Proposals Two and Three.
     4.1      Form of Specimen Common Stock Certificate.
     5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
     8.1      Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
     8.2      Tax Opinion of Heller Ehrman White & McAuliffe.
    10.1      Form of Retention and Non-Competition Agreement.
    10.2      Form of KLA-Tencor Corporation Corporate Officers Retention Plan.
    23.1      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in opinions filed as Exhibits 5.1 and 8.1).
    23.2      Consent of Heller Ehrman White & McAuliffe (included in opinion filed as Exhibit
              8.2).
    23.3      Consent of Price Waterhouse LLP.
    23.4      Consent of Price Waterhouse LLP.
    23.5      Consent of Deutsche Morgan Grenfell Inc.
    23.6      Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
    23.7      Consent of Lehman Brothers Inc.
    24.1      Power of Attorney (see Page II-4).
    99.1      KLA Form of Proxy.
    99.2      Tencor Form of Proxy.
    99.3      Consents of Persons About to Become Directors.

------------------

* Incorporated herein by reference to Registrant's Current Report on Form 8-K filed on January 22, 1997.

  (B) FINANCIAL STATEMENT OF SCHEDULES

     The information required to be set forth herein is incorporated by reference to KLA's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 and Tencor's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of March 1997.

                                          KLA INSTRUMENTS CORPORATION

                                          By: /s/ KENNETH LEVY
                                            ------------------------------------
                                            Kenneth Levy
                                            Chairman of the Board and
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth Levy and Lisa Berry and each of them, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-of-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

               SIGNATURE                                CAPACITY                     DATE
----------------------------------------   -----------------------------------  ---------------

/s/ KENNETH LEVY                           Chairman of the Board and Chief      March 10, 1997
----------------------------------------   Executive Officer (Principal
(Kenneth Levy)                             Executive Officer)

/s/ KENNETH L. SCHROEDER                   President, Chief Operating Officer   March 10, 1997
----------------------------------------   and
(Kenneth L. Schroeder)                     Director

/s/ ROBERT J. BOEHLKE                      Vice President, Finance and          March 10, 1997
----------------------------------------   Administration, Chief Financial
(Robert J. Boehlke)                        Officer (Principal Financial and
                                           Accounting Officer)

/s/ EDWARD W. BARNHOLT                     Director                             March 10, 1997
----------------------------------------
(Edward W. Barnholt)

/s/ LEO J. CHAMBERLAIN                     Director                             March 10, 1997
----------------------------------------
(Leo J. Chamberlain)

/s/ YOSHIO NISHI, PH.D                     Director                             March 10, 1997
----------------------------------------
(Yoshio Nishi, Ph.D)

/s/ SAMUEL RUBINOVITZ                      Director                             March 10, 1997
----------------------------------------
(Samuel Rubinovitz)

/s/ DAG TELLEFSEN                          Director                             March 10, 1997
----------------------------------------
(Dag Tellefsen)

                                 EXHIBIT INDEX

EXHIBIT NO.                                 DESCRIPTION
-----------   -----------------------------------------------------------------------
     2.1      Agreement and Plan of Reorganization, dated as of January 14, 1997, among KLA Instruments Corporation, Tiger Acquisition Corp. and Tencor
              Instruments.*
     2.2      Stock Option Agreement, dated as of January 14, 1997, between KLA
              Instruments Corporation and Tencor Instruments.*
     2.3      Stock Option Agreement, dated as of January 14, 1997, between KLA
              Instruments Corporation and Tencor Instruments.*
     2.4      Form of Affiliate Agreement, dated as of January 14, 1997 for KLA
              Instruments Corporation.*
     2.5      Form of Affiliate Agreement, dated as of January 14, 1997 for Tencor
              Instruments.*
     2.6      Form of Agreement of Merger between Tencor Instruments, Tiger
              Acquisition Corp.*
     3.1      Restated Certificate of Incorporation of KLA Instruments Corporation,
              to be filed upon approval of Proposals Two and Three.
     4.1      Form of Specimen Common Stock Certificate.
     5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
     8.1      Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation.
     8.2      Tax Opinion of Heller Ehrman White & McAuliffe.
    10.1      Form of Retention and Non-Competition Agreement.
    10.2      Form of KLA-Tencor Corporation Corporate Officers Retention Plan.
    23.1      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
              (included in opinions filed as Exhibits 5.1 and 8.1).
    23.2      Consent of Heller Ehrman White & McAuliffe (included in opinion filed as Exhibit 8.2).
    23.3      Consent of Price Waterhouse LLP.
    23.4      Consent of Price Waterhouse LLP.
    23.5      Consent of Deutsche Morgan Grenfell Inc.
    23.6      Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
    23.7      Consent of Lehman Brothers Inc.
    24.1      Power of Attorney (see Page II-4).
    99.1      KLA Form of Proxy.
    99.2      Tencor Form of Proxy.
    99.3      Consents of Persons About to Become Directors.

------------------

* Incorporated herein by reference to Registrant's Current Report on Form 8-K filed on January 22, 1997.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                               TENCOR INSTRUMENTS

                            TIGER ACQUISITION CORP.

                                      AND

                          KLA INSTRUMENTS CORPORATION

                          DATED AS OF JANUARY 14, 1997

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
ARTICLE I THE MERGER...................................................................    1
  1.1   The Merger.....................................................................    1
  1.2   Effective Time; Closing........................................................    2
  1.3   Effect of the Merger...........................................................    2
  1.4   Articles of Incorporation; Bylaws..............................................    2
  1.5   Directors and Officers.........................................................    2
  1.6   Effect on Capital Stock........................................................    2
  1.7   Dissenting Shares..............................................................    3
  1.8   Surrender of Certificates......................................................    4
  1.9   No Further Ownership Rights in Tencor Common Stock.............................    5
  1.10  Lost, Stolen or Destroyed Certificates.........................................    5
  1.11  Tax and Accounting Consequences................................................    5
  1.12  Taking of Necessary Action; Further Action.....................................    5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF TENCOR....................................    6
  2.1   Organization of Tencor.........................................................    6
  2.2   Tencor Capital Structure.......................................................    6
  2.3   Obligations With Respect to Capital Stock......................................    7
  2.4   Authority......................................................................    7
  2.5   SEC Filings; Tencor Financial Statements.......................................    8
  2.6   Absence of Certain Changes or Events...........................................    9
  2.7   Tax............................................................................    9
  2.8   Intellectual Property..........................................................   10
  2.9   Compliance; Permits; Restrictions..............................................   10
  2.10  Litigation.....................................................................   11
  2.11  Brokers' and Finders' Fees.....................................................   11
  2.12  Employee Benefit Plans.........................................................   11
  2.13  Absence of Liens and Encumbrances..............................................   11
  2.14  Environmental Matters..........................................................   11
  2.15  Labor Matters..................................................................   12
  2.16  Agreements, Contracts and Commitments..........................................   12
  2.17  Pooling of Interests...........................................................   13
  2.18  Change of Control Payments.....................................................   13
  2.19  Statements; Proxy Statement/Prospectus.........................................   13
  2.20  Board Approval.................................................................   14
  2.21  Fairness Opinion...............................................................   14
ARTICLE III REPRESENTATIONS AND WARRANTIES OF KLA AND MERGER SUB.......................   14
  3.1   Organization of KLA............................................................   14
  3.2   KLA and Merger Sub Capital Structure...........................................   14
  3.3   Obligations With Respect to Capital Stock......................................   15
  3.4   Authority......................................................................   15
  3.5   Section 203 of the Delaware General Corporation Law Not Applicable.............   16
  3.6   SEC Filings; KLA Financial Statements..........................................   17
  3.7   Absence of Certain Changes or Events...........................................   17
  3.8   Taxes..........................................................................   17
  3.9   Intellectual Property..........................................................   18
  3.10  Compliance; Permits; Restrictions..............................................   19

                                                                                         PAGE
                                                                                         ----
  3.11  Litigation.....................................................................   19
  3.12  Brokers' and Finders' Fees.....................................................   19
  3.13  Employee Benefit Plans.........................................................   19
  3.14  Absence of Liens and Encumbrances..............................................   20
  3.15  Environmental Matters..........................................................   20
  3.16  Labor Matters..................................................................   20
  3.17  Agreements, Contracts and Commitments..........................................   21
  3.18  Pooling of Interests...........................................................   21
  3.19  Change of Control Payments.....................................................   21
  3.20  Statements; Proxy Statement/Prospectus.........................................   21
  3.21  Board Approval.................................................................   22
  3.22  Fairness Opinion...............................................................   22
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.........................................   22
  4.1   Conduct of Business............................................................   22
ARTICLE V ADDITIONAL AGREEMENTS........................................................   24
  5.1   Proxy Statement/Prospectus; Registration Statement; Other Filings; Board
          Recommendations..............................................................   24
  5.2   Meetings of Shareholders and Stockholders......................................   25
  5.3   Confidentiality................................................................   25
  5.4   No Solicitation................................................................   25
  5.5   Public Disclosure..............................................................   28
  5.6   Legal Requirements.............................................................   28
  5.7   Third Party Consents...........................................................   28
  5.8   FIRPTA.........................................................................   28
  5.9   Notification of Certain Matters................................................   28
  5.10  Best Efforts and Further Assurances............................................   28
  5.11  Stock Options and Employee Benefits............................................   28
  5.12  Form S-8.......................................................................   29
  5.13  Indemnification and Insurance..................................................   29
  5.14  NMS Listing....................................................................   30
  5.15  KLA Affiliate Agreement........................................................   30
  5.16  Tencor Affiliate Agreement.....................................................   30
  5.17  Regulatory Filings; Reasonable Efforts.........................................   31
  5.18  Board of Directors of the Combined Company.....................................   31
  5.19  Committees of the Board of Directors of KLA....................................   31
  5.20  Officers of Combined Company; Executive Committee..............................   31
  5.21  Change of Name; Increase in Authorized Shares..................................   31
ARTICLE VI CONDITIONS TO THE MERGER....................................................   32
  6.1   Conditions to Obligations of Each Party to Effect the Merger...................   32
  6.2   Additional Conditions to Obligations of Tencor.................................   32
  6.3   Additional Conditions to the Obligations of KLA and Merger Sub.................   33
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..........................................   33
  7.1   Termination....................................................................   33
  7.2   Notice of Termination; Effect of Termination...................................   34
  7.3   Fees and Expenses..............................................................   34
  7.4   Amendment......................................................................   36
  7.5   Extension; Waiver..............................................................   36

                                                                                         PAGE
                                                                                         ----
ARTICLE VIII GENERAL PROVISIONS........................................................   36
  8.1   Non-Survival of Representations and Warranties.................................   36
  8.2   Notices........................................................................   36
  8.3   Interpretation; Knowledge......................................................   37
  8.4   Counterparts...................................................................   37
  8.5   Entire Agreement; Third Party Beneficiaries....................................   37
  8.6   Severability...................................................................   37
  8.7   Other Remedies; Specific Performance...........................................   37
  8.8   Governing Law..................................................................   38
  8.9   Rules of Construction..........................................................   38
  8.10  Assignment.....................................................................   38

                               INDEX OF EXHIBITS

Exhibit A......      KLA Stock Option Agreement (included as Exhibit 99.2 to the
                     Registration Statement)
Exhibit B......      Tencor Stock Option Agreement (included as Exhibit 99.3 to the
                     Registration Statement)
Exhibit C......      Agreement of Merger (included as Exhibit 2.6 to the Registration
                     Statement)
Exhibit D......      KLA Affiliate Agreement (included as Exhibit 2.4 to the Registration
                     Statement)
Exhibit E......      Tencor Affiliate Agreement (included as Exhibit 2.5 to the
                     Registration Statement)

                                INDEX OF ANNEXES

Annex 1........      Certain Definitions

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of January 14, 1997 among KLA Instruments Corporation, a Delaware corporation ("KLA"), Tiger Acquisition Corp., a California corporation and a wholly-owned subsidiary of KLA ("MERGER SUB"), and Tencor Instruments, a California corporation ("TENCOR").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the California General Corporation Law ("CALIFORNIA LAW"), KLA and Tencor intend to enter into a business combination transaction to pursue their long-term business strategies.

     B. The combined company following the Merger (as defined in Section 1.1) will be called KLA-Tencor Corporation. In addition, immediately upon the effectiveness of the Merger, the Board of Directors of the combined company would consist of 12 members, with designees of Tencor to hold five of such seats and designees of KLA to hold seven of such seats. It is also contemplated that the senior management of the combined company would consist of senior management from both Tencor and KLA.

     C. The Board of Directors of Tencor (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Tencor and fair to, and in the best interests of, Tencor and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Tencor adopt and approve this Agreement and approve the Merger.

     D. The Board of Directors of KLA (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of KLA and fair to, and in the best interests of, KLA and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of KLA vote to approve the issuance of shares of KLA Common Stock (as defined below) to the shareholders of Tencor pursuant to the terms of the Merger.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Tencor's and KLA's willingness to enter into this Agreement, KLA shall execute and deliver a Stock Option Agreement in favor of Tencor in substantially the form attached hereto as Exhibit A (the "KLA STOCK OPTION AGREEMENT") and Tencor shall execute and deliver a Stock Option Agreement in favor of KLA in substantially the form attached hereto as Exhibit B (the "TENCOR STOCK OPTION AGREEMENT" and, together with the KLA Stock Option Agreement, the "STOCK OPTION AGREEMENTS"). The Board of Directors of KLA and Tencor have each approved the Stock Option Agreements.

     F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     G. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California Law, Merger Sub shall be merged with and into Tencor (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Tencor shall continue as the surviving corporation. Tencor as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger, substantially in the form of Exhibit C hereto (the "AGREEMENT OF MERGER"), with the Secretary of State of the State of California in accordance with the relevant provisions of California Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Agreement of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Agreement of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Tencor and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Tencor and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Articles of Incorporation; Bylaws.

          (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be Tencor Instruments.

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Tencor or the holders of any of the following securities:

          (a) Conversion of Tencor Common Stock. Each share of Common Stock, no par value, of Tencor (the "TENCOR COMMON STOCK") issued and outstanding immediately prior to the Effective Time, (other than any shares of Tencor Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.7(a)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive one (1) (the "EXCHANGE RATIO") share of Common Stock, par value $0.001 per share, of KLA (the "KLA COMMON STOCK") upon surrender of the certificate representing such share of Tencor Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10), including, with respect to each whole share of KLA Common Stock to be received, the associated Rights (as defined in that certain Amended and Restated Rights Agreement (the "KLA RIGHTS PLAN") dated as of April 25, 1996, between KLA and First National Bank of Boston, as Rights Agent).

          (b) Cancellation of KLA-Owned Stock. Each share of Tencor Common Stock held by Tencor or owned by Merger Sub, KLA or any direct or indirect wholly owned subsidiary of Tencor or of KLA immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Tencor Common Stock then outstanding under Tencor's Second Amended and Restated 1984 Stock Option Plan, the Prometrix 1983 Employee Incentive Stock Option Plan, as amended, the Prometrix 1993 Employee Incentive Stock Option Plan, Tencor's 1993 Equity Incentive Plan and Tencor's 1993 Non-Employee Director Stock Plan (collectively, the "TENCOR STOCK OPTION PLANS") shall be assumed by KLA in accordance with
     Section 5.11 hereof. At the Effective Time, in accordance with the terms of Tencor's 1993 Employee Stock Purchase Plan and 1993 Foreign Employee Stock Purchase Plan (the "TENCOR EMPLOYEE STOCK PURCHASE PLANS"), the option periods then in progress shall be shortened by setting a new purchase date which shall be the trading day immediately preceding the Effective Time (the "NEW PURCHASE DATE"). The Tencor Employee Stock Purchase Plans shall terminate immediately following the purchase of shares on the New Purchase Date.

          (d) Capital Stock of Merger Sub. Each share of Common Stock, no par value, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into KLA Common Stock or Tencor Common Stock), reorganization, recapitalization or other like change with respect to KLA Common Stock or Tencor Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (f) Fractional Shares. No fraction of a share of KLA Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Tencor Common Stock who would otherwise be entitled to a fraction of a share of KLA Common Stock (after aggregating all fractional shares of KLA Common Stock to be received by such holder) shall receive from KLA an amount of cash (rounded to the nearest whole cent) equal to the product of
     (i) such fraction, multiplied by (ii) the average closing price of one share of KLA Common Stock for the ten most recent days that KLA Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

     1.7 Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Tencor Common Stock who has demanded and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive KLA Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

          (b) Notwithstanding the foregoing, if any holder of shares of Tencor Common Stock who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive KLA Common Stock and cash in lieu of fractional shares of KLA Common Stock in accordance with Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares of Tencor Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10), including, with respect to each whole share of KLA Common Stock to be received, the associated Right under the KLA Rights Plan).

          (c) Tencor shall give KLA (i) prompt notice of any written demands for appraisal of any shares of Tencor Common Stock, withdrawals of such demands, and any other instruments served pursuant to California Law and received by Tencor which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under California Law. Tencor shall not, except with the prior written consent of KLA or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of Tencor Common Stock or offer to settle or settle any such demands. Any payments made in respect of Dissenting Shares shall be made by Tencor or the Surviving Corporation as the case may be.

     1.8 Surrender of Certificates.

          (a) Exchange Agent. KLA shall select an institution reasonably satisfactory to Tencor to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

          (b) KLA to Provide Common Stock. Promptly after the Effective Time, KLA shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of KLA Common Stock issuable pursuant to
     Section 1.6 in exchange for outstanding shares of Tencor Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Tencor Common Stock may be entitled pursuant to Section 1.8(d).

          (c) Exchange Procedures. Promptly after the Effective Time, KLA shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Tencor Common Stock whose shares were converted into the right to receive shares of KLA Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as KLA may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of KLA Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by KLA, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of KLA Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of KLA Common Stock into which such shares of Tencor Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d).

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to KLA Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of KLA Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of KLA Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of KLA Common Stock.

          (e) Transfers of Ownership. If certificates for shares of KLA Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to KLA or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of KLA Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of KLA or any agent designated by it that such tax has been paid or is not payable.

          (f) No Liability.  Notwithstanding anything to the contrary in this
     Section 1.8, neither the Exchange Agent, KLA, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of KLA Common Stock or Tencor Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 No Further Ownership Rights in Tencor Common Stock. All shares of KLA Common Stock issued upon the surrender for exchange of shares of Tencor Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Tencor Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Tencor Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of KLA Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that KLA may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against KLA, Tencor or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11 Tax and Accounting Consequences.

          (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

          (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Tencor and Merger Sub, the officers and directors of Tencor and Merger Sub will take all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF TENCOR

     Tencor represents and warrants to KLA and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Tencor to KLA dated as of the date hereof and certified by a duly authorized officer of Tencor (the "TENCOR SCHEDULES"), as follows:

     2.1 Organization of Tencor.

          (a) Tencor and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on Tencor.

          (b) Tencor has delivered to KLA a true and complete list of all of Tencor's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Tencor's equity interest therein.

          (c) Tencor has delivered or made available to KLA a true and correct copy of the Articles of Incorporation and Bylaws of Tencor and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Tencor nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

          (d) When used in connection with Tencor, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Tencor and its subsidiaries taken as a whole (except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole, or (ii) conditions affecting the semiconductor capital equipment manufacturing industry as a whole, which conditions (in the case of clause (i) or (ii)) do not affect Tencor in a disproportionate manner).

     2.2 Tencor Capital Structure. The authorized capital stock of Tencor consists of 60,000,000 shares of Common Stock, no par value, of which there were 31,073,715 shares issued and outstanding as of January 10, 1997 and 1,000,000 shares of Preferred Stock, no par value, of which no shares are issued or outstanding. All outstanding shares of Tencor Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Tencor or any agreement or document to which Tencor is a party or by which it is bound. As of December 31, 1996, Tencor had reserved an aggregate of 3,930,073 shares and 137,365 shares, respectively, of Tencor Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Tencor 1993 Equity Incentive Plan and the Tencor 1993 Non-Employee Director Stock Plan, under which options are outstanding for an aggregate of 2,677,860 shares and 87,365 shares, respectively, and under which 1,262,295 shares and 50,000 shares, respectively, are available for grant as of December 31, 1996. As of December 31, 1996, Tencor had reserved an aggregate of, and there were outstanding options for 309,130 shares, 98,576 shares and 49,153 shares, respectively, of Tencor Common Stock for issuance pursuant to the Second Amended and Restated 1984 Stock Option Plan, the Prometrix 1983 Employee Incentive Stock Option Plan, as amended, and the Prometrix 1993 Employee Incentive Stock Option Plan. All shares of Tencor Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Tencor Schedules list for each person who held in the aggregate options to acquire 10,000 or more shares of Tencor Common Stock at on or about January 10, 1997, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any.

As of December 31, 1996, an aggregate of 522,919 shares of Tencor Common Stock were reserved for issuance pursuant to Tencor's 1993 Employee Stock Purchase Plan and Tencor's 1993 Foreign Employee Stock Purchase Plan, on a combined basis.

     2.3 Obligations With Respect to Capital Stock.  Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Tencor, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Tencor owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Tencor, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Tencor or any of its subsidiaries is a party or by which it is bound obligating Tencor or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of Tencor or any of its subsidiaries or obligating Tencor or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Tencor, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Tencor or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     2.4 Authority.

          (a) Tencor has all requisite corporate power and authority to enter into this Agreement and the Tencor Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the execution and delivery of the Tencor Stock Option Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Tencor, subject only to the approval and adoption of this Agreement and the approval of the Merger by Tencor's shareholders and the filing and recordation of the Agreement of Merger pursuant to California Law. A vote of the holders of at least a majority of the outstanding shares of the Tencor Common Stock is required for Tencor's shareholders to approve and adopt this Agreement and approve the Merger. This Agreement and the Tencor Stock Option Agreement have been duly executed and delivered by Tencor and, assuming the due authorization, execution and delivery by KLA and, if applicable, Merger Sub, constitute valid and binding obligations of Tencor, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the Tencor Stock Option Agreement by Tencor do not, and the performance of this Agreement and the Tencor Stock Option Agreement by Tencor will not,
     (i) conflict with or violate the Articles of Incorporation or Bylaws of Tencor or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Tencor's shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Tencor or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Tencor's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Tencor or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Tencor or any of its subsidiaries is a party or by which Tencor or any of its subsidiaries or its or any of their respective properties are bound or affected. The Tencor Schedules list all material consents, waivers and approvals under any of Tencor's or any of its

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

     subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to Tencor in connection with the execution and delivery of this Agreement and the Tencor Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of California, (ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Tencor or KLA or have a material adverse effect on the ability of the parties to consummate the Merger.

     2.5 SEC Filings; Tencor Financial Statements.

          (a) Tencor has filed all forms, reports and documents required to be filed with the SEC since January 1, 1994, and has made available to KLA such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Tencor may file subsequent to the date hereof) are referred to herein as the "TENCOR SEC REPORTS." As of their respective dates, the Tencor SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Tencor SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Tencor's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Tencor SEC Reports (the "TENCOR FINANCIALS"), including any Tencor SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto,
     (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of Tencor and its subsidiaries as at the respective dates thereof and the consolidated results of Tencor's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Tencor contained in Tencor SEC Reports as of September 30, 1996 is hereinafter referred to as the "TENCOR BALANCE SHEET." Except as disclosed in the Tencor Financials, since the date of the Tencor Balance Sheet neither Tencor nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Tencor and its subsidiaries taken as a whole, except liabilities (i) provided for in the Tencor Balance Sheet, or (ii) incurred since the date of the Tencor Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

          (c) Tencor has heretofore furnished to KLA a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to

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

     agreements, documents or other instruments which previously had been filed by Tencor with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 Absence of Certain Changes or Events. Since the date of the Tencor Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on Tencor, (ii) any material change by Tencor in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by Tencor of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     2.7 Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Tax Returns and Audits.

             (i) Tencor and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Tencor and each of its subsidiaries, except such Returns which are not material to Tencor, and have paid all Taxes shown to be due on such Returns.

             (ii) Except as is not material to Tencor, Tencor and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

             (iii) Except as is not material to Tencor, neither Tencor nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Tencor or any of its subsidiaries, nor has Tencor or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

             (iv) Except as is not material to Tencor, no audit or other examination of any Return of Tencor or any of its subsidiaries is presently in progress, nor has Tencor or any of its subsidiaries been notified of any request for such an audit or other examination.

             (v) Except as is not material to Tencor, no adjustment relating to any Returns filed by Tencor or any of its subsidiaries has been proposed formally or informally by any Tax authority to Tencor or any of its subsidiaries or any representative thereof and, to the knowledge of Tencor, no basis exists for any such adjustment which would be material to Tencor.

             (vi) Neither Tencor nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Tencor Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Tencor.

             (vii) None of Tencor's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

             (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Tencor or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

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

             (ix) Neither Tencor nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
        Section 341(f)(2) of the Code apply to any disposition of a subsection
        (f) asset (as defined in Section 341(f)(4) of the Code) owned by Tencor.

             (x) Tencor is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

             (xi) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by Tencor or any of its subsidiaries.

             (xii) Neither Tencor nor any of its subsidiaries is party to or affected by any tax-sharing or allocation agreement or arrangement.

             (xiii) The Tencor Schedules list (y) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Tencor or any of its subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (z) any expatriate tax programs or policies affecting Tencor or any of its subsidiaries. Each of Tencor and its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

     2.8 Intellectual Property.

          (a) Tencor and its subsidiaries own, or have the right to use, sell or license all intellectual property necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "TENCOR IP RIGHTS").

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Tencor IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Tencor IP Rights or materially impair the right of Tencor, the Surviving Corporation or KLA to use, sell or license any Tencor IP Rights or portion thereof.

          (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Tencor or any of its subsidiaries violates in any material respect any license or agreement between Tencor or any of its subsidiaries and any third party or infringes in any material respect any intellectual property right of any other party; and there is no pending or, to the knowledge of Tencor, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Tencor IP Rights, nor has Tencor received any written notice asserting that any Tencor IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

          (d) Tencor has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Tencor IP Rights.

     2.9 Compliance; Permits; Restrictions.

          (a) Neither Tencor nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Tencor or any of its subsidiaries or by which Tencor or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Tencor or any of its subsidiaries is a party or by which Tencor or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Tencor, no investigation or review by any Governmental Entity is pending or threatened against Tencor or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Tencor or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Tencor or any of its subsidiaries, any acquisition of material property by Tencor or any of its subsidiaries or the conduct of business by Tencor as currently conducted.

          (b) Tencor and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Tencor (collectively, the "TENCOR PERMITS"). Tencor and its subsidiaries are in compliance in all material respects with the terms of the Tencor Permits.

     2.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Tencor or any of its subsidiaries has received any notice of assertion nor, to Tencor's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Tencor or any of its subsidiaries which reasonably would be likely to be material to Tencor, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     2.11 Brokers' and Finders' Fees. Except for fees payable to Lehman Brothers Inc. pursuant to an engagement letter dated January 9, 1996, a copy of which has been provided to KLA, Tencor has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.12 Employee Benefit Plans.

          (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by Tencor or any trade or business (an "ERISA AFFILIATE") which is under common control with Tencor within the meaning of Section 414 of the Code (the "TENCOR EMPLOYEE PLANS"), Tencor has made available to KLA a true and complete copy of, to the extent applicable, (i) such Tencor Employee Plan,
     (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Tencor Employee Plan, (iv) the most recent summary plan description for each Tencor Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Tencor Employee Plan subject to Title IV of ERISA and (vi) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to any Tencor Employee Plan.

          (b) Each Tencor Employee Plan which is intended to be qualified under
     Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Tencor Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Tencor Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither Tencor nor any ERISA Affiliate of Tencor has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Tencor Employee Plan.

     2.13 Absence of Liens and Encumbrances. Tencor and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Tencor Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Tencor.

     2.14 Environmental Matters.

          (a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to Tencor, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies, are present, as a result of the actions of Tencor or any of its subsidiaries or any affiliate of Tencor, or, to Tencor's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Tencor or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to Tencor, neither Tencor nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Tencor or any of its subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. Tencor and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "TENCOR ENVIRONMENTAL PERMITS") necessary for the conduct of Tencor's and its subsidiaries' Hazardous Material Activities and other businesses of Tencor and its subsidiaries as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Tencor's knowledge, threatened concerning any Tencor Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Tencor or any of its subsidiaries. Tencor is not aware of any fact or circumstance which could involve Tencor or any of its subsidiaries in any material environmental litigation or impose upon Tencor any material environmental liability.

     2.15 Labor Matters. To Tencor's knowledge, there are no activities or proceedings of any labor union to organize any employees of Tencor or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Tencor or any of its subsidiaries. Tencor and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

     2.16 Agreements, Contracts and Commitments. Except as set forth in the Tencor Schedules, neither Tencor nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Tencor's Board of Directors, other than those that are terminable by Tencor or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Tencor's or any of its subsidiaries' ability to terminate employees at will;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Tencor or any of its subsidiaries and any of its officers or directors;

          (d) any agreement, contract or commitment containing any covenant limiting the freedom of Tencor or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

          (f) any material joint marketing or development agreement.

     Neither Tencor nor any of its subsidiaries, nor to Tencor's knowledge any other party to a Tencor Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Tencor or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a "Tencor Contract") in such a manner as would permit any other party to cancel or terminate any such Tencor Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to Tencor.

     2.17 Pooling of Interests. To the knowledge of Tencor, based on consultation with its independent accountants, neither Tencor nor any of its directors, officers, affiliates or shareholders has taken any action which would preclude KLA's ability to account for the Merger as a pooling of interests.

     2.18 Change of Control Payments. The Tencor Schedules set forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of Tencor as a result of or in connection with the Merger.

     2.19 Statements; Proxy Statement/Prospectus. The information supplied by Tencor for inclusion in the Registration Statement (as defined in Section 3.4(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Tencor for inclusion in the proxy statement/prospectus to be sent to the shareholders of Tencor and stockholders of KLA in connection with the meeting of Tencor's shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "TENCOR SHAREHOLDERS' MEETING") and in connection with the meeting of KLA's stockholders to consider the approval of (i) the amendment of KLA's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of KLA Common Stock by virtue of the Merger, (ii) the issuance of shares of KLA Common Stock by virtue of the Merger, and (iii) the amendment of KLA's Certificate of Incorporation to change KLA's corporate name (subject to and conditional upon the effectiveness of the Merger) (the "KLA STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to Tencor's shareholders and KLA's stockholders, at the time of the Tencor Shareholders' Meeting or the KLA Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Tencor Shareholders' Meeting or the KLA Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Tencor or any of its affiliates, officers or directors should be discovered by Tencor which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Tencor shall promptly inform KLA. Notwithstanding the foregoing, Tencor makes no representation or warranty with respect to any information supplied by KLA or Merger Sub which is contained in any of the foregoing documents.

     2.20 Board Approval. The Board of Directors of Tencor has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Tencor and its shareholders, and (ii) to recommend that the shareholders of Tencor approve and adopt this Agreement and approve the Merger.

     2.21 Fairness Opinion. Tencor has received a written opinion from Lehman Brothers Inc., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Tencor's shareholders from a financial point of view and has delivered to KLA a copy of such opinion.

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF KLA AND MERGER SUB

     KLA and Merger Sub represent and warrant to Tencor, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by KLA to Tencor dated as of the date hereof and certified by a duly authorized officer of KLA (the "KLA SCHEDULES"), as follows:

     3.1 Organization of KLA.

          (a) KLA and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on KLA.

          (b) KLA has delivered to Tencor a true and complete list of all of KLA's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and KLA's equity interest therein.

          (c) KLA has delivered or made available to Tencor a true and correct copy of the Certificate of Incorporation and Bylaws of KLA and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither KLA nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

          (d) When used in connection with KLA, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of KLA and its subsidiaries taken as a whole (except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole, or (ii) conditions affecting the semiconductor capital equipment manufacturing industry as a whole, which conditions (in the case of clause (i) or (ii) do not affect KLA in a disproportionate manner).

     3.2 KLA and Merger Sub Capital Structure. The authorized capital stock of KLA consists of 75,000,000 shares of Common Stock, par value $0.001 per share, 74,000,000 of which have been designated "Common Stock" of which there were 51,544,239 shares issued and outstanding as of January 10, 1997, including 110,000 shares held in the treasury of KLA, and 1,000,000 of which have been designated "Junior Common Stock," of which no shares are issued and outstanding; and 1,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, no par value, all of which, as of the date hereof, are issued and outstanding and are held by KLA. Merger Sub was formed on January 9, 1997, for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of KLA Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of KLA or any agreement or document to which KLA is a party or by which it is bound. As of January 10, 1997, KLA had reserved an aggregate of 16,500,000 shares and 200,000 shares, respectively, of KLA Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the KLA 1982

Stock Option Plan and the KLA 1990 Outside Directors Stock Option Plan, under which options are outstanding for an aggregate of 6,019,881 shares and 108,590 shares, respectively, and under which 2,161,788 shares and 31,669 shares, respectively, are available for grant as of January 10, 1997. In addition, as of January 10, 1997, options to purchase 4,772 shares of KLA Common Stock were outstanding and 904 shares of KLA Common Stock were available for grant pursuant to a stock plan assumed by KLA in connection with its acquisition of Metrologix Inc. All shares of KLA Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The KLA Schedules list for each person who held in the aggregate options to acquire 10,000 or more shares of KLA Common Stock at January 13, 1997, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any. As of January 13, 1997, there were an aggregate of 4,800,000 shares of KLA Common Stock have been reserved for issuance pursuant to KLA's Employee Stock Purchase Plan (the "KLA EMPLOYEE STOCK PURCHASE PLAN").

     3.3 Obligations With Respect to Capital Stock.  Except as set forth in
Section 3.2, and except pursuant to the KLA Rights Plan, there are no equity securities, partnership interests or similar ownership interests of any class of KLA, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities KLA owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of KLA, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2 and except pursuant to the KLA Rights Plan, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which KLA or any of its subsidiaries is a party or by which it is bound obligating KLA or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of KLA or any of its subsidiaries or obligating KLA or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of KLA, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of KLA or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     3.4 Authority.

          (a) Each of KLA and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and KLA has all requisite corporate power and authority to enter into the KLA Stock Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the execution and delivery of the KLA Stock Option Agreement and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of KLA and, in the case of this Agreement, Merger Sub, subject only to the filing and recordation of the Agreement of Merger pursuant to California Law and the approval by KLA's stockholders of (i) the amendment of KLA's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of KLA Common Stock by virtue of the Merger, (ii) the issuance of shares of KLA Common Stock by virtue of the Merger, and (iii) the amendment of KLA's Certificate of Incorporation to change KLA's corporate name (subject to and conditional upon the effectiveness of the Merger). A vote of the holders of at least a majority of the outstanding shares of the KLA Common Stock is required for KLA's stockholders to approve each of (i) the amendment of KLA's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of KLA Common Stock by virtue of the Merger, (ii) the issuance of shares of

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

     KLA Common Stock by virtue of the Merger, and (iii) the amendment of KLA's Certificate of Incorporation to change KLA's corporate name (subject to and conditional upon the effectiveness of the Merger). This Agreement has been duly executed and delivered by each of KLA and Merger Sub and, assuming the due authorization, execution and delivery by Tencor, constitutes the valid and binding obligation of KLA, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The KLA Stock Option Agreement has been duly executed and delivered by KLA and, assuming the due authorization, execution and delivery of the KLA Stock Option Agreement by Tencor, the KLA Stock Option Agreement constitutes the valid and binding obligation of KLA, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of KLA and Merger Sub and the execution and delivery of the KLA Stock Option Agreement by KLA do not, and the performance of this Agreement by each of KLA and Merger Sub will not and the performance of the KLA Stock Option Agreement by KLA will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of KLA or the Articles of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of KLA's other subsidiaries, (ii) subject to obtaining the approval of KLA's stockholders of (x) the amendment of KLA's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of KLA Common Stock by virtue of the Merger, (y) the issuance of shares of KLA Common Stock by virtue of the Merger, and (z) the amendment of KLA's Certificate of Incorporation to change KLA's corporate name (subject to and conditional upon the effectiveness of the Merger) as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to KLA or any of its subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair KLA's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of KLA or any of its subsidiaries (including Merger Sub) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which KLA or any of its subsidiaries (including Merger Sub) is a party or by which KLA or any of its subsidiaries or its or any of their respective properties are bound or affected. The KLA Schedules list all material consents, waivers and approvals under any of KLA's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to KLA or Merger Sub in connection with the execution and delivery of this Agreement and the KLA Stock Option Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act, (ii) the filing of the Agreement of Merger with the Secretary of State of the State of California, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to KLA or Tencor or have a material adverse effect on the ability of the parties to consummate the Merger.

     3.5 Section 203 of the Delaware General Corporation Law Not
Applicable. The Board of Directors of KLA has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stock Option Agreements or to the consummation of the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreements.

     3.6 SEC Filings; KLA Financial Statements.

          (a) KLA has filed all forms, reports and documents required to be filed with the SEC since January 1, 1994, and has made available to Tencor such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that KLA may file subsequent to the date hereof) are referred to herein as the "KLA SEC REPORTS." As of their respective dates, the KLA SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such KLA SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of KLA's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in KLA SEC Reports (the "KLA FINANCIALS"), including any KLA SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of KLA and its subsidiaries as at the respective dates thereof and the consolidated results of KLA's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of KLA contained in KLA SEC Reports as of September 30, 1996 is hereinafter referred to as the "KLA BALANCE SHEET." Except as disclosed in the KLA Financials, since the date of the KLA Balance Sheet neither KLA nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of KLA and its subsidiaries taken as a whole, except liabilities (i) provided for in the KLA Balance Sheet, or
     (ii) incurred since the date of the KLA Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

          (c) KLA has heretofore furnished to Tencor a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by KLA with the SEC pursuant to the Securities Act or the Exchange Act.

     3.7 Absence of Certain Changes or Events. Since the date of the KLA Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on KLA, (ii) any material change by KLA in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by KLA of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     3.8 Taxes.

          (a) Tax Returns and Audits.

             (i) KLA and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by KLA and each of its subsidiaries, except such Returns which are not material to KLA, and have paid all Taxes shown to be due on such Returns.

             (ii) Except as is not material to KLA, KLA and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

             (iii) Except as is not material to KLA, neither KLA nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against KLA or any of its subsidiaries, nor has KLA or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

             (iv) Except as is not material to KLA, no audit or other examination of any Return of KLA or any of its subsidiaries is presently in progress, nor has KLA or any of its subsidiaries been notified of any request for such an audit or other examination.

             (v) Except as is not material to KLA, no adjustment relating to any Returns filed by KLA or any of its subsidiaries has been proposed formally or informally by any Tax authority to KLA or any of its subsidiaries or any representative thereof and, to the knowledge of KLA, no basis exists for any such adjustment which would be material to KLA.

             (vi) Neither KLA nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the KLA Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to KLA.

             (vii) None of KLA's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

             (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of KLA or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

             (ix) Neither KLA nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by KLA.

             (x) KLA is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

             (xi) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by KLA or any of its subsidiaries.

             (xii) Neither KLA nor any of its subsidiaries is party to or affected by any tax-sharing or allocation agreement or arrangement.

             (xiii) The KLA Schedules list (y) any Tax exemption, Tax holiday or other Tax-sparing arrangement that KLA or any of its subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (z) any expatriate tax programs or policies affecting KLA or any of its subsidiaries. Each of KLA and its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

     3.9 Intellectual Property.

          (a) KLA and its subsidiaries own, or have the right to use, sell or license all intellectual property necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "KLA IP RIGHTS").

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any KLA IP Rights, will not cause the forfeiture or termination or give rise to a right of

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

     forfeiture or termination of any KLA IP Rights or materially impair the right of KLA, the Surviving Corporation or Tencor to use, sell or license any KLA IP Rights or portion thereof.

          (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by KLA or any of its subsidiaries violates in any material respect any license or agreement between KLA or any of its subsidiaries and any third party or infringes in any material respect any intellectual property right of any other party; and there is no pending or, to the knowledge of KLA, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any KLA IP Rights, nor has KLA received any written notice asserting that any KLA IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

          (d) KLA has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all KLA IP Rights.

     3.10 Compliance; Permits; Restrictions.

          (a) Neither KLA nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to KLA or any of its subsidiaries or by which KLA or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which KLA or any of its subsidiaries is a party or by which KLA or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of KLA, no investigation or review by any Governmental Entity is pending or threatened against KLA or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon KLA or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of KLA or any of its subsidiaries, any acquisition of material property by KLA or any of its subsidiaries or the conduct of business by KLA as currently conducted.

          (b) KLA and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of KLA (collectively, the "KLA PERMITS"). KLA and its subsidiaries are in compliance in all material respects with the terms of the KLA Permits.

     3.11 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which KLA or any of its subsidiaries has received any notice of assertion nor, to KLA's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against KLA or any of its subsidiaries which reasonably would be likely to be material to KLA, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     3.12 Brokers' and Finders' Fees. Except for fees payable to Merrill Lynch pursuant to an engagement letter dated December 20, 1996, and Deutsche Morgan Grenfell Technology Group pursuant to an engagement letter dated December 16, 1996, a copy of each of which has been provided to Tencor, KLA has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.13 Employee Benefit Plans.

          (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by KLA or any trade or business which is under common control with KLA within the meaning of Section 414 of the Code (the "KLA EMPLOYEE PLANS"), KLA has made available to Tencor a true and complete copy of, to the extent applicable, (i) such KLA Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such KLA Employee Plan, (iv) the most recent summary plan description for each KLA Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any KLA Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any KLA Employee Plan.

          (b) Each KLA Employee Plan which is intended to be qualified under
     Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such KLA Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each KLA Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither KLA nor any ERISA Affiliate of KLA has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any KLA Employee Plan.

     3.14 Absence of Liens and Encumbrances. KLA and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the KLA Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to KLA.

     3.15 Environmental Matters.

          (a) Hazardous Material. Except as reasonably would not be likely to result in a material liability to KLA, no underground storage tanks and no amount of any Hazardous Material, but excluding office and janitorial supplies, are present, as a result of the actions of KLA or any of its subsidiaries or any affiliate of KLA, or, to KLA's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that KLA or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to KLA, neither KLA nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has KLA or any of its subsidiaries engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. KLA and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "KLA ENVIRONMENTAL PERMITS") necessary for the conduct of KLA's and its subsidiaries' Hazardous Material Activities and other businesses of KLA and its subsidiaries as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to KLA's knowledge, threatened concerning any KLA Environmental Permit, Hazardous Material or any Hazardous Materials Activity of KLA or any of its subsidiaries. KLA is not aware of any fact or circumstance which could involve KLA or any of its subsidiaries in any material environmental litigation or impose upon KLA any material environmental liability.

     3.16 Labor Matters. To KLA's knowledge, there are no activities or proceedings of any labor union to organize any employees of KLA or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of KLA or any of its subsidiaries. KLA and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

     3.17 Agreements, Contracts and Commitments. Except as set forth in the KLA Schedules, neither KLA nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of KLA's Board of Directors, other than those that are terminable by KLA or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit KLA's or any of its subsidiaries' ability to terminate employees at will;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between KLA or any of its subsidiaries and any of its officers or directors;

          (d) any agreement, contract or commitment containing any covenant limiting the freedom of KLA or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

          (f) any material joint marketing or development agreement.

     Neither KLA nor any of its subsidiaries, nor to KLA's knowledge any other party to a KLA Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which KLA or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a "KLA CONTRACT") in such a manner as would permit any other party to cancel or terminate any such KLA Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to KLA.

     3.18 Pooling of Interests. To the knowledge of KLA, based on consultation with its independent accountants, neither KLA nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude KLA's ability to account for the Merger as a pooling of interests.

     3.19 Change of Control Payments. The KLA Schedules set forth each plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of KLA as a result of or in connection with the Merger.

     3.20 Statements; Proxy Statement/Prospectus. The information supplied by KLA for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by KLA for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to KLA's stockholders and Tencor's shareholders, at the time of the KLA Stockholders' Meeting or the Tencor Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the KLA Stockholders' Meeting or the Tencor Shareholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to KLA or any of its affiliates, officers or directors should be discovered by KLA which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, KLA shall promptly inform Tencor. Notwithstanding the foregoing, KLA makes no representation or warranty with respect to any information supplied by Tencor which is contained in any of the foregoing documents.

     3.21 Board Approval. The Board of Directors of KLA has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of KLA and its stockholders, and (ii) to recommend that the stockholders of KLA approve (x) the amendment of KLA's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of KLA Common Stock by virtue of the Merger, (y) the issuance of shares of KLA Common Stock by virtue of the Merger, and (z) the amendment of KLA's Certificate of Incorporation to change KLA's corporate name (subject to and conditional upon the effectiveness of the Merger).

     3.22 Fairness Opinion. KLA has received written opinions from each of Merrill Lynch and Deutsche Morgan Grenfell Technology Group, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to KLA from a financial point of view and has delivered to Tencor a copy of such opinions.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Tencor (which for the purposes of this Article 4 shall include Tencor and each of its subsidiaries) and KLA (which for the purposes of this Article 4 shall include KLA and each of its subsidiaries) agree, except (i) in the case of Tencor as provided in Article 4 of the Tencor Schedules and in the case of KLA as provided in Article 4 of the KLA Schedules, or (ii) to the extent that the other of them shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, each of Tencor and KLA will promptly notify the other of any material event involving its business or operations. Furthermore, Tencor and KLA agree that during the period prior to the Effective Time they will exchange monthly summary financial data and that their respective senior management groups will participate in informational meetings on a monthly basis, at such time and place as shall be mutually agreeable. No information or knowledge obtained in any investigation will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     In addition, except as permitted by the terms of this Agreement or the Stock Option Agreements, and except in the case of Tencor as provided in Article 4 of the Tencor Schedules, and except in the case of KLA in connection with the KLA Rights Plan or as provided in Article 4 of the KLA Schedules, without the prior written consent of the other, neither Tencor nor KLA shall do any of the following, and neither Tencor nor KLA shall permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Tencor IP Rights or the KLA IP Rights, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business;

          (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than pursuant to the KLA Rights Plan;

          (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof, and other than pursuant to the KLA Rights Plan;

          (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of shares of Tencor Common Stock or KLA Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, (ii) options to purchase shares of Tencor Common Stock or KLA Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with stock option plans existing on the date hereof, (iii) shares of Tencor Common Stock or KLA Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii), (iv) shares of Tencor Common Stock or KLA Common Stock, as the case may be, issuable to participants in the KLA Employee Stock Purchase Plan or the Tencor Employee Stock Purchase Plans consistent with past practice and the terms thereof, (v) shares of Tencor Common Stock or KLA Common Stock, as the case may be, issuable pursuant to the Stock Option Agreements, and (vi) pursuant to the KLA Rights Plan;

          (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Tencor or KLA, as the case may be, or enter into any material joint ventures, strategic partnerships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Tencor or KLA, as the case may be, except in the ordinary course of business consistent with past practice;

          (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Tencor or KLA, as the case may be, or guarantee any debt securities of others;

          (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

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

          (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (m) Make any grant of exclusive rights to any third party;

          (n) Take any action that would be reasonably likely to interfere with KLA's ability to account for the Merger as a pooling of interests; or

          (o) Agree in writing or otherwise to take any of the actions described in Article 4 (a) through (n) above.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

          (a) As promptly as practicable after the execution of this Agreement, Tencor and KLA will prepare, and file with the SEC, the Proxy Statement and KLA will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Tencor and KLA will respond to any comments of the SEC, will use its respective best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its respective stockholders or shareholders, as the case may be, at the earliest practicable time. As promptly as practicable after the date of this Agreement, Tencor and KLA will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Tencor and KLA will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Tencor or KLA, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Tencor or stockholders of KLA, such amendment or supplement.

          (b) The Proxy Statement will include the recommendation of the Board of Directors of Tencor in favor of adoption and approval of this Agreement and approval of the Merger (except that the Board of Directors of Tencor may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so). In addition, the Proxy Statement will include the recommendations of the Board of Directors of KLA in favor of (x) the amendment of KLA's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of KLA Common Stock by virtue of the Merger, (y) the issuance of shares of KLA Common Stock by virtue of the Merger, and (z) the amendment of KLA's Certificate of Incorporation to change KLA's corporate name, subject to and conditional upon the effectiveness of the Merger (except that the Board of Directors of KLA may withdraw, modify or refrain from making such recommendations to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so).

     5.2 Meetings of Shareholders and Stockholders. Promptly after the date hereof, Tencor will take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to convene the Tencor Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. Tencor will consult with KLA and use its best efforts to hold the Tencor Shareholders' Meeting on the same day as the KLA Stockholders' Meeting. Promptly after the date hereof, KLA will take all action necessary in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and Bylaws to convene the KLA Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of (i) amending its Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of KLA Common Stock by virtue of the Merger, (ii) voting upon the issuance of shares of KLA Common Stock by virtue of the Merger, and (iii) amending its Certificate of Incorporation to change its corporate name (subject to and conditional upon the effectiveness of the Merger). KLA will consult with Tencor and will use its best efforts to hold the KLA Stockholders' Meeting on the same day as the Tencor Shareholders' Meeting. For so long as the Board of Directors of Tencor continues to make the recommendation set forth in Section 5.1, Tencor will use its best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the National Association of Securities Dealers, Inc. or California Law to obtain such approvals. For so long as the Board of Directors of KLA continues to make the recommendations set forth in
Section 5.1, KLA will use its best efforts to solicit from its stockholders proxies in favor of (i) the amendment of KLA's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of KLA Common Stock by virtue of the Merger, (ii) the issuance of shares of KLA Common Stock by virtue of the Merger, and (iii) the amendment of KLA's Certificate of Incorporation to change KLA's corporate name (subject to and conditional upon the effectiveness of the Merger) and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the National Association of Securities Dealers, Inc. or the Delaware General Corporation Law to obtain such approvals.

     5.3 Confidentiality. The parties acknowledge that Tencor and KLA have previously executed a Confidentiality Agreement, dated January 6, 1996 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     5.4 No Solicitation.

          (a) Restrictions on KLA.

             (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, KLA and its subsidiaries shall not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than Tencor and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning KLA or any of its subsidiaries to, or afford any access to the properties, books or records of KLA or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Tencor and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to KLA. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement), (ii) sale of 15% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. KLA will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. KLA will (i) notify Tencor as promptly as practicable if any inquiry or proposal is made or any information or access is requested in writing in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Tencor of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, KLA and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Tencor); provided, however, that nothing herein shall prohibit KLA's Board of Directors from taking and disclosing to KLA's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

             (ii) Notwithstanding the provisions of paragraph (a)(i) above, prior to the Effective Time, KLA may, to the extent the Board of Directors of KLA determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph
        (a)(iii), below, furnish information to any person, entity or group after such person, entity or group has delivered to KLA in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of KLA in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the stockholders of KLA (a "KLA SUPERIOR PROPOSAL"). In addition, notwithstanding the provisions of paragraph (a)(i) above, in connection with a possible Acquisition Proposal, KLA may refer any third party to this Section 5.4(a) or make a copy of this Section 5.4(a) available to a third party. In the event KLA receives a KLA Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of KLA from recommending such KLA Superior Proposal to KLA's stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of KLA may withdraw, modify or refrain from making its recommendations set forth in
        Section 5.1(b), and, to the extent it does so, KLA may refrain from soliciting proxies and taking such other action necessary to secure the vote of its stockholders as may be required by Section 5.2; provided, however, that KLA shall not recommend to its stockholders a KLA Superior Proposal for a period of not less than 48 hours after Tencor's receipt of a copy of such KLA Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in this Section shall limit KLA's obligation to hold and convene the KLA Stockholders Meeting (regardless of whether the recommendations of the Board of Directors of KLA shall have been withdrawn, modified or not yet made).

             (iii) Notwithstanding anything to the contrary herein, KLA will not provide any non-public information to a third party unless: (x) KLA provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information is the same information previously delivered to Tencor.

          (b) Restrictions on Tencor.

             (i) From and after the date of this Agreement the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Tencor and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than KLA and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Tencor or any of its subsidiaries to, or afford any access to the properties, books or records of Tencor or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than KLA and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Tencor. Tencor will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Tencor will (i) notify KLA as promptly as practicable if any inquiry or proposal is made or any information or access is requested in writing in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify KLA of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Tencor and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than KLA); provided, however, that nothing herein shall prohibit Tencor's Board of Directors from taking and disclosing to Tencor's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

             (ii) Notwithstanding the provisions of paragraph (b)(i) above, prior to the Effective Time, Tencor may, to the extent the Board of Directors of Tencor determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph
        (b)(iii), below, furnish information to any person, entity or group after such person, entity or group has delivered to Tencor in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of Tencor in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the shareholders of Tencor (a "TENCOR SUPERIOR PROPOSAL"). In addition, notwithstanding the provisions of paragraph (b)(i) above, in connection with a possible Acquisition Proposal, Tencor may refer any third party to this Section 5.4(b) or make a copy of this Section 5.4(b) available to a third party. In the event Tencor receives a Tencor Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of Tencor from recommending such Tencor Superior Proposal to its stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Tencor may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, Tencor may refrain from soliciting proxies and taking such other action necessary to secure the vote of its shareholders as may be required by Section 5.2; provided, however, that Tencor shall not recommend to its shareholders a Tencor Superior Proposal for a period of not less than 48 hours after KLA's receipt of a copy of such Tencor Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in this Section shall limit Tencor's obligation to hold and convene the Tencor Shareholders Meeting (regardless of whether the recommendation of the Board of Directors of Tencor shall have been withdrawn, modified or not yet made).

             (iii) Notwithstanding anything to the contrary in paragraph (b), Tencor will not provide any non-public information to a third party unless: (x) Tencor provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information is the same information previously delivered to KLA.

     5.5 Public Disclosure. KLA and Tencor will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq Stock Market.

     5.6 Legal Requirements. Each of KLA, Merger Sub and Tencor will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. KLA will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of KLA Common Stock pursuant hereto. Tencor will use its commercially reasonable efforts to assist KLA as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of KLA Common Stock pursuant hereto.

     5.7 Third Party Consents. As soon as practicable following the date hereof, KLA and Tencor will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8 FIRPTA. At or prior to the Closing, Tencor, if requested by KLA, shall deliver to the IRS a notice that the Tencor Common Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

     5.9 Notification of Certain Matters. KLA and Merger Sub will give prompt notice to Tencor, and Tencor will give prompt notice to KLA, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof or (b) any material failure of KLA and Merger Sub or Tencor, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.10 Best Efforts and Further Assurances. Subject to the respective rights and obligations of KLA and Tencor under this Agreement, each of the parties to this Agreement will use its best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither KLA nor Tencor nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     5.11 Stock Options and Employee Benefits.

          (a) At the Effective Time, each outstanding option to purchase shares of Tencor Common Stock (each a "Tencor Stock Option") under the Tencor Stock Option Plans, whether or not exercisable, will be assumed by KLA. Each Tencor Stock Option so assumed by KLA under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Tencor Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Tencor Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of KLA Common Stock equal to the product of the number of shares of Tencor Common Stock that were issuable upon exercise of such Tencor Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of KLA Common Stock, and (ii) the per share exercise price for the shares of KLA Common Stock issuable upon exercise of such assumed Tencor Stock Option will be equal to the quotient determined by dividing the exercise price per share of Tencor Common Stock at which such Tencor Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, KLA will issue to each holder of an outstanding Tencor Stock Option a notice describing the foregoing assumption of such Tencor Stock Option by KLA.

          (b) Tencor Stock Options assumed by KLA shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Tencor Stock Options qualified as incentive stock options immediately prior to the Effective Time.

          (c) KLA will reserve sufficient shares of KLA Common Stock for issuance under Section 5.11(a) and under Section 1.6(c) hereof.

          (d) For a period of one year following the Effective Time, the combined company following the Merger will provide the persons employed by Tencor immediately prior to the Effective Time, for so long as such persons remain employed by KLA or the Surviving Corporation, with salary and benefits in the aggregate which are substantially comparable to those provided to such persons by Tencor immediately prior to the Effective Time.

     5.12 Form S-8. KLA agrees to file a registration statement on Form S-8 for the shares of KLA Common Stock issuable with respect to assumed Tencor Stock Options no later than two (2) business days after the Closing Date.

     5.13 Indemnification and Insurance.

          (a) From and after the Effective Time, KLA will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Tencor pursuant to any indemnification agreements between Tencor and its directors and officers existing prior to the date hereof. The Articles of Incorporation and By-laws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Articles of Incorporation and By-laws of Tencor, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Tencor, unless such modification is required by law.

          (b) After the Effective Time KLA will cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-laws, to indemnify and hold harmless, each present director or officer of Tencor (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys'
     fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of Tencor arising out of or pertaining to the transactions contemplated by this Agreement for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation and KLA, (ii) after the Effective Time, KLA will cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) KLA will cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that neither

     KLA nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under California Law, Tencor's articles of incorporation or bylaws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to KLA; and provided, further, that nothing in this Section 5.13 shall impair any rights or obligations of any present or former employees, agents, directors or officers of Tencor. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event KLA or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.13, proper provision shall be made so that the successors and assigns of KLA and Tencor assume the obligations set forth in this Section 5.13 and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

          (c) For a period of six years after the Effective Time, KLA will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Tencor's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of KLA; provided, however, that in no event will KLA or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by Tencor for such coverage (or such coverage as is available for such 200% of the annual premium).

          (d) This Section 5.13 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Tencor, the Surviving Corporation and the Indemnified Parties, and will be binding on all successors and assigns of the Surviving Corporation.

     5.14 NMS Listing. KLA agrees to authorize for listing on the Nasdaq National Market the shares of KLA Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.15 KLA Affiliate Agreement. Set forth on the KLA Schedules is a list of those persons who may be deemed to be, in KLA's reasonable judgment, affiliates of KLA within the meaning of Rule 145 promulgated under the Securities Act (each a "KLA AFFILIATE"). KLA will provide Tencor with such information and documents as Tencor reasonably requests for purposes of reviewing such list. KLA will use its best efforts to deliver or cause to be delivered to Tencor, as promptly as practicable on or following the date hereof, from each KLA Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit D, each of which will be in full force and effect as of the Effective Time.

     5.16 Tencor Affiliate Agreement. Set forth on the Tencor Schedules is a list of those persons who may be deemed to be, in Tencor's reasonable judgment, affiliates of Tencor within the meaning of Rule 145 promulgated under the Securities Act (each a "TENCOR AFFILIATE"). Tencor will provide KLA with such information and documents as KLA reasonably requests for purposes of reviewing such list. Tencor will use its best efforts to deliver or cause to be delivered to KLA, as promptly as practicable on or following the date hereof, from each Tencor Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit E (the "TENCOR AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. KLA will be entitled to place appropriate legends on the certificates evidencing any KLA Common Stock to be received by a Tencor Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the KLA Common Stock, consistent with the terms of the Tencor Affiliate Agreement.

     5.17 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Tencor and KLA each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Tencor and KLA each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

     5.18 Board of Directors of the Combined Company. The Board of Directors of KLA will take all actions necessary to cause the Board of Directors of KLA, immediately after the Effective Time, to consist of 12 persons, seven of whom shall have served on the Board of Directors of KLA immediately prior to the Effective Time, and five of whom shall have served on the Board of Directors of Tencor immediately prior to the Effective Time (including Jon D. Tompkins and Lida Urbanek). Of the five designees of Tencor, one person shall be considered a Class II director, two persons shall be designated Class III directors and two persons shall be designated Class I directors. If, prior to the Effective Time, any of the Tencor or KLA designees shall decline or be unable to serve as a Tencor or KLA director, Tencor (if such person was designated by Tencor) or KLA (if such person was designated by KLA) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

     5.19 Committees of the Board of Directors of KLA. The Board of Directors of KLA will take all actions necessary to cause the Compensation Committee of the Board of Directors of KLA, immediately after the Effective Time, to consist of three members, two of whom shall have served on the Board of Directors of Tencor immediately prior to the Effective Time and one who shall have served on the Board of Directors of KLA immediately prior to the Effective Time. In addition, the Board of Directors of KLA will take all actions necessary to cause the Audit Committee of the Board of Directors of KLA, immediately after the Effective Time, to consist of three members, two of whom shall have served on the Board of Directors of KLA immediately prior to the Effective Time and one who shall have served on the Board of Directors of Tencor immediately prior to the Effective Time. Furthermore, the Board of Directors of KLA will take all actions necessary to cause one person who shall have served on the Board of Directors of Tencor immediately prior to the Effective Time to serve on the Nominating Committee of the Board of Directors of KLA, immediately after the Effective Time.

     5.20 Officers of Combined Company; Executive Committee. At the Effective Time, Ken Levy will be offered a position as the Chairman of the Board of KLA, Jon D. Tompkins will be offered a position as the Chief Executive Officer of KLA and Ken Schroeder will be offered a position as the President and Chief Operating Officer of KLA. It is contemplated that following the Effective Time an executive committee comprised of senior management from both Tencor and KLA would be formed to jointly determine the management of KLA following the Effective Time; the executive committee would meet regularly to review the overall strategy, product direction and operations of the new combined company.

     5.21 Change of Name; Increase in Authorized Shares. Subject to the terms hereof, at the KLA Stockholders' Meeting KLA shall propose and recommend that its Certificate of Incorporation be amended at the Effective Time to change its name to "KLA-Tencor Corporation." In addition, subject to the terms hereof, at the KLA Stockholders' Meeting KLA shall propose and recommend that its Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock thereunder to 250 million shares, provided that KLA may propose and recommend an increase of such lesser number as in good faith it determines (provided that, subject to the terms hereof, such lesser number is not less than the number required to issue shares by virtue of the Merger and the other transactions contemplated hereby).

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

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder and Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Tencor; and an increase in the authorized number of shares of KLA Common Stock so as to permit the issuance of shares of KLA Common Stock by virtue of the Merger, as well as such issuance, shall have been duly approved by the requisite vote under applicable law and the rules of the National Association of Securities Dealers, Inc. by the stockholders of KLA.

          (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

          (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

          (d) Tax Opinions. KLA and Tencor shall each have received written opinions from their respective counsel, Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, and Heller, Ehrman, White & McAuliffe, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if the counsel to either KLA or Tencor does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (e) Nasdaq Listing. The shares of KLA Common Stock issuable to shareholders of Tencor pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

          (f) Opinion of Accountants. Each of KLA and Tencor shall have received a letter from Price Waterhouse LLP, dated within two (2) business days prior to the Effective Time, regarding that firm's concurrence with KLA's managements' and Tencor's managements' conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

     6.2 Additional Conditions to Obligations of Tencor. The obligation of Tencor to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Tencor:

          (a) Representations and Warranties. The representations and warranties of KLA and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of KLA and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3.2, 3.3 and 3.22) where the failure to be so true and correct would not have a Material Adverse Effect on KLA. Tencor shall have received a certificate with respect to the foregoing signed on behalf of KLA by the Chief Executive Officer and the Chief Financial Officer of KLA;

          (b) Agreements and Covenants. KLA and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Tencor shall have received a certificate to such effect signed on behalf of KLA by the Chief Executive Officer and the Chief Financial Officer of KLA; and

          (c) Material Adverse Effect. No Material Adverse Effect with respect to KLA shall have occurred since the date of this Agreement.

     6.3 Additional Conditions to the Obligations of KLA and Merger Sub. The obligations of KLA and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
KLA:

          (a) Representations and Warranties. The representations and warranties of Tencor contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of Tencor contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2, 2.3 and 2.21) where the failure to be so true and correct would not have a Material Adverse Effect on Tencor. KLA shall have received a certificate with respect to the foregoing signed on behalf of Tencor by the President and the Chief Financial Officer of Tencor;

          (b) Agreements and Covenants. Tencor shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the KLA shall have received a certificate to such effect signed on behalf of Tencor by the President and the Chief Financial Officer of Tencor; and

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Tencor shall have occurred since the date of this Agreement.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of Tencor or the approval of the issuance of KLA Common Stock in connection with the Merger by the stockholders of KLA:

          (a) by mutual written consent duly authorized by the Boards of Directors of KLA and Tencor;

          (b) by either Tencor or KLA if the Merger shall not have been consummated by July 31, 1997; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Tencor or KLA if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d) by either Tencor or KLA if the required approvals of the shareholders of Tencor or the stockholders of KLA contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders or stockholders, as the case may be, duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain shareholder or stockholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement);

          (e) by KLA, if the Board of Directors of Tencor recommends a Tencor Superior Proposal to the shareholders of Tencor, or if the Board of Directors of Tencor shall have withheld, withdrawn or modified in a manner adverse to KLA its recommendation in favor of adoption and approval of this Agreement and approval of the Merger;

          (f) by Tencor, if the Board of Directors of KLA recommends a KLA Superior Proposal to the stockholders of KLA, or if the Board of Directors of KLA shall have withheld, withdrawn or modified in a manner adverse to Tencor its recommendation in favor of approving the issuance of the shares of KLA Common Stock by virtue of the Merger;

          (g) by Tencor, upon a breach of any representation, warranty, covenant or agreement on the part of KLA set forth in this Agreement, or if any representation or warranty of KLA shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in KLA's representations and warranties or breach by KLA is curable by KLA through the exercise of its commercially reasonable efforts, then Tencor may not terminate this Agreement under this Section 7.1(i) provided KLA continues to exercise such commercially reasonable efforts to cure such breach; or

          (h) by KLA, upon a breach of any representation, warranty, covenant or agreement on the part of Tencor set forth in this Agreement, or if any representation or warranty of Tencor shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Tencor's representations and warranties or breach by Tencor is curable by Tencor through the exercise of its commercially reasonable efforts, then KLA may not terminate this Agreement under this Section 7.1(j) provided Tencor continues to exercise such commercially reasonable efforts to cure such breach.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or the Stock Option Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3 Fees and Expenses.

          (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that KLA and Tencor shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (b) Tencor Payments.

             (i) If (x) the Board of Directors of Tencor shall have withheld, withdrawn or modified in a manner adverse to KLA its recommendation in favor of adoption and approval of this Agreement and approval of the Merger and at that time there shall not have occurred a Material Adverse Effect on KLA, or (y) the Board of Directors of Tencor recommends a Tencor Superior Proposal to the shareholders of Tencor, Tencor shall pay to KLA an amount equal to $40 million within one business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(e) hereof and (B) a Tencor Negative Vote (as defined below);

             (ii) If no payment shall be required pursuant to clause 7.3(b)(i) above, and if (x) the vote of the shareholders of Tencor approving and adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof (a "TENCOR NEGATIVE VOTE") and (y) prior to such Tencor Negative Vote there shall have occurred an Acquisition Proposal with respect to Tencor which shall have been publicly disclosed and not withdrawn (a "TENCOR COMPETING PROPOSAL") and (z) within 12 months following such Tencor Negative Vote Tencor shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the Tencor Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) shall have been consummated, then, provided that there shall have not occurred a Material Adverse Effect on KLA prior to the Tencor Negative Vote, Tencor shall pay to KLA an amount equal to $40 million within one business day following demand therefor; and

             (iii) If no payment shall be required pursuant to clauses 7.3(b)(i) or (ii) above and if there shall be a Tencor Negative Vote then Tencor shall pay to KLA an amount equal to $5 million within one business day following demand therefor.

          (c) KLA Payments.

             (i) If (x) the Board of Directors of KLA shall have withheld, withdrawn or modified in a manner adverse to Tencor its recommendation in favor of approving the issuance of the shares of KLA Common Stock by virtue of the Merger and at that time there shall not have occurred a Material Adverse Effect on Tencor, or (y) the Board of Directors of KLA recommends a KLA Superior Proposal to the shareholders of KLA, KLA shall pay to Tencor an amount equal to $60 million within one business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(f) hereof and (B) a KLA Negative Vote (as defined below);

             (ii) If no payment shall be required pursuant to clause 7.3(c)(i) above, and if (x) the vote of the stockholders of KLA in favor of an increase in the authorized number of shares of KLA Common Stock so as to permit the issuance of shares of KLA Common Stock by virtue of the Merger, as well as such issuance, shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (a "KLA NEGATIVE VOTE") and (y) prior to such KLA Negative Vote there shall have occurred an Acquisition Proposal with respect to KLA which shall have been publicly disclosed and not withdrawn (a "KLA COMPETING PROPOSAL") and (z) within 12 months following such KLA Negative Vote Tencor shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the KLA Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) shall have been consummated, then, provided that there shall not have occurred a Material Adverse Effect on Tencor prior to the KLA Negative Vote, KLA shall pay to Tencor an amount equal to $60 million within one business day following demand therefor; and

             (iii) If no payment shall be required pursuant to clauses 7.3(c)(i) or (ii) above and if there shall be a KLA Negative Vote then KLA shall pay to Tencor an amount equal to $5 million within one business day following demand therefor.

          (d) Payment of the fees described in Section 7.3(b) and (c) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Tencor, KLA and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to KLA or Merger Sub, to:

          KLA Instruments Corporation
          160 Rio Robles
          P.O. Box 49055
          San Jose, California 95161-9055
          Attention: Chief Executive Officer
          Telephone No.: (408) 434-4200
          Telecopy No.: (408) 468-4266

          with a copy to:

          KLA Instruments Corporation
          160 Rio Robles
          P.O. Box 49055
          San Jose, California 95161-9055
          Attention: General Counsel
          Telephone No.: (408) 434-4200
          Telecopy No.: (408) 468-4266

          with another copy to:

          Wilson, Sonsini, Goodrich & Rosati, P.C.
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: Larry W. Sonsini, Esq.
          Telephone No.: (415) 493-9300
          Telecopy No.: (415) 493-6811

        (b) if to Tencor, to:

            Tencor Instruments
           One Technology Drive
           Milpitas, California 95035
           Attention: President
           Telephone No.: (408) 970-9500
           Telecopy No.: (408) 988-6420

           with a copy to:

           Heller, Ehrman, White & McAuliffe
           525 University Avenue
           Palo Alto, CA 94301
           Attention: Sarah A. O'Dowd, Esq.
           Telephone No.: (415) 324-7045
           Telecopy No.: (415) 324-0638

     8.3 Interpretation; Knowledge.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b) For purposes of this Agreement, the term "KNOWLEDGE" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Controller of Tencor or KLA, as the case may be, have actual knowledge of such matter.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including Tencor Schedules and the KLA Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except with respect to the matters set forth in
Section 5.13.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the Northern District of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
                            ------------------------

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          TENCOR INSTRUMENTS

                                          By:       /s/ JON D. TOMPKINS

                                            ------------------------------------
                                            Name: Jon D. Tompkins
                                            Title: President and Chief Executive
                                              Officer

                                          KLA INSTRUMENTS CORPORATION

                                          By:        /s/ KENNETH LEVY

                                            ------------------------------------
                                            Name: Kenneth Levy
                                            Title: Chief Executive Officer

                                          TIGER ACQUISITION CORP.

                                          By:        /s/ KENNETH LEVY

                                            ------------------------------------
                                            Name: Kenneth Levy
                                            Title: President

                       **** REORGANIZATION AGREEMENT ****

                         ANNEX 1 -- CERTAIN DEFINITIONS

                          TERM                                 SECTION IN WHICH TERM IS DEFINED
---------------------------------------------------------    ------------------------------------
"Acquisition Proposal"...................................    Section 5.4 (a)(i)
"Agreement"..............................................    Section 1.2
"Agreement of Merger"....................................    Section 1.2
"California Law".........................................    Recitals
"Certificates"...........................................    Section 1.8(c)
"Closing"................................................    Section 1.2
"Closing Date"...........................................    Section 1.2
"Code"...................................................    Recitals
"Confidentiality Agreement"..............................    Section 5.3 (b)
"Dissenting Shares"......................................    Section 1.7 (a)
"DOJ"....................................................    Section 5.17
"Effective Time".........................................    Section 1.2
"ERISA"..................................................    Section 2.12 (a)
"ERISA Affiliate"........................................    Section 2.12 (a)
"Exchange Act"...........................................    Section 2.4 (b)
"Exchange Agent".........................................    Section 1.8 (a)
"Exchange Ratio".........................................    Section 1.6
"FTC"....................................................    Section 5.17
"GAAP"...................................................    Section 2.5 (b)
"Governmental Entity"....................................    Section 2.4 (b)
"Hazardous Material".....................................    Section 2.14 (a)
"Hazardous Materials Activities".........................    Section 2.14 (b)
"HSR Act"................................................    Section 2.4 (b)
"include"................................................    Section 8.3 (a)
"includes"...............................................    Section 8.3(a)
"including"..............................................    Section 8.3 (a)
"Indemnified Parties"....................................    Section 5.13 (b)
"IRS"....................................................    Section 2.12 (a)
"KLA"....................................................    Preamble
"KLA Affiliate"..........................................    Section 5.15
"KLA Balance Sheet"......................................    Section 3.6 (b)
"KLA Common Stock".......................................    Section 1.6 (a)
"KLA Competing Proposal".................................    Section 7.3(c)(ii)
"KLA Contract"...........................................    Section 3.17 (l)
"KLA Employee Plans".....................................    Section 3.13 (a)
"KLA Employee Stock Purchase Plan".......................    Section 3.2
"KLA Environmental Permits"..............................    Section 3.15 (c)
"KLA Financials".........................................    Section 3.6 (b)
"KLA IP Rights"..........................................    Section 3.9 (a)
"KLA Negative Vote"......................................    Section 7.3 (c)(ii)
"KLA Permits"............................................    Section 3.10 (b)
"KLA Rights Plan"........................................    Section 1.6 (a)
"KLA Schedules"..........................................    Article III
"KLA SEC Reports"........................................    Section 3.6 (a)
"KLA Stock Option Agreement".............................    Recitals
"KLA Stockholders' Meeting"..............................    Section 2.19

                          TERM                                 SECTION IN WHICH TERM IS DEFINED
---------------------------------------------------------    ------------------------------------
"KLA Superior Proposal"..................................    Section 5.4 (a)(ii)
"knowledge"..............................................    Section 8.3 (b)
"Material Adverse Effect"................................    Section 2.1 (d) and Section 3.1 (d)
"Merger".................................................    Section 1.1
"Merger Sub".............................................    Preamble
"Merger Sub Common Stock"................................    Section 1.6 (d)
"New Purchase Date"......................................    Section 1.6 (c)
"Order"..................................................    Section 7.1 (c)
"Other Filings"..........................................    Section 5.1 (a)
"Proxy Statement"........................................    Section 2.19
"Registration Statement".................................    Section 3.4 (b)
"Returns"................................................    Section 2.7 (b)(i)
"SEC"....................................................    Section 2.4 (b)
"Securities Act".........................................    Section 2.5 (a)
"Stock Option Agreements"................................    Recitals
"Surviving Corporation"..................................    Section 1.1
"Tax" or "Taxes".........................................    Section 2.7 (a)
"the business of"........................................    Section 8.3 (a)
"Tencor".................................................    Preamble
"Tencor Affiliate".......................................    Section 5.16
"Tencor Balance Sheet"...................................    Section 2.5 (b)
"Tencor Common Stock"....................................    Section 1.6 (a)
"Tencor Contract"........................................    Section 2.16 (l)
"Tencor Competing Proposal"..............................    Section 7.3(b)(ii)
"Tencor Employee Plans"..................................    Section 2.12 (a)
"Tencor Employee Stock Purchase Plans"...................    Section 1.6 (c)
"Tencor Environmental Permits"...........................    Section 2.14 (c)
"Tencor Financials"......................................    Section 2.5 (b)
"Tencor IP Rights".......................................    Section 2.8 (a)
"Tencor Negative Vote"...................................    Section 7.3 (b)(ii)
"Tencor Permits".........................................    Section 2.9 (b)
"Tencor Schedules".......................................    Article II
"Tencor SEC Reports".....................................    Section 2.5 (a)
"Tencor Shareholders' Meeting"...........................    Section 2.19
"Tencor Stock Option Agreement"..........................    Recitals
"Tencor Stock Option Plans"..............................    Section 1.6 (c)
"Tencor Superior Proposal"...............................    Section 5.4 (b)(ii)

                                                                         ANNEX B
                          [OPTION FROM KLA TO TENCOR]

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT dated as of January 14, 1997 (the "AGREEMENT") is entered into by and between Tencor Instruments, a California corporation ("TENCOR"), and KLA Instruments Corporation, a Delaware corporation ("KLA").

                                    RECITALS

     WHEREAS, concurrently with the execution and delivery of this Agreement, Tencor, KLA and Tiger Acquisition Corp., a California corporation and a wholly owned subsidiary of KLA ("SUB"), are entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT"), which provides that, among other things, upon the terms and subject to the conditions thereof, Tencor and KLA will to enter into a business combination transaction to pursue their long-term business strategies (the "MERGER"); and

     WHEREAS, as a condition to Tencor's willingness to enter into the Merger Agreement, Tencor has requested that KLA agree, and KLA has so agreed, to grant to Tencor an option to acquire shares of KLA's Common Stock, no par value, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. GRANT OF OPTION

     KLA hereby grants to Tencor an irrevocable option (the "OPTION") to acquire up to a number of shares of the Common Stock, par value $0.001 per share, of KLA ("KLA SHARES") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "OPTION SHARES") (provided that the Option Shares shall not upon timely issuance constitute more than 19.9% of the then issued and outstanding KLA Shares), in the manner set forth below (i) by paying cash at a price of $40.00 per share (the "EXERCISE PRICE") and/or, at Tencor's election,
(ii) by exchanging therefor shares of the Common Stock, no par value, of Tencor ("TENCOR SHARES") at a rate (the "EXERCISE RATIO"), for each Option Share, of a number of Tencor Shares equal to the Exercise Price divided by the closing sale price of Tencor Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Closing (as defined below) of the particular Option exercise. All references in this Agreement to KLA Shares or Option Shares issued to Tencor hereunder shall be deemed to include the associated KLA Rights. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2. EXERCISE OF OPTION; MAXIMUM PROCEEDS

     (a) The Option may be exercised by Tencor, in whole or in part, at any time or from time to time, (i) immediately prior to the consummation of a tender or exchange offer for 25% or more of any class of KLA's capital stock, (ii) upon the occurrence of all of the events specified in Section 7.3(c)(ii) of the Merger Agreement, (iii) if and when the Board of Directors of KLA shall have withheld, withdrawn or modified in a manner adverse to Tencor its recommendation in favor of approving the issuance of the shares of KLA Common Stock by virtue of the Merger after receipt of and in connection with an Acquisition Proposal with respect to KLA or (iv) if and when the Board of Directors of KLA recommends a KLA Superior Proposal to the shareholders of KLA (any of the events specified in clauses (i), (ii), (iii)or (iv) of this sentence being referred to herein as an "EXERCISE EVENT"). In the event Tencor wishes to exercise the Option, Tencor shall deliver to KLA a written notice (each an "EXERCISE NOTICE") specifying the total number of

Option Shares it wishes to acquire and the form of consideration to be paid. Each closing of a purchase of Option Shares (a "CLOSING") shall occur on a date and at a time prior to the termination of the Option designated by Tencor in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing shall be held at the principal offices of KLA.

     (b) Notwithstanding the foregoing, upon the commencement of a tender or exchange offer for 25% or more of any class of KLA's capital stock (and/or during any time which such a tender or exchange offer remains open), Tencor may deliver to KLA an Exercise Notice (a "CONDITIONAL EXERCISE NOTICE") specifying that it wishes to exercise and close a purchase of Option Shares immediately prior to the consummation of such tender or exchange offer. Unless the Conditional Exercise Notice is withdrawn by Tencor, the Closing of a purchase of Option Shares specified in a Conditional Exercise Notice shall take place immediately prior to the consummation of such tender or exchange offer. In the event that such tender or exchange offer is not consummated prior to termination of the Option, such Conditional Exercise Notice shall be void and of no further force and effect.

     (c) The Option shall terminate upon the earliest of (i) the Effective Time,
(ii) 180 days following the termination of the Merger Agreement pursuant to
Article VII thereof if an Exercise Event shall have occurred on or prior to the date of such termination, (iii) 12 months following the date on which the Merger Agreement is terminated pursuant to Article VII thereof if (x) there shall have been a KLA Negative Vote and (y) prior to such KLA Negative Vote there shall have occurred an Acquisition Proposal with respect to KLA which shall have been publicly disclosed and not withdrawn, (iv) 12 months following the date on which the Merger Agreement is terminated pursuant to Article VII thereof if prior thereto there shall have commenced a tender or exchange offer for 25% or more of any class of KLA's capital stock and (v) the date on which the Merger Agreement is terminated if neither an Exercise Event , nor both of the events specified in subclauses (x) and (y) of clause (iii), nor the commencement of a tender or exchange offer for 25% or more of any class of KLA's capital stock shall have occurred on or prior to such date of termination; provided, however, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if (i) Tencor shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of Tencor contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

     (d) If Tencor receives in the aggregate pursuant to Section 7.3(c) of the Merger Agreement together with proceeds in connection with any sales or other dispositions of Option Shares and any dividends received by Tencor declared on Option Shares, more than the sum of (x) $60,000,000 plus (y) the Exercise Price multiplied by the number of KLA Shares purchased by Tencor pursuant to the Option, then all proceeds to Tencor in excess of such sum shall be remitted by Tencor to KLA.

3. CONDITIONS TO CLOSING

     The obligation of KLA to issue Option Shares to Tencor hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable or if Tencor shall have delivered to KLA a Conditional Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, prior to consummation of a tender or exchange offer for shares of KLA capital stock; provided that neither KLA nor Tencor nor any subsidiary or affiliate thereof will be

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

required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

4. CLOSING

     At any Closing, (a) KLA shall deliver to Tencor a single certificate in definitive form representing the number of KLA Shares designated by Tencor in its Exercise Notice, such certificate to be registered in the name of Tencor and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by Tencor to KLA of the aggregate purchase price for the KLA Shares so designated and being purchased by delivery of (i) a certified check or bank check and/or, at Tencor's election, (ii) a single certificate in definitive form representing the number of Tencor Shares being issued by Tencor in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of KLA and to bear the legend set forth in Section 10 hereof.

5. REPRESENTATIONS AND WARRANTIES OF KLA

     KLA represents and warrants to Tencor that (a) KLA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by KLA and consummation by KLA of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of KLA and no other corporate proceedings on the part of KLA are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by KLA and constitutes a legal, valid and binding obligation of KLA and, assuming this Agreement constitutes a legal, valid and binding obligation of Tencor, is enforceable against KLA in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, KLA has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued KLA Shares for Tencor to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional KLA Shares or other securities which may be issuable pursuant to
Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the KLA Shares and any other securities to Tencor upon exercise of the Option, Tencor will acquire such KLA Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Tencor; (f) the execution and delivery of this Agreement by KLA do not, and the performance of this Agreement by KLA will not,
(i) violate the Certificate of Incorporation or By-Laws of KLA, (ii) conflict with or violate any order applicable to KLA or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of KLA or any of its subsidiaries pursuant to, any contract or agreement to which KLA or any of its subsidiaries is a party or by which KLA or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and
(iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on KLA; (g) the execution and delivery of this Agreement by KLA does not, and the performance of this Agreement by KLA will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Tencor Shares acquired pursuant to this Agreement will not be acquired by KLA with a view to the public distribution thereof and KLA will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

6. REPRESENTATIONS AND WARRANTIES OF TENCOR

     Tencor represents and warrants to KLA that (a) Tencor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Tencor and the consummation by Tencor of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Tencor and no other corporate proceedings on the part of Tencor are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Tencor and constitutes a legal, valid and binding obligation of Tencor and, assuming this Agreement constitutes a legal, valid and binding obligation of KLA, is enforceable against Tencor in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity;
(d) except for any filings required under the HSR Act, Tencor has taken (or will in a timely manner take) all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option and will take all necessary corporate or other action to authorize and reserve for issuance all additional Tencor Shares or other securities which may be issuable pursuant to Section 9(b) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of Tencor Shares to KLA in consideration of any acquisition of KLA Shares pursuant hereto, KLA will acquire such Tencor Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by KLA; (f) the execution and delivery of this Agreement by Tencor do not, and the performance of this Agreement by Tencor will not, (i) violate the Articles of Incorporation or ByLaws of Tencor, (ii) conflict with or violate any order applicable to Tencor or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Tencor or any of its subsidiaries pursuant to, any contract or agreement to which Tencor or any of its subsidiaries is a party or by which Tencor or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Tencor; (g) the execution and delivery of this Agreement by Tencor does not, and the performance of this Agreement by Tencor will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any KLA Shares acquired upon exercise of the Option will not be acquired by Tencor with a view to the public distribution thereof and Tencor will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

7. CERTAIN RIGHTS

     (a) TENCOR PUT. At the request of and upon notice by Tencor (the "PUT NOTICE"), at any time during the period during which the Option is exercisable pursuant to Section 2 (the "PURCHASE PERIOD") or in accordance with subparagraph
(iv) below, KLA (or any successor entity thereof) shall purchase from Tencor the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by Tencor pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below):

          (i) The difference between the "MARKET/TENDER OFFER PRICE" for KLA Shares as of the date Tencor gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and not terminated or withdrawn as of such date and (B) the highest closing sale price of KLA Shares on the Nasdaq National Market during the twenty (20) trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of KLA Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the

     Exercise Price. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of
     (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of KLA.

          (ii) The Exercise Price paid by Tencor for KLA Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of KLA Shares so purchased. If Tencor issued Tencor Shares in connection with any exercise of the Option, the Exercise Price in connection with such exercise shall be calculated as set forth in the last sentence of Section 4 as if Tencor had exercised its right to pay cash instead of issuing Tencor Shares.

          (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this Section 7 KLA shall not be required to pay Tencor in excess of an aggregate of (x) $60,000,000 plus (y) the Exercise Price paid by Tencor for KLA Shares acquired pursuant to the Option minus (z) any amounts paid to Tencor by KLA pursuant to Section 7.3(c) of the Merger Agreement.

          (iv) Notwithstanding the foregoing, upon the commencement of a tender or exchange offer for 25% or more of any class of KLA's capital stock (and/or during any time which such a tender or exchange offer remains open), Tencor may deliver to KLA a Put Notice (a "CONDITIONAL PUT NOTICE") specifying that it wishes to exercise and close immediately prior to the consummation of such tender or exchange offer, a sale to KLA pursuant to this Section 7(a) of the Option, to the extent not previously exercised, and the Option Shares, if any, acquired by Tencor pursuant thereto. Unless the Conditional Put Notice is withdrawn by Tencor, the Closing of any such sale specified in a Conditional Put Notice shall take place immediately prior to the consummation of such tender or exchange offer. In the event that such tender or exchange offer is not consummated prior to termination of the Option, such Conditional Put Notice shall be void and of no further force and effect.

     (b) REDELIVERY OF TENCOR SHARES. If Tencor has acquired KLA Shares pursuant to exercise of the Option by the issuance and delivery of Tencor Shares, then KLA shall, if so requested by Tencor, in fulfillment of its obligation pursuant to the first clause of Section 7(a)(ii) with respect to the Exercise Price paid in the form of Tencor Shares only, redeliver the certificate(s) for such Tencor Shares to Tencor, free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Tencor.

     (c) PAYMENT AND REDELIVERY OF OPTION OR SHARES. In the event Tencor exercises its rights under Sections 7(a) or (b), KLA shall, within ten business days after Tencor delivers notice pursuant to Section 7(a), pay the required amount to Tencor in immediately available funds (and Tencor Shares, if applicable) and Tencor shall surrender to KLA the Option and the certificates evidencing the KLA Shares purchased by Tencor pursuant thereto, and Tencor shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by KLA.

     (d) KLA CALL. If Tencor has acquired Option Shares pursuant to exercise of the Option (the date of any Closing relating to any such exercise herein referred to as an "EXERCISE DATE") and no Acquisition Proposal with respect to KLA has been consummated at any time after the date of this Agreement and prior to the date one year following such Exercise Date (nor has KLA entered into a definitive agreement or letter of intent with respect to such an Acquisition Proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date eighteen months following such Exercise Date, KLA may require Tencor, upon delivery to Tencor of written notice, to sell to KLA any KLA Shares held by Tencor as of the day that is ten business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by Tencor pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "KLA CALL PRICE") shall be equal to the Exercise Price less any dividends paid on the KLA Shares to be purchased by KLA pursuant to this Section 7(d). The closing of any sale of KLA Shares pursuant to this Section 7(d) shall take place at the principal offices of KLA at a time and on a date designated by KLA in the aforementioned notice to Tencor, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The KLA Call Price shall be paid in immediately available funds, provided that, in the event Tencor has acquired Option Shares pursuant to exercise of the Option by issuance and delivery of Tencor Shares, at the option of KLA, the KLA Call Price for part or all of any purchase of KLA Shares pursuant to this Section 7(d), up to a number of such shares equal to the number of Option Shares acquired by Tencor by issuance and delivery of Tencor Shares, shall be paid by delivery of a number of Tencor Shares equal to the KLA Call Price divided by the closing sale price of Tencor Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Exercise Date on which the Option Shares to be purchased by KLA pursuant to this Section 7(d) were originally issued to Tencor.

     (e) RESTRICTIONS ON TRANSFER. Until the expiration of the Purchase Period, KLA shall not sell, transfer or otherwise dispose of any Tencor Shares acquired by it pursuant to this Agreement.

8. REGISTRATION RIGHTS

     (a) Following the termination of the Merger Agreement, each party hereto (a "HOLDER") may by written notice (a "REGISTRATION NOTICE") to the other party (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the shares acquired by such Holder pursuant to this Agreement (the "REGISTRABLE SECURITIES") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "PERMITTED OFFERING"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that (i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "OPTION PRICE" equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

     (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 8(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be

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

required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time;
(B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 8 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

     (c) The registration rights set forth in this Section 8 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

     (d) A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

     (e) Indemnification

          (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of
     Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

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

          (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein, provided that in no event shall any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder..

          (iii) Each party entitled to indemnification under this Section 8(e) (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION; RIGHTS PLANS

     (a) In the event of any change in the KLA Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Tencor shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Tencor would have received in respect of the KLA Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), Tencor shall not adopt a shareholders rights plan (a so-called "poison pill"), and KLA shall not amend the KLA Rights Plan or adopt a new shareholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares). It is understood, however, that following termination (if any) of the Merger Agreement, a party may adopt (or in the case of KLA, adopt and/or amend) a shareholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party in addition to those that may be beneficially owned by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares).

10. RESTRICTIVE LEGENDS

     Each certificate representing Option Shares issued to Tencor hereunder, and each certificate representing Tencor Shares delivered to KLA at a Closing, shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF JANUARY 14, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

11. LISTING AND HSR FILING

     KLA, upon the request of Tencor, shall promptly file an application to list the KLA Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Tencor, upon the request of KLA, shall promptly file an application to list the Tencor Shares issued and delivered to KLA pursuant to Section 4 for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the KLA Shares subject to the Option at the earliest possible date.

12. BINDING EFFECT

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of
Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

13. SPECIFIC PERFORMANCE

     The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

14. ENTIRE AGREEMENT

     This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

15. FURTHER ASSURANCES

     Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

16. VALIDITY

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

17. NOTICES

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (1) if to Tencor, to:

           Tencor Instruments
           One Technology Drive
           Milpitas, California 95035
           Attention: President
           Telephone No.: (408) 970-9500
           Telecopy No.: (408) 988-6420

           with a copy to:

           Heller, Ehrman, White & McAuliffe
           525 University Avenue
           Palo Alto, CA 94301
           Attention: Sarah A. O'Dowd, Esq.
           Telephone No.: 415-324-7045
           Telecopy No.: 415-324-0638

        (2) if to KLA, to:

            KLA Instruments Corporation
           160 Rio Robles
           P.O. Box 49055
           San Jose, California 95161-9055
           Attention: Chief Executive Officer
           Telephone No.: (408) 434-4200
           Telecopy No.: (408) 468-4266

           with a copy to:

           KLA Instruments Corporation
           160 Rio Robles
           P.O. Box 49055
           San Jose, California 95161-9055
           Attention: General Counsel
           Telephone No.: (408) 434-4200
           Telecopy No.: (408) 468-4266

           with another copy to:

           Wilson, Sonsini, Goodrich & Rosati, P.C.
           650 Page Mill Road
           Palo Alto, California 94304-1050
           Attention: Larry W. Sonsini, Esq.
           Telephone No.: (415) 493-9300
           Telecopy No.: (415) 493-6811

18. GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State.

19. COUNTERPARTS

     This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

20. EXPENSES

     Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

21. AMENDMENTS; WAIVER

     This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

22. ASSIGNMENT

     Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          TENCOR INSTRUMENTS

                                          By: /s/ JON D. TOMPKINS

                                            ------------------------------------
                                            Name: Jon D. Tompkins
                                            Title: President and Chief Executive
                                              Officer

                                          KLA INSTRUMENTS CORPORATION

                                          By: /s/ KENNETH LEVY

                                            ------------------------------------
                                            Name: Kenneth Levy
                                            Title: Chief Executive Officer

                          ***STOCK OPTION AGREEMENT***
                             (KLA option to TENCOR)

                          [OPTION FROM TENCOR TO KLA]

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT dated as of January 14, 1997 (the "AGREEMENT") is entered into by and between Tencor Instruments, a California corporation ("TENCOR"), and KLA Instruments Corporation, a Delaware corporation ("KLA").

                                    RECITALS

     WHEREAS, concurrently with the execution and delivery of this Agreement, Tencor, KLA and Tiger Acquisition Corp., a California corporation and a wholly owned subsidiary of KLA ("SUB"), are entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT"), which provides that, among other things, upon the terms and subject to the conditions thereof, Tencor and KLA will to enter into a business combination transaction to pursue their long-term business strategies (the "MERGER"); and

     WHEREAS, as a condition to KLA's willingness to enter into the Merger Agreement, KLA has requested that Tencor agree, and Tencor has so agreed, to grant to KLA an option to acquire shares of Tencor's Common Stock, no par value, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. GRANT OF OPTION

     Tencor hereby grants to KLA an irrevocable option (the "OPTION") to acquire up to a number of shares of the Common Stock, no par value, of Tencor ("TENCOR SHARES") equal to 19.9% of the issued and outstanding shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "OPTION SHARES") (provided that the Option Shares shall not upon timely issuance constitute more than 19.9% of the then issued and outstanding Tencor Shares), in the manner set forth below (i) by paying cash at a price of $40.00 per share (the "EXERCISE PRICE") and/or, at KLA's election,
(ii) by exchanging therefor shares of the Common Stock, par value $0.001 per share, of KLA ("KLA SHARES") at a rate (the "EXERCISE RATIO"), for each Option Share, of a number of KLA Shares equal to the Exercise Price divided by the closing sale price of KLA Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Closing (as defined below) of the particular Option exercise. All references in this Agreement to KLA Shares hereunder shall be deemed to include the associated KLA Rights. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2. EXERCISE OF OPTION; MAXIMUM PROCEEDS

     (a) The Option may be exercised by KLA, in whole or in part, at any time or from time to time, (i) immediately prior to the consummation of a tender or exchange offer for 25% or more of any class of Tencor's capital stock, (ii) upon the occurrence of all of the events specified in Section 7.3(b)(ii) of the Merger Agreement, (iii) if and when the Board of Directors of Tencor shall have withheld, withdrawn or modified in a manner adverse to KLA its recommendation in favor of approving the issuance of the shares of Tencor Common Stock by virtue of the Merger after receipt of and in connection with an Acquisition Proposal with respect to Tencor or (iv) if and when the Board of Directors of Tencor recommends a Tencor Superior Proposal to the shareholders of Tencor (any of the events specified in clauses (i), (ii), (iii)or (iv) of this sentence being referred to herein as an "EXERCISE EVENT"). In the event KLA wishes to exercise the Option, KLA shall deliver to Tencor a written notice (each an "EXERCISE NOTICE") specifying the total number of Option Shares it wishes to acquire and the form of consideration to be paid. Each closing of a purchase of Option Shares (a "CLOSING") shall occur on a date and at a time prior to the termination of the Option designated by KLA in an Exercise Notice delivered at least two business days prior to the date of such Closing, which Closing shall be held at the principal offices of Tencor.

     (b) Notwithstanding the foregoing, upon the commencement of a tender or exchange offer for 25% or more of any class of Tencor's capital stock (and/or during any time which such a tender or exchange offer remains open), KLA may deliver to Tencor an Exercise Notice (a "CONDITIONAL EXERCISE NOTICE") specifying that it wishes to exercise and close a purchase of Option Shares immediately prior to the consummation of such tender or exchange offer. Unless the Conditional Exercise Notice is withdrawn by KLA, the Closing of a purchase of Option Shares specified in a Conditional Exercise Notice shall take place immediately prior to the consummation of such tender or exchange offer. In the event that such tender or exchange offer is not consummated prior to termination of the Option, such Conditional Exercise Notice shall be void and of no further force and effect.

     (c) The Option shall terminate upon the earliest of (i) the Effective Time,
(ii) 180 days following the termination of the Merger Agreement pursuant to
Article VII thereof if an Exercise Event shall have occurred on or prior to the date of such termination, (iii) 12 months following the date on which the Merger Agreement is terminated pursuant to Article VII thereof if (x) there shall have been a Tencor Negative Vote and (y) prior to such Tencor Negative Vote there shall have occurred an Acquisition Proposal with respect to Tencor which shall have been publicly disclosed and not withdrawn, (iv) 12 months following the date on which the Merger Agreement is terminated pursuant to Article VII thereof if prior thereto there shall have commenced a tender or exchange offer for 25% or more of any class of Tencor's capital stock and (v) the date on which the Merger Agreement is terminated if neither an Exercise Event , nor both of the events specified in subclauses (x) and (y) of clause (iii), nor the commencement of a tender or exchange offer for 25% or more of any class of Tencor's capital stock shall have occurred on or prior to such date of termination; provided, however, that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. Notwithstanding the foregoing, the Option may not be exercised if (i) KLA shall have breached in any material respect any of its covenants or agreements contained in the Merger Agreement or (ii) the representations and warranties of KLA contained in the Merger Agreement shall not have been true and correct in all material respects on and as of the date when made.

     (d) If KLA receives in the aggregate pursuant to Section 7.3(b) of the Merger Agreement together with proceeds in connection with any sales or other dispositions of Option Shares and any dividends received by KLA declared on Option Shares, more than the sum of (x) $40,000,000 plus (y) the Exercise Price multiplied by the number of Tencor Shares purchased by KLA pursuant to the Option, then all proceeds to KLA in excess of such sum shall be remitted by KLA to Tencor.

3. CONDITIONS TO CLOSING

     The obligation of Tencor to issue Option Shares to KLA hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable or if KLA shall have delivered to Tencor a Conditional Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, prior to consummation of a tender or exchange offer for shares of Tencor capital stock; provided that neither Tencor nor KLA nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

4. CLOSING

     At any Closing, (a) Tencor shall deliver to KLA a single certificate in definitive form representing the number of Tencor Shares designated by KLA in its Exercise Notice, such certificate to be registered in the name of KLA and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by KLA to Tencor of the aggregate purchase price for the Tencor Shares so designated and being purchased by delivery of (i) a certified check or bank check and/or, at KLA's election, (ii) a single certificate in definitive form representing the number of KLA Shares being issued by KLA in consideration therefor (based on the Exercise Ratio), such certificate to be registered in the name of Tencor and to bear the legend set forth in Section 10 hereof.

5. REPRESENTATIONS AND WARRANTIES OF TENCOR

     Tencor represents and warrants to KLA that (a) Tencor is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Tencor and consummation by Tencor of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Tencor and no other corporate proceedings on the part of Tencor are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Tencor and constitutes a legal, valid and binding obligation of Tencor and, assuming this Agreement constitutes a legal, valid and binding obligation of KLA, is enforceable against Tencor in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity;
(d) except for any filings required under the HSR Act, Tencor has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Tencor Shares for KLA to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Tencor Shares or other securities which may be issuable pursuant to Section 9(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Tencor Shares and any other securities to KLA upon exercise of the Option, KLA will acquire such Tencor Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by KLA; (f) the execution and delivery of this Agreement by Tencor do not, and the performance of this Agreement by Tencor will not, (i) violate the Articles of Incorporation or By-Laws of Tencor, (ii) conflict with or violate any order applicable to Tencor or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Tencor or any of its subsidiaries pursuant to, any contract or agreement to which Tencor or any of its subsidiaries is a party or by which Tencor or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Tencor; (g) the execution and delivery of this Agreement by Tencor does not, and the performance of this Agreement by Tencor will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any KLA Shares acquired pursuant to this Agreement will not be acquired by Tencor with a view to the public distribution thereof and Tencor will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

6. REPRESENTATIONS AND WARRANTIES OF KLA

     KLA represents and warrants to Tencor that (a) KLA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by KLA and the consummation by KLA of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of KLA and no other corporate proceedings on the part of KLA are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by KLA and constitutes a legal, valid and binding obligation of KLA and, assuming this Agreement constitutes a legal, valid and binding obligation of Tencor, is enforceable against KLA in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity; (d) except for any filings required under the HSR Act, KLA has taken (or will in a timely manner take) all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option and will take all necessary corporate or other action to authorize and reserve for issuance all additional KLA Shares or other securities which may be issuable pursuant to Section 9(b) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of KLA Shares to Tencor in consideration of any acquisition of Tencor Shares pursuant hereto, Tencor will acquire such KLA Shares free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Tencor; (f) the execution and delivery of this Agreement by KLA do not, and the performance of this Agreement by KLA will not, (i) violate the Certificate of Incorporation or By-Laws of KLA, (ii) conflict with or violate any order applicable to KLA or any of its subsidiaries or by which they or any of their property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of KLA or any of its subsidiaries pursuant to, any contract or agreement to which KLA or any of its subsidiaries is a party or by which KLA or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on KLA; (g) the execution and delivery of this Agreement by KLA does not, and the performance of this Agreement by KLA will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except pursuant to the HSR Act; and (h) any Tencor Shares acquired upon exercise of the Option will not be acquired by KLA with a view to the public distribution thereof and KLA will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

7. CERTAIN RIGHTS

     (a) KLA PUT. At the request of and upon notice by KLA (the "PUT NOTICE"), at any time during the period during which the Option is exercisable pursuant to
Section 2 (the "PURCHASE PERIOD") or in accordance with subparagraph (iv) below, Tencor (or any successor entity thereof) shall purchase from KLA the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by KLA pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below):

          (i) The difference between the "MARKET/TENDER OFFER PRICE" for Tencor Shares as of the date KLA gives notice of its intent to exercise its rights under this Section 7(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date and not terminated or withdrawn as of such date and (B) the highest closing sale price of Tencor Shares on the Nasdaq National Market during the twenty (20) trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Tencor Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any

     Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of Tencor.

          (ii) The Exercise Price paid by KLA for Tencor Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Tencor Shares so purchased. If KLA issued KLA Shares in connection with any exercise of the Option, the Exercise Price in connection with such exercise shall be calculated as set forth in the last sentence of Section 4 as if KLA had exercised its right to pay cash instead of issuing KLA Shares.

          (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this Section 7 Tencor shall not be required to pay KLA in excess of an aggregate of (x) $40,000,000 plus (y) the Exercise Price paid by KLA for Tencor Shares acquired pursuant to the Option minus (z) any amounts paid to KLA by Tencor pursuant to Section 7.3(b) of the Merger Agreement.

          (iv) Notwithstanding the foregoing, upon the commencement of a tender or exchange offer for 25% or more of any class of Tencor's capital stock (and/or during any time which such a tender or exchange offer remains open), KLA may deliver to Tencor a Put Notice (a "CONDITIONAL PUT NOTICE") specifying that it wishes to exercise and close immediately prior to the consummation of such tender or exchange offer, a sale to Tencor pursuant to this Section 7(a) of the Option, to the extent not previously exercised, and the Option Shares, if any, acquired by KLA pursuant thereto,. Unless the Conditional Put Notice is withdrawn by KLA, the Closing of any such sale specified in a Conditional Put Notice shall take place immediately prior to the consummation of such tender or exchange offer. In the event that such tender or exchange offer is not consummated prior to termination of the Option, such Conditional Put Notice shall be void and of no further force and effect.

     (b) REDELIVERY OF KLA SHARES. If KLA has acquired Tencor Shares pursuant to exercise of the Option by the issuance and delivery of KLA Shares, then Tencor shall, if so requested by KLA, in fulfillment of its obligation pursuant to the first clause of Section 7(a)(ii) with respect to the Exercise Price paid in the form of KLA Shares only, redeliver the certificate(s) for such KLA Shares to KLA, free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by KLA.

     (c) PAYMENT AND REDELIVERY OF OPTION OR SHARES. In the event KLA exercises its rights under Sections 7(a) or (b), Tencor shall, within ten business days after KLA delivers notice pursuant to Section 7(a), pay the required amount to KLA in immediately available funds (and KLA Shares, if applicable) and KLA shall surrender to Tencor the Option and the certificates evidencing the Tencor Shares purchased by KLA pursuant thereto, and KLA shall represent and warrant that such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed by Tencor.

     (d) TENCOR CALL. If KLA has acquired Option Shares pursuant to exercise of the Option (the date of any Closing relating to any such exercise herein referred to as an "EXERCISE DATE") and no Acquisition Proposal with respect to Tencor has been consummated at any time after the date of this Agreement and prior to the date one year following such Exercise Date (nor has Tencor entered into a definitive agreement or letter of intent with respect to such an Acquisition Proposal which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date one year following such Exercise Date and prior to the date eighteen months following such Exercise Date, Tencor may require KLA, upon delivery to KLA of written notice, to sell to Tencor any Tencor Shares held by KLA as of the day that is ten business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by KLA pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "TENCOR CALL PRICE") shall be equal to the Exercise Price less any dividends paid on the Tencor Shares to be purchased by Tencor pursuant to this
Section 7(d). The closing of any sale of Tencor Shares pursuant to this Section 7(d) shall take place at the principal offices of Tencor at a time and on a date designated by Tencor in the aforementioned notice to KLA, which date shall be no more than 20 and no less than 12 business days from the date of such notice. The Tencor Call Price shall be paid in immediately available funds, provided that, in the event KLA has acquired Option Shares pursuant to exercise of the Option by issuance and delivery of KLA Shares, at the option of Tencor, the Tencor Call Price for part or all of any purchase of Tencor Shares pursuant to this Section 7(d), up to a number of such shares equal to the number of Option Shares acquired by KLA by issuance and delivery of KLA Shares, shall be paid by delivery of a number of KLA Shares equal to the Tencor Call Price divided by the closing sale price of KLA Shares on the Nasdaq National Market for the trading day immediately preceding the date of the Exercise Date on which the Option Shares to be purchased by Tencor pursuant to this Section 7(d) were originally issued to KLA.

     (e) RESTRICTIONS ON TRANSFER. Until the expiration of the Purchase Period, Tencor shall not sell, transfer or otherwise dispose of any KLA Shares acquired by it pursuant to this Agreement.

8. REGISTRATION RIGHTS

     (a) Following the termination of the Merger Agreement, each party hereto (a "HOLDER") may by written notice (a "REGISTRATION NOTICE") to the other party (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the shares acquired by such Holder pursuant to this Agreement (the "REGISTRABLE SECURITIES") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "PERMITTED OFFERING"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that (i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "OPTION PRICE" equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principle executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

     (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 8(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a

Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 8 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

     (c) The registration rights set forth in this Section 8 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

     (d) A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

     (e) Indemnification

          (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of
     Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

          (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein, provided that in no event shall any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

          (iii) Each party entitled to indemnification under this Section 8(e) (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION; RIGHTS PLANS

     (a) In the event of any change in the Tencor Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, the Exercise Ratio and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that KLA shall receive, upon exercise of the Option, the number and class of shares or other securities or property that KLA would have received in respect of the Tencor Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), Tencor shall not adopt a shareholders rights plan (a so-called "poison pill"), and KLA shall not amend the KLA Rights Plan or adopt a new shareholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares). It is understood, however, that following termination (if any) of the Merger Agreement, a party may adopt (or in the case of KLA, adopt and/or amend) a shareholders rights plan, that contains provisions for the distribution of rights thereunder as a result of the other party being the beneficial owner of shares of the first party in addition to those that may be beneficially owned by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares).

10. RESTRICTIVE LEGENDS

     Each certificate representing Option Shares issued to KLA hereunder, and each certificate representing KLA Shares delivered to Tencor at a Closing, shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF JANUARY 14, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

11. LISTING AND HSR FILING

     Tencor, upon the request of KLA, shall promptly file an application to list the Tencor Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. KLA, upon the request of Tencor, shall promptly file an application to list the KLA Shares issued and delivered to Tencor pursuant to Section 4 for quotation on the Nasdaq National Market and shall use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Tencor Shares subject to the Option at the earliest possible date.

12. BINDING EFFECT

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of
Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

13. SPECIFIC PERFORMANCE

     The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

14. ENTIRE AGREEMENT

     This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

15. FURTHER ASSURANCES

     Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

16. VALIDITY

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

17. NOTICES

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (1) if to Tencor, to:

           Tencor Instruments
           One Technology Drive
           Milpitas, California 95035
           Attention: President
           Telephone No.: (408) 970-9500
           Telecopy No.: (408) 988-6420

           with a copy to:

           Heller, Ehrman, White & McAuliffe
           525 University Avenue
           Palo Alto, CA 94301
           Attention: Sarah A. O'Dowd, Esq.
           Telephone No.: (415) 324-7045
           Telecopy No.: (415) 0638

        (2) if to KLA, to:

           KLA Instruments Corporation
           160 Rio Robles
           P.O. Box 49055
           San Jose, California 95161-9055
           Attention: Chief Executive Officer
           Telephone No.: (408) 434-4200
           Telecopy No.: (408) 468-4266
            with a copy to:

            KLA Instruments Corporation
           160 Rio Robles
           P.O. Box 49055
           San Jose, California 95161-9055
           Attention: General Counsel
           Telephone No.: (408) 434-4200
           Telecopy No.: (408) 468-4266

           with another copy to:

           Wilson, Sonsini, Goodrich & Rosati, P.C.
           650 Page Mill Road
           Palo Alto, California 94304-1050
           Attention: Larry W. Sonsini, Esq.
           Telephone No.: (415) 493-9300
           Telecopy No.: (415) 493-6811

18. GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State.

19. COUNTERPARTS

     This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

20. EXPENSES

     Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

21. AMENDMENTS; WAIVER

     This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

22. ASSIGNMENT

     Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

                    [Remainder of Page Intentionally Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          TENCOR INSTRUMENTS

                                          By: /s/ JON D. TOMPKINS
                                            ------------------------------------
                                          Name: Jon D. Tompkins
                                          Title: President and Chief Executive
                                          Officer

                                          KLA INSTRUMENTS CORPORATION

                                          By: /s/ KENNETH LEVY
                                            ------------------------------------
                                          Name: Kenneth Levy
                                          Title: Chief Executive Officer

                          ***STOCK OPTION AGREEMENT***
                             (TENCOR option to KLA)

                                                                         ANNEX C

                         CHAPTER 13. DISSENTERS' RIGHTS

     1300 RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DENIED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301,1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     1301 DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     1302 ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     1303 AGREED PRICE -- TIME OF PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     1304 DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     1305 APPRAISERS' REPORT -- PAYMENT -- COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     1306 DISSENTING SHAREHOLDERS' STATUS AS CREDITOR.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     1307 DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     1308 CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     1309 TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     1310 SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     1311 EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     1312 ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                         ANNEX D
                                                LOGO
                                                 Deutsche Morgan Grenfell Inc.

                                                 Technology Group
                                                 1550 El Camino Real, Suite 100
                                                 Menlo Park, California 94025
                                                 Telephone: (415) 614-5000
                                                 Fax: (415) 614-5030

                                                 January 14, 1997

Board of Directors
KLA Instruments Corporation
160 Rio Robles
San Jose, CA 95161

Members of the Board:

     We understand that KLA Instruments Corporation ("KLA"), Tencor Instruments Inc. ("Tencor"), and Tiger Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of KLA, have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Tencor. Pursuant to the Merger, Tencor will become a wholly-owned subsidiary of KLA and each issued and outstanding share of common stock, no par value, of Tencor (the "Tencor Common Stock"), other than shares held in treasury or held by KLA or any subsidiary or affiliate of KLA or Tencor or as to which dissenters' rights have been perfected, shall be converted into the right to receive 1.0 (the "Exchange Ratio") share of common stock, par value $0.001 per share, of KLA (the "KLA Common Stock"). In connection with the Merger, KLA and Tencor have also entered into (i) a stock option agreement pursuant to which Tencor has granted KLA an option to acquire a number of shares of Tencor Common Stock (the "Tencor Option Agreement") representing approximately 19.9% of the total shares of Tencor Common Stock outstanding and (ii) a stock option agreement pursuant to which KLA has granted Tencor an option to acquire a number of shares of KLA Common Stock (the "KLA Option Agreement") representing approximately 19.9% of the total shares of KLA Common Stock outstanding. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to KLA.

     For purposes of the opinion set forth herein, we have:

          i. analyzed certain publicly available financial statements and other information of KLA and Tencor, respectively;

          ii. analyzed certain internal financial statements and other financial and operating data concerning Tencor prepared by the management of Tencor;

          iii. discussed the past and current operations and financial condition and the prospects of Tencor with senior executives of Tencor and KLA;

          iv. analyzed certain internal financial statements and other financial and operating data concerning KLA prepared by the management of KLA;

KLA Instruments Corporation                                                 LOGO
January 14, 1997
Page 2

            v.  discussed the past and current operations and financial condition and the prospects of KLA with senior executives of KLA;
           vi.  analyzed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of KLA;
          vii.  reviewed the reported prices and trading activity for the Tencor Common
                Stock;
         viii.  compared the financial performance of Tencor and the prices and trading activity of the Tencor Common Stock with that of certain other publicly-traded companies which we deemed to be relevant and their securities;
           ix.  reviewed the reported prices and trading activity for the KLA Common Stock;
            x.  compared the financial performance of KLA and the prices and trading activity of the KLA Common Stock with that of certain other publicly-traded companies which we deemed to be relevant and their securities;
           xi.  reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions which we deemed to be relevant;
          xii.  reviewed and discussed with the senior management of KLA (i) the strategic rationale for the Merger and their assessment of the synergies and other benefits expected to be derived from the Merger and (ii) certain alternatives to the Merger;
         xiii.  participated in discussions and negotiations among representatives of Tencor and KLA and their financial and legal advisors;
          xiv.  reviewed the Merger Agreement, the Tencor Option Agreement and the KLA Option
                Agreement; and
           xv.  performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not been provided with, and therefore have not reviewed, any internal financial projections or forecasts relating to future operations or prospects of KLA or Tencor, and therefore, upon the advice of KLA and Tencor, we have assumed that the publicly available estimates of research analysts are a reasonable basis upon which to evaluate and analyze the future financial performance of KLA and Tencor. With respect to the information furnished by KLA and Tencor, and with respect to the information discussed with the managements of KLA and Tencor regarding their views of future operations, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of KLA's or Tencor's management as to the competitive, operating and regulatory environments and related financial performance of KLA and Tencor, as the case may be, for the relevant periods. For purposes of this opinion, we have also relied upon, without independent verification, the assessment by KLA's management of KLA Instruments Corporation the cost savings and other synergies as well as the strategic and other benefits expected to be derived from the Merger. We have not made any independent valuation or appraisal of the assets, liabilities or technology of KLA or Tencor, respectively, nor have we been

KLA Instruments Corporation                                                 LOGO
January 14, 1997
Page 3

furnished with any such appraisals. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of KLA in connection with this transaction and will receive a fee for our services. In addition, in the ordinary course of our business, we may actively trade the securities and loans of KLA and Tencor for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities and loans.

     It is understood that this letter is for the information of the Board of Directors of KLA and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by KLA with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement. This opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to KLA.

                                          Very truly yours,

                                          DEUTSCHE MORGAN GRENFELL INC.

                                          By: /s/ GEORGE F. BOUTROS
                                            ------------------------------------
                                            George F. Boutros
                                            Managing Director

                                          By: /s/ JOHN C. HODGE
                                            ------------------------------------
                                            John C. Hodge
                                            Director

                                                                         ANNEX E

                                          Corporate Institutional
                                          Client Group

                                          101 California Street, Suite 1200
                                          San Francisco, California 94111
                                          415-676-3200
                                          Fax 415-676-3299

[LOGO] MERRILL LYNCH
                                January 14, 1997

Board of Directors
KLA Instruments Corporation
160 Rio Robles
P.O. Box 49055
San Jose, CA 95161

Attention: Chairman and Chief Executive Officer

Gentlemen:

     KLA Instruments Corporation (the"Company"), Tiger Acquisition Corp., a wholly owned subsidiary of the Company (the "Merger Sub"), and Tencor Instruments (the "Subject Company") propose to enter into an agreement and plan of reorganization (the "Agreement") pursuant to which Merger Sub will be merged with and into the Subject Company in a transaction (the "Merger") in which each share of the Subject Company's common stock, no par value (the "Shares"), will be converted into the right to receive 1.0 share (the "Exchange Ratio") of the common stock, par value $0.001 per share, of the Company (the "Company Shares"). In connection with the Merger, the Company and the Subject Company also propose to enter into (i) a stock option agreement (the "Tencor Option Agreement") pursuant to which the Subject Company will grant the Company an option to acquire a number of Shares representing approximately 19.9% of the total Shares outstanding and (ii) a stock option agreement (the "KLA Option Agreement") pursuant to which the Company will grant the Subject Company an option to acquire a number of Company Shares representing approximately 19.9% of the total Company Shares outstanding.

     You have asked us whether, in our opinion, as of the date hereof, the Exchange Ratio is fair to the Company from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

      (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended June 30, 1996 and the Company's Form 10-Q and the related unaudited financial information for the quarterly period ending September 30, 1996;

      (2) Reviewed the Subject Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31,1995 and the Subject Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1996, June 30, 1996 and September 30, 1996;

      (3) Reviewed certain information relating to prior periods concerning the business, earnings and assets of the Company and the Subject Company furnished to us by the Company and the Subject Company;

      (4) Conducted due diligence discussions with members of senior management of the Company and the Subject Company and discussed with members of senior management of the Company and the Subject Company their views regarding future business, financial and operating benefits arising from the Merger;

[LOGO]                                                                         2

      (5) Reviewed the historical market prices and trading activity for the Company Shares and the Shares and compared them with that of certain publicly traded companies which we deemed to be relevant to the Company and the Subject Company, respectively;

      (6) Compared the results of operations of the Company and the Subject Company with that of certain companies which we deemed to be relevant to the Company and the Subject Company, respectively;

      (7) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

      (8) Considered the pro forma financial effect of the Merger on the Company's capitalization ratios and earnings, cash flow and book value per share;

      (9) Participated in certain discussions and negotiations among representatives of the Company and the Subject Company and their financial and legal advisors;

     (10) Reviewed the Agreement, the KLA Option Agreement and the Tencor Option Agreement (together, the "Transaction Agreements"); and

     (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Subject Company, and we have not assumed responsibility for independent verification of such information. We have not assumed responsibility for undertaking an independent valuation or appraisal of the assets of the Company or the Subject Company and no such valuation or appraisal has been provided to us. We have not been provided with, and therefore have not reviewed, any internal financial projections or forecasts relating to future operations or prospects of the Company and the Subject Company. With respect to the information furnished by the Company and the Subject Company, and with respect to information discussed with managements of the Company and the Subject Company regarding their views of future operations, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the Company's or the Subject Company's Merrill Lynch management as to the competitive, operating and regulatory environments and related financial performance of the Company or the Subject Company, as the case may be, for the relevant periods and as to the strategic rationale for the Merger. In addition, we have assumed that the Merger will qualify for pooling-of-interests accounting treatment in accordance with generally accepted accounting principles and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have assumed that the Merger will be consummated on the terms set forth in the Agreement without waiver or amendment of any of the terms or conditions thereof. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof. In rendering this opinion, we are not expressing any opinion as to the price at which the Company Shares will actually trade at any time. Our opinion does not address the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.

     Our opinion is rendered to, and it is understood that this letter is for the information of, the board of directors of the Company and, except for inclusion of this letter in its entirety in a prospectus/proxy statement of the Company relating to the issuance of the Company Shares in the Merger, may not be used or quoted without our prior written consent

     As you are aware, we have acted as financial advisor to the Company in connection with the Merger and will receive fees from the Company for our services, a significant portion of which is contingent upon the

[LOGO]                                                                         3

consummation of the Merger. In addition, in the ordinary course of our business, we may actively trade the securities and loans of the Company and the Subject Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities and loans.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE,
                                          FENNER & SMITH INCORPORATED

                                          By /s/ MARK SHAFIR
                                            ------------------------------------
                                             Managing Director
                                             Investment Banking Group

                                                                         ANNEX F

                                     [LOGO]

                                                                January 14, 1997

Board of Directors
Tencor Instruments
One Technology Drive
Milpitas, California 95035

Members of the Board:

     We understand that Tencor Instruments ("Tencor" or the "Company") is considering a merger with a wholly-owned subsidiary ("Merger Sub") of KLA Instruments Corporation ("KLA") (the "Proposed Transaction") pursuant to which all outstanding shares of Tencor common stock will be exchanged for KLA common stock at an exchange ratio of one KLA common share for each Tencor common share (the "Exchange Ratio"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Reorganization dated January 14, 1997 between Tencor, KLA and Merger Sub (the "Agreement").

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders of the Exchange Ratio to be offered to such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, including with respect to the corporate governance and management of the combined company following consummation of the Proposed Transaction, (2) publicly available information concerning the Company and KLA that we believe to be relevant to our analysis,
(3) financial and operating information with respect to the business, operations and prospects of the Company and KLA furnished to us by the Company and KLA, (4) a trading history of the Company's and KLA's common stock from March 9, 1993 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company and KLA with those of other companies that we deemed relevant, (6) the potential pro forma financial effects of the Proposed Transaction on Tencor and KLA and a comparison of the relative financial contributions of Tencor and KLA to the combined company following consummation of the Proposed Transaction, each based on publicly available estimates from third party research analysts of the future financial performance of Tencor and KLA, and (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with managements of the Company and KLA concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and KLA that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In arriving at our opinion, at the direction of the Company, we were not provided with and did not have any access to any financial forecasts or projects prepared by the managements of the Company or KLA as to the future financial performance of Tencor, KLA or the combined company, and therefore, upon advice of the Company and KLA, we have assumed that the publicly available estimates of research analysts are a reasonable basis upon which to evaluate and analyze the future financial performance of Tencor and KLA and that Tencor and KLA will perform substantially in accordance with such estimates. We also have not

                                LEHMAN BROTHERS
                 555 CALIFORNIA STREET SAN FRANCISCO, CA 94104 conducted a physical inspection of the properties and facilities of the Company or KLA and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or KLA.

     You have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. In arriving at our opinion, upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify (1) for pooling-of-interests accounting treatment and (2) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the shareholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the Company's shareholders in the Proposed Transaction is fair to such shareholders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company and KLA for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                          By: /s/     MICHAEL S. WISHART

                                          --------------------------------------
                                                      Michael S. Wishart
                                                      Managing Director